UNITED STATES
       SECURITIES AND EXCHANGE COMMISSION         ----------------------------
                                                 |          OMB APPROVAL      |
             Washington, D.C. 20549              | ---------------------------|
                                                 |                            |
                  SCHEDULE 14A                   | OMB Number:   3235-0059    |
    Proxy Statement Pursuant to Section 14(a)    | Expires:  August 31, 2004  |
     of the Securities Exchange Act of 1934      | Estimated average burden   |
                                                 | hours per response....14.73|
                 Amendment No. 1                  ---------------------------


Filed by the Registrant   [x]
Filed by a Party other than the Registrant   [  ]

Check the appropriate box:

[x]     Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss.240.14a-12

                                     Refac
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ]     No fee required.
[x]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)        Title of each class of securities to which
                    transaction applies: Common Stock, par value $0.10
                    per share
         ----------------------------------------------------------------------

         (2)        Aggregate number of securities to which
                    transaction applies:
                            3,730,811*
         ----------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                            $4.80 per share**
         ----------------------------------------------------------------------

         (4)        Proposed maximum aggregate value of transaction:
                    $17,907,892.80***
         ----------------------------------------------------------------------

         (5)        Total fee paid:
                           $1,647.53****
         ----------------------------------------------------------------------

* 3,798,011 shares of common stock issued and outstanding as of November 14, 2002 minus 311,200 shares owned by Palisade Concentrated Equity Partnership, L.P. plus 244,000 shares of common stock issuable upon the exercise of outstanding options.
** $3.60 per share cash consideration plus $1.20 (the book value of one-fifth of one share of surviving corporation stock.)
*** 3,730,811 shares (the aggregate number of shares to which this transaction applies) multiplied by $4.80 (the per unit price).
**** In accordance with the Exchange Act Rule 0-11, the filing fee is determined by multiplying the proposed maximum aggregate value of the transaction by 0.000092.

[ ]     Fee paid previously with preliminary materials:
[x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

                $1,642.39
        -----------------------------------------------------------------------

        (2) Form, Schedule or Registration Statement No.:

                PRE14A (preliminary proxy materials)
        -----------------------------------------------------------------------

        (3) Filing Party:

                REFAC
        -----------------------------------------------------------------------

        (4) Date Filed:

                November 27, 2002
        -----------------------------------------------------------------------

               As filed with the Commission on January 24, 2003

                                     REFAC
                       The Hudson River Pier - Suite 110
                                115 River Road
                          Edgewater, New Jersey 07020
                           Telephone: (201) 943-4400

                                                               January __, 2003

Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders of Refac to be held on Friday, February 28, 2003, at 10:00 a.m., New York City time, at the Board of Governors' Room of the American Stock Exchange, 86 Trinity Place, New York, New York. At the special meeting, we will ask you to consider and vote upon a proposal to adopt the merger agreement that we entered into on August 19, 2002 with Palisade Concentrated Equity Partnership, L.P., as amended.

         If the merger agreement is adopted and the transaction is completed, you will receive for each share of your Refac common stock:

         o    a cash payment of $3.60 for each share, and
         o    0.2 shares of common stock of the surviving corporation.

         As further described in the enclosed proxy statement, you will also receive the right to sell the shares of surviving corporation stock to Refac for a price which will depend upon Refac's liquid distributable assets as of March 31, 2003 and June 30, 2005. This right will be limited to stockholders who continuously hold their shares of surviving corporation stock received in the merger until June 30, 2005.

         Your Board of Directors has carefully considered the merger agreement and has determined that the terms of the merger agreement are fair to and in the best interests of Refac's stockholders. We unanimously recommend that you vote in favor of the adoption of the merger agreement.

         Your vote is very important. We cannot complete the merger unless the merger agreement is adopted by holders of a majority of Refac's outstanding shares. Whether or not you plan attend the special meeting, we urge you to complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the special meeting.

         This booklet provides you with the detailed information about the proposed transaction and related matters. We urge you to read these documents carefully, including the appendices. If you have any questions about the merger, please call Refac's proxy solicitors, MacKenzie Partners, Inc., toll-free at 1-800-322-2885.

         On behalf of your Board of Directors, I thank you for your support and appreciate your consideration of this matter.

                                                Very truly yours,

                                                /s/ Robert L. Tuchman
                                                ---------------------
                                                Robert L. Tuchman
                                                Chairman of the Board

This Proxy Statement is dated January __, 2003 and is being first mailed to Refac stockholders on or about January __, 2003.

                                     REFAC
                       The Hudson River Pier - Suite 110
                                115 River Road
                          Edgewater, New Jersey 07020
                           Telephone: (201) 943-4400


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


         Notice is hereby given that a special meeting of stockholders of Refac, a Delaware corporation, will be held at the Board of Governors' Room of the American Stock Exchange, 86 Trinity Place, New York, New York on Friday, February 28, 2003, at 10:00 a.m., New York City time, to:

         1. consider and vote on a proposal to adopt the merger agreement, dated August 19, 2002, as amended, by and among Refac, Palisade Concentrated Equity Partnership, L.P. and Palisade Merger Corp. under which, among other things, Palisade Merger Corp. will merge with and into Refac, as described in the accompanying proxy statement; and

         2. transact any other business that may properly come before the special meeting of stockholders or any adjournment(s) or postponement(s) thereof.

         Only holders of record of shares of Refac common stock at the close of business on January 10, 2003, will be entitled to vote at the special meeting of stockholders or any adjournment or postponement thereof.


                                          By Order of the Board of Directors,

                                          /s/ Robert L. Tuchman
                                          ---------------------
                                          Robert L. Tuchman
                                          Chairman of the Board

                                         Table of Contents

                                                                                                      Page
                                                                                                      ----
SUMMARY..................................................................................................1
   The Parties...........................................................................................1
   The Special Meeting...................................................................................2
   Background of the Merger..............................................................................3
   The Merger............................................................................................3
   Purpose and Effects of the Merger.....................................................................3
   Reasons for the Merger................................................................................4
   Recommendation of the Board of Directors..............................................................5
   Opinion of Fleet Securities...........................................................................5
   Federal Income Tax Considerations.....................................................................5
   Interests of Certain Persons in the Merger............................................................5
   Appraisal Rights......................................................................................6
   Conditions to the Merger..............................................................................7
   Termination of the Merger Agreement...................................................................7
   Fees and Expenses.....................................................................................8
   Procedures for Receipt of Merger Consideration........................................................9
   Certain Federal Securities Law Consequences...........................................................9
   Accounting Treatment..................................................................................9
SUMMARY FINANCIAL INFORMATION............................................................................9
QUESTIONS AND ANSWERS ABOUT THE MERGER..................................................................15
RISK FACTORS............................................................................................18
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...............................................23
THE PARTIES.............................................................................................24
   Refac................................................................................................24
   Palisade Concentrated Equity Partnership, L.P........................................................24
   Palisade Capital Management, L.L.C...................................................................26
   Palisade Merger Corp.................................................................................27
SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS...........................................................27
   Date, Time and Place.................................................................................27
   Purpose of the Special Meeting.......................................................................28
   Recommendation of the Board of Directors.............................................................28
   Record Date; Quorum; Outstanding Shares and Voting...................................................28
   Voting Rights; Votes Required........................................................................28
   Voting and Revocation of Proxies.....................................................................29
   Solicitation of Proxies and Expenses.................................................................30
   Independent Auditor..................................................................................30
   Other Matters........................................................................................30
PAYMENT OF MERGER CONSIDERATION.........................................................................30
THE MERGER..............................................................................................32
   Background of the Merger.............................................................................32
   Purposes of the Merger...............................................................................38
   Reasons for the Merger; Recommendation of the Board of Directors.....................................39

                                               i

   Opinion of Fleet Securities; Information Regarding Fleet Securities..................................44
   Interests of Certain Persons in the Merger...........................................................55
   Merger Financing; Source of Funds....................................................................59
   Certain United States Federal Income Tax Consequences................................................59
   Certain Federal Securities Law Consequences..........................................................63
   Accounting Treatment.................................................................................64
APPRAISAL RIGHTS OF STOCKHOLDERS........................................................................64
THE MERGER AGREEMENT....................................................................................68
   The Merger and the Effective Time....................................................................69
   Conversion of Shares; Merger Consideration...........................................................69
   Treatment of Company Stock Options...................................................................72
   Directors and Officers; Board Observers..............................................................72
   Representations and Warranties.......................................................................73
   Conduct of the Company Prior to the Merger...........................................................74
   No Solicitation......................................................................................76
   Indemnification and Insurance........................................................................77
   Employee Benefit Plans...............................................................................77
   Recommendation of the Board of Directors; Stockholder's Meeting......................................78
   Conditions to the Merger.............................................................................78
   Termination..........................................................................................79
   Fees and Expenses....................................................................................80
   Comparison of Rights of Holders of Company Common Stock and Surviving Corporation Stock; Amended
   Charter and By-Laws..................................................................................80
   Regulatory Approvals.................................................................................85
   Rights Agreement.....................................................................................86
   Confidentiality Agreement............................................................................86
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...................87
SECURITY OWNERSHIP......................................................................................96
   Security Ownership of Certain Beneficial Owners......................................................96
   Security Ownership of Management.....................................................................97
STOCKHOLDER PROPOSALS...................................................................................98
DESIGNEES TO THE BOARD OF DIRECTORS.....................................................................98
   Business Experience..................................................................................98
   Other Directorships..................................................................................99
SECURITY OWNERSHIP OF DESIGNEES.........................................................................99
WHERE YOU CAN FIND MORE INFORMATION....................................................................100
INDEX TO FINANCIAL STATEMENTS AND  FINANCIAL STATEMENT SCHEDULE........................................F-1


Annex A       - Agreement and Plan of Merger (incorporated by reference to the
                Current Report on Form 8-K filed on August 21, 2002)
Annex A1      - Amendment No.1 to the Agreement and Plan of Merger
                (incorporated by reference to the Current Report on Form 8-K filed on October 24, 2002)

Annex A2      - Amendment No.2 to the Agreement and Plan of Merger
                (incorporated by reference to the Current Report on Form 8-K filed on December 16, 2002)
Annex A3      - Amendment No.3 to the Agreement and Plan of Merger
                (incorporated by reference to the Current Report on Form 8-K filed on January 24, 2003)
Annex B       - Fairness Opinion of Fleet Securities, Inc.
Annex C       - Proxy Card
Annex D       - Section 262 of the General Corporation Law of the State of
                Delaware
Annex E1      - Certificate of Incorporation of Surviving Corporation
Annex E2      - Certificate of Amendment of Certificate of Incorporation of
                Surviving Corporation
Annex F       - By-Laws of Surviving Corporation

Exhibit A     - Confidentiality Agreement

Notes:  1.  Annexes to be delivered to stockholders with definitive proxy statement.

        2. Except as set forth above, materials not filed herewith were filed with the preliminary proxy statement on Schedule 14A filed on November 27, 2002.

                                   SUMMARY

         This summary, together with the question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the merger agreement. All references to the "merger agreement" in this proxy statement shall collectively refer to the merger agreement, which is attached to this proxy statement as Annex A, and its amendments, which are attached to this proxy statement as Annexes A1, A2 and A3. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes before voting on whether to adopt the merger agreement. You can also refer to "Where You Can Find More Information" on page 99 for additional information about the Company.

The Parties

Refac
The Hudson River Pier - Suite 110
115 River Road
Edgewater, New Jersey, 07020

         For the past 50 years, Refac (the "Company") has been recognized for its intellectual property licensing activities. In recent years, it has also engaged in product development and graphic design and communications and has invested these creative resources, together with its licensing skills, in certain product development ventures. On March 22, 2002, the Company announced plans to reposition itself for sale or liquidation. Since that date, the Company has disposed of all of its operating segments with the exception of its licensing business and it has limited the operations of that segment to managing certain existing license agreements and related contracts. Today, the Company's assets principally consist of cash, government securities, accounts receivable, notes receivable, contract rights receivable, a claim for a tax refund, agreements related to its licensing business and its leasehold. See "The Parties-Refac" on page 24.

Palisade Concentrated Equity Partnership, L.P.
One Bridge Plaza
Fort Lee, New Jersey 07024

         Palisade Concentrated Equity Partnership, L.P. ("Palisade") is a private equity partnership, managed by Palisade Capital Management, L.L.C. ("Palisade Capital"). Palisade specializes in investments of $5 million or more in special situations, including large ownership positions in public companies, as well as going-private transactions. Palisade has committed capital from its limited partners totaling $204 million. Palisade Capital is an investment advisory firm based in Fort Lee, New Jersey, with over $2 billion in assets under management. The firm's clients include several major U.S. corporate pension funds, as well as smaller institutions and individuals. Investment activities include small-capitalization equities, convertible securities and private equity. In private equity, Palisade Capital is the investment manager for three limited partnerships, including Palisade. See "The Parties-Palisade Concentrated Equity Partnership, L.P." on page 24.

Palisade Merger Corp.
c/o Palisade Concentrated Equity Partnership
One Bridge Plaza
Fort Lee, New Jersey 07024

         Palisade Merger Corp. (the "Merger Sub") is a Delaware corporation and is wholly-owned by Palisade. Merger Sub was formed solely for the purpose of facilitating the merger. If and when the merger takes place, Merger Sub will be merged with and into the Company and Palisade will own approximately 80% of the Company's outstanding shares. See "The Parties-Palisade Merger Corp." on page 27.

The Special Meeting

         o Date, Time and Place (page 27). The special meeting of Company's stockholders will be held on Friday, February 28, 2003, at 10:00 a.m., New York City time, at the Board of Governors' Room of the American Stock Exchange, 86 Trinity Place, New York, New York.

         o Vote Required (page 28). In order for the merger agreement to be adopted, the holders of a majority of our outstanding common stock, par value $0.10 per share ("Company Common Stock") entitled to vote at the special meeting must vote "FOR" its adoption. Each share of Company Common Stock entitles its holder to one vote.

         o Record Date (page 28). The record date for determining the holders of shares of outstanding Company Common Stock entitled to vote at the special meeting is January 10, 2003. On the record date, 3,798,011 shares of Company Common Stock were outstanding and entitled to vote on the proposal to adopt the merger agreement.

         o Proxies (page 29). Shares of Company Common Stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. If you properly execute your proxy but do not give instructions on how to vote your shares, your shares will be voted "FOR" the adoption of the merger agreement. Your proxy may be revoked at any time before it is voted.

         o Procedure for Voting (page 29). You may vote in either of two ways:

                  o   by completing and returning the enclosed proxy card, or

                  o   by appearing at the special meeting.

         If you complete and return the enclosed proxy card but wish to revoke it, you must either file with MacKenzie Partners, Inc., our proxy solicitor, a written, later-dated notice of revocation, send a later-dated proxy card relating to the same shares to the proxy solicitor at or before the special meeting or attend the special meeting and vote in person. Your attendance at the meeting will not, by itself, revoke your proxy. For more detailed information concerning the special meeting, see "Special Meeting of the Company's Stockholders" on page 27.

Background of the Merger

         For a description of events leading to the adoption of the merger agreement by the Company's Board of Directors (the "Board of Directors") and the reasons for such adoption, you should refer to "The Merger--Background of the Merger" on page 32.

The Merger

         Palisade will own approximately 80% of the Company's outstanding shares upon completion of the merger. For each share of Company Common Stock owned at the effective time of the merger, stockholders will receive $3.60 and
0.2 shares of common stock, par value $0.001 per share (the "Surviving Corporation Stock"), of the surviving corporation in the merger (the "Surviving Corporation"). You will also have the right (the "Payment Right") to sell the shares of Surviving Corporation Stock to the Company for a price which will depend upon the Company's liquid distributable assets as of March 31, 2003 and June 30, 2005 (such price, the "Payment Amount"). Following the merger, the Company will continue with the liquidation of its assets announced in March 2002. Liquid distributable assets are the proceeds of the liquidation of the assets of the Company's business as it exists prior to the merger. (See "The Merger Agreement - Conversion of Shares; Merger Consideration" on page
69). This right to sell the shares to the Company for the Payment Amount will be limited to stockholders who (i) hold their shares of Surviving Corporation Stock received in the merger continuously until June 30, 2005 and (ii) tender those shares in accordance with the instructions sent to them following the final calculation of liquid distributable assets. See "The Merger" on page 32.

         Upon completion of the merger, Merger Sub will be merged with and into us, and we will continue as the Surviving Corporation. The merger will occur according to the terms and conditions of the merger agreement and its amendments, which are attached to this proxy statement as Annexes A, A1, A2 and A3. You should carefully read the merger agreement and the description of the merger agreement contained in this proxy statement under "The Merger Agreement" on page 68. If our stockholders vote to adopt the merger agreement, and the other conditions to the merger are satisfied or waived, we expect to complete the merger shortly after the special meeting.

Purpose and Effects of the Merger

         If the merger agreement is adopted by our stockholders and if the other conditions to the merger are either satisfied or waived:

         o For each share of Company Common Stock that you own at the time of the merger, you will receive a $3.60 in cash and 0.2 shares of Surviving Corporation Stock.

         o You will have the right to sell the shares of Surviving Corporation Stock received in the merger to the Company for the Payment Amount. This right to sell the shares will be limited to stockholders who (i) hold their shares of Surviving Corporation Stock received in the merger continuously until June 30, 2005 and (ii) tender those shares in accordance with the instructions sent to them following the final calculation of liquid distributable assets.

         o    Palisade will own about 80% of the Company's outstanding shares.

         o We will continue to be a public company required to file reports under the Securities Exchange Act.

         o The American Stock Exchange is currently reviewing whether the Surviving Corporation Stock will be eligible to maintain its listing on the American Stock Exchange.

         o Each option to acquire Company Common Stock that is outstanding at the time of the merger may be exercised prior to June 30, 2005 for $3.60 in cash and the 0.2 shares of Surviving Corporation Stock, with the right to sell such shares of Surviving Corporation Stock to the Company for the Payment Amount. If you exercise such an option after June 30, 2005, you will receive $3.60 in cash and 0.2 shares of Surviving Corporation Stock, but no right to sell the shares of Surviving Corporation Stock to the Company for the Payment Amount.

         o The directors of Merger Sub will be the directors of the Surviving Corporation. Palisade has indicated that it would like Robert L. Tuchman, Mark N. Kaplan and Clark A. Johnson, current directors of the Company, to continue as directors following the merger. The board of directors of the Surviving Corporation will have a classified board of directors. The officers of the Company will be the officers of the Surviving Corporation.

     See "The Merger Agreement" on page 68.

Reasons for the Merger

         For a description of the reasons behind the Board of Directors' determination that the merger is in the best interests of our stockholders, you should refer to "The Merger--Reasons for the Merger; Recommendation of the Board of Directors" on page 39.

Recommendation of the Board of Directors

         The Board of Directors has unanimously voted "FOR," and recommends that the stockholders vote "FOR," the adoption of the merger agreement. See "Special Meeting of the Company's Stockholders--Recommendation of the Board of Directors" on page 28 and "The Merger--Reasons for the Merger; Recommendation of the Board of Directors" on page 39.

Opinion of Fleet Securities

         On January 23, 2003, Fleet Securities, Inc. ("Fleet Securities") delivered its written opinion to the Special Committee of the Board of Directors (the "Special Committee"). The opinion is to the effect that, as of January 23, 2003, and based upon the assumptions made and matters considered in its written opinion, the consideration to be received by the holders of Company Common Stock pursuant to the merger is fair from a financial point of view to such holders (other than Palisade, Merger Sub, their affiliates or any holders who exercise appraisal rights). The full text of Fleet Securities' opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Fleet Securities. For a more detailed discussion of the opinion of Fleet Securities, see "The Merger - Opinion of Fleet Securities; Information Regarding Fleet Securities" on page 44.

Federal Income Tax Considerations

         For United States federal income tax purposes, a stockholder of the Company who receives the merger consideration should generally be treated as
(i) selling 80% of its Company Common Stock in a taxable transaction in exchange for the amount of cash received in the merger and (ii) exchanging 20% of its Company Common Stock in a transaction upon which taxable gain (but not loss) may be recognized for the Surviving Corporation Stock received in the merger plus the right, under certain circumstances, to sell the Surviving Corporation Stock received in the merger back to the Surviving Corporation. See "The Merger - Certain United States Federal Income Tax Consequences" on page 59. Determining the actual tax consequences of the merger to you is complex and will depend on your specific situation. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

Interests of Certain Persons in the Merger

         In considering the recommendation of the Board of Directors, you should be aware that some of our directors and executive officers may be deemed to have interests that are different from, or in addition to, those of our stockholders, including the following:

         o Employment agreements with Robert L. Tuchman, Chairman, President, Chief Executive Officer and General Counsel, and Raymond A. Cardonne, Vice President, Chief Financial Officer, Treasurer and Secretary, under which, among other things, they will be entitled to certain cash bonuses in connection with the merger, including, upon completion of the merger, signing bonuses of $800,000 for Mr. Tuchman and $313,744 for Mr. Cardonne. If the merger does not occur, Messrs. Tuchman and Cardonne would be entitled to cash bonuses based upon the amount of cash and the fair market value (as determined by the Board of Directors in its sole discretion) of securities in excess of $10 million distributed to the Company's stockholders. (See "The Merger - Interests of Certain Persons in the Merger"). Mr. Tuchman and Mr. Cardonne are expected to continue as employees of the Surviving Corporation after the merger.

         o Robert L. Tuchman, Raymond A. Cardonne and the Company's non-employee directors each hold certain previously unvested options to purchase shares of Company Common Stock which became fully vested on the date of the signing of the merger agreement.

         o Palisade has indicated that it would like Robert L. Tuchman, Mark N. Kaplan and Clark A. Johnson, current directors of the Company, to continue to serve as members of the Board of Directors following the merger.

         o Clark A. Johnson, a director of the Company, has a 5% preferred, non-voting equity interest in Palisade Capital. Mr. Johnson is also a director of OptiCare Health Systems, Inc., a company in which Palisade is the controlling shareholder and has the right to designate a majority of the board of directors.

         o Mark N. Kaplan, a director of the Company, is Of Counsel to a law firm which represents the Company in connection with the merger agreement and merger and other matters. Mr. Kaplan and such firm also from time to time represent Palisade and certain of its affiliates.

         o Palisade's agreement to cause the Surviving Corporation to maintain our current officers' and directors' liability insurance, subject to certain limitations, and the Surviving Corporation's agreement to indemnify our executive officers and directors, among others.

         For a more detailed discussion of interests of our directors and officers, see "The Merger - Interests of Certain Persons in the Merger" on page 54.

Appraisal Rights

         If you do not wish to accept the merger consideration, comprised of
(i) $3.60 per share, (ii) 0.2 shares of Surviving Corporation Stock (subject to cash in lieu of any fractional shares) and (iii) the right, under certain circumstances, to sell the 0.2 shares of Surviving Corporation Stock to the Company for the Payment Amount, then, if you:

         o make a written demand for appraisal of your shares prior to the vote at the special meeting,

         o    do not vote in favor of the merger,

         o continuously hold your shares of record through the date of the merger, and

         o otherwise comply with the procedures described in "Appraisal Rights of Stockholders,"

you will have the right under Delaware law to seek a judicial appraisal of your shares to determine their "fair value." A proxy received by the Company which is properly executed but does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, if you vote by proxy and wish to exercise appraisal rights, you must vote against the merger agreement or abstain from voting on the merger agreement. For a more detailed discussion of your appraisal rights, see "Appraisal Rights of Stockholders" on page 64.

Conditions to the Merger

         The obligations of the Company and Palisade to complete the merger are subject to several conditions, including:

         o the merger agreement must be adopted by the holders of a majority of the outstanding shares of Company Common Stock entitled to be voted on the adoption of the merger agreement,

         o    there must not be any legal prohibition against the merger,

         o each party's representations and warranties in the merger agreement must generally be accurate and complete in all material respects,

         o    all required governmental consents must have been received, and

         o each party must comply with its obligations under the merger agreement in all material respects.

         In addition, Palisade will not be obligated to complete the merger if stockholders of the Company exercise appraisal rights for more than 10% of the Company's outstanding shares. See "The Merger Agreement-Conditions to the Merger" on page 77.

Termination of the Merger Agreement

         The Company and Palisade may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have adopted it. The merger agreement may also be terminated at any time prior to the effective time of the merger:

         o by either party if the merger is not completed by March 31, 2003, provided that the party seeking to terminate under this provision did not cause the inability to complete the merger by that date,

         o by either party if our stockholders fail to adopt the merger agreement at the special meeting,

         o by either party if there is a legal prohibition against the merger,

         o by either party if the other party breaches or fails to perform in any material respect any of its obligations under the merger agreement, provided that if such breach is curable before March 31, 2003 through the reasonable best efforts of the breaching party, then the agreement may not be terminated as long as the breaching party is using such reasonable best efforts,

         o    by Palisade if:

                  o the Board of Directors withdraws, modifies or amends its recommendation of the merger agreement or the merger in a manner adverse to Palisade,

                  o the Board of Directors approves, or the Company enters into an agreement for, an alternative transaction,

                  o there is a tender or exchange offer for the Company and the Board of Directors does not recommend against it, or

         o by the Company if, prior to obtaining stockholder adoption of the merger agreement, we enter into an agreement for, or the Board of Directors recommends, a third party proposal or offer.

     See "The Merger Agreement-Termination" on page 79.

Fees and Expenses

         On the closing date of the merger, (the "Closing Date"), we will reimburse Palisade for $125,000 of its legal fees in connection with the merger agreement.

     We have also agreed to pay Palisade a fee of $500,000 if:

         o Palisade terminates the merger agreement because:

                  o the Board of Directors withdraws, or modifies adversely, its recommendation of the merger,

                  o the Board of Directors approves or recommends, or the Company enters into a written agreement for, a superior third party proposal or offer to acquire all or substantially all of the business or assets of the Company or 80% or more of the securities,

                  o there is a third party tender or exchange offer for the Company Common Stock and the Board of Directors, within 5 days of receiving such offer, does not recommend against it, or

         o we terminate the merger agreement because the Board of Directors recommends a third party proposal or offer.

         We have also agreed to pay Palisade liquidated damages of $300,000 if either party terminates the merger agreement because our stockholders did not adopt the merger agreement or Palisade terminates because we materially breached our representations, warranties or obligations under the merger agreement. See "The Merger Agreement-Fees and Expenses" on page 79.

Procedures for Receipt of Merger Consideration

         You should NOT send your share certificates to us or to the proxy solicitor now. Shortly after the merger is completed, the exchange agent appointed by Palisade will send you written instructions explaining how to exchange your Company Common Stock certificates for cash and shares of Surviving Corporation Stock. In addition, shortly after the amount of liquid distributable assets as of June 30, 2005 is calculated, if you remain eligible, we will send you written instructions about how to sell your shares of Surviving Corporation Stock to the Company.

Certain Federal Securities Law Consequences

         The Surviving Corporation Stock to be issued in the merger will not be registered under the Securities Act of 1933, in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, no registration statement concerning the issuance of the Surviving Corporation Stock in the merger has been or will be filed with the Securities and Exchange Commission ("SEC"). See "The Merger - Certain Federal Securities Law Consequences" on page 63.

Accounting Treatment

         The merger will be treated as a recapitalization in accordance with generally accepted accounting principles. The exchange of the merger consideration and Payment Amount for Company Common Stock will be treated as a treasury stock transaction. See "The Merger-Accounting Treatment" on page 63.


                         SUMMARY FINANCIAL INFORMATION

         In order to fully understand the nature and consequences of the merger, holders of Company Common Stock should read this proxy statement in conjunction with the audited financial information for the year ended December 31, 2001 and the unaudited financial information for the nine months ended September 30, 2002, provided at the end of this proxy statement.

         In addition, as of September 30, 2002, the Company's financial statements reflected a capital loss for tax purposes on the sale of Refac International, Ltd. ("RIL"), which generated expected tax benefits of approximately $2,111,000. However, based upon further investigation of the tax basis of RIL (the "RIL Tax Analysis"), which was completed at the end of December 2002, the Company now believes that the capital loss for tax purposes on the sale of RIL is much higher than originally estimated. Accordingly, it now estimates that it will realize an additional net tax benefit of between approximately $1,500,000 and $2,900,000. No assurance can be given, however, as to the extent to which the Company will be able to use this tax benefit because it is dependent upon the applicability of various provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as well as Treasury regulations promulgated thereunder, including possible future Treasury regulations which may have retroactive effect. In addition, the deductibility of the capital loss on the sale of RIL and the Company's refund claim are likely to be reviewed by the Internal Revenue Service. Moreover, even if the Company receives payment of its refund claim, the Company may be subject to future audits by the Internal Revenue Service which could result in the Company having to return all or a portion of the refund received. Accordingly, the Company is unable to determine the amount and/or the timing of realization of any tax benefit from the sale of RIL.

         The selected financial data set forth below as of December 31, 2001, 2000 and 1999 and for each of three years ended December 31, 2001 was derived from our consolidated financial statements, which appear elsewhere in this proxy statement. The selected financial data set forth below as of December 31, 1998 and 1997 and for each of the two years ended December 31, 1998 and 1997 was derived from the Company's audited financial statements, which are not included in this proxy statement. The selected financial data for the nine month periods ended September 30, 2002 and September 30, 2001 was derived from our unaudited interim financial statements. Our selected historical financial data presented below should be read in conjunction with our financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 87.


                                                  REFAC AND SUBSIDIARIES

                                              SELECTED FINANCIAL INFORMATION

                                                                     Twelve months ended December 31,
                                               -----------------------------------------------------------------------------

                                                    2001           2000            1999           1998            1997
                                               --------------- -------------- --------------- -------------- ---------------
Operating revenues                                 $5,489,000     $9,754,000     $10,619,000    $11,468,000     $11,244,000


Net income from continuing operations              $2,764,000     $4,571,000      $4,357,000     $5,049,000      $6,067,000

Loss from discontinued operations - net of
taxes                                             $(1,680,000)   $(1,642,000)      $(684,000)     $(314,000)      $(876,000)

Net income                                         $1,084,000     $2,929,000      $3,673,000     $4,735,000      $5,191,000

Earnings per common share from continuing
operations - basic                                      $0.73          $1.20          $1.15           $1.33         $ 1.66

Earnings (loss) per common share from
discontinued operations - basic                        $(0.44)        $(0.43)        $(0.18)         $(0.08)        $(0.24)

Earnings per common share on net income -
basic                                                   $0.29          $0.77          $0.97           $1.25         $ 1.42

Earnings per common share from continuing
operations - diluted                                    $0.73          $1.20          $1.15           $1.29         $ 1.58

Earnings (loss) per common share from
discontinued operations - diluted                      $(0.44)        $(0.43)        $(0.18)         $(0.08)        $(0.22)

Earnings per common share on net income -
diluted                                                 $0.29          $0.77          $0.97           $1.21          $1.36

Total assets                                      $24,387,000    $24,903,000     $27,847,000    $30,565,000     $37,142,000

Dividends                                                   -              -               -              -      $2,701,000

Stockholders' Equity                               $22,592,000   $22,754,000     $22,791,000    $24,165,000     $22,623,000



                                REFAC AND SUBSIDIARIES

                            SELECTED FINANCIAL INFORMATION

                                                                    Nine Months Ended
                                                                    September 30, 2002
                                                                   ---------------------
                                                                             $6,182,000
Operating revenues
                                                                             $2,902,000
Net income from continuing operations
                                                                           $(3,985,000)
Loss from discontinued operations, net of taxes

Cumulative effect of change in accounting principle - net of               $(2,083,000)
$1,073,000 tax benefit
                                                                           $(3,166,000)
Net loss

Earnings per common share from continuing operations - basic and
diluted                                                                           $0.76

Loss per common share from discontinued operations - basic and
diluted                                                                         $(1.04)

Loss per common share from cumulative effect of change in
accounting principle - basic and diluted                                        $(0.55)

Net loss per common share - basic and diluted                                   $(0.83)
                                                                            $22,424,000
Total assets

Dividends                                                                             -
                                                                            $19,443,000
Stockholders' equity


         The selected quarterly financial data and reconciliation to previously reported data set forth below for each of eleven quarters ended
September 30, 2002 was derived from our unaudited interim financial statements.


                                      12

  ---------------------------------------------------------------------------------------------------------------
                                                                              Refac and Subsidiaries
                                                                        Selected Quarterly Financial Data
                                                                      (in thousands, except per share data)
                                                                                   (unaudited)
  ------------------------------- --------------- ----------- ----------- ----------- ------------- ------------
                                     Mar. 31,      June 30,    Sept. 30,   Dec, 31,      Mar. 31,     June 30,
                                      2000           2000        2000        2000         2001         2001
  ------------------------------- --------------- ----------- ----------- ----------- ------------- ------------
  Total revenues                      $2,526         $2,404      $2,227      $2,597      $2,248         $1,708
  ------------------------------- --------------- ----------- ----------- ----------- ------------- ------------
  Cost of revenues                       433            348         246         371          46            279
  ------------------------------- --------------- ----------- ----------- ----------- ------------- ------------
  Net income from continuing           1,085          1,105       1,210       1,171       1,251            954
  operations before cumulative
  effect of a change in
  accounting principle
  ------------------------------- --------------- ----------- ----------- ----------- ------------- ------------
  Net income (loss)                     $919           $907        $819        $284        $528           $305
  ------------------------------- --------------- ----------- ----------- ----------- ------------- ------------
  Net income from continuing           $0.29          $0.29       $0.32       $0.30       $0.34          $0.24
  operations before cumulative
  effect of a change in
  accounting principle per
  diluted share
  ------------------------------- --------------- ----------- ----------- ----------- ------------- ------------
  Net income (loss) per diluted        $0.24          $0.24       $0.22       $0.07       $0.14          $0.08
  share
  ------------------------------- --------------- ----------- ----------- ----------- ------------- ------------


[TABLE CONTINUED]

  --------------------------------------------------------------------------------------------------




  ------------------------------- ------------- ----------- ----------- -------------- -------------
                                     Sept. 30,   Dec. 31,    Mar. 31,      June 30,      Sept. 30,
                                       2001        2001        2002          2002          2002
  ------------------------------- ------------- ----------- ----------- -------------- -------------
  Total revenues                         $833        $700        $627           $715        $4,840
  ------------------------------- ------------- ----------- ----------- -------------- -------------
  Cost of revenues                        170         178         105            111            73
  ------------------------------- ------------- ----------- ----------- -------------- -------------
  Net income from continuing              325         234         216            266         2,420
  operations before cumulative
  effect of a change in
  accounting principle
  ------------------------------- ------------- ----------- ----------- -------------- -------------
  Net income (loss)                       $42        $209      ($135)       ($2,520)        $1,572
  ------------------------------- ------------- ----------- ----------- -------------- -------------
  Net income from continuing            $0.09       $0.06       $0.06          $0.07         $0.63
  operations before cumulative
  effect of a change in
  accounting principle per
  diluted share
  ------------------------------- ------------- ----------- ----------- -------------- -------------
  Net income (loss) per diluted         $0.01       $0.06     ($0.04)        ($0.66)         $0.41
  share
  ------------------------------- ------------- ----------- ----------- -------------- -------------



    Note: Pursuant to SFAS 142, the Company recorded as of January 1, 2002 an impairment loss of $2,083,000 ($0.55 per share), net of expected tax benefit, as a cumulative effect of a change in accounting principle. This impairment loss is not reflected in the above quarterly results.


     -------------------------------------------------------------------------------------------------------
                                                                    Refac and Subsidiaries
                                                      Reconciliation of Selected Quarterly Financial Data
                                                             (in thousands, except per share data)
                                                                          (unaudited)
     ------------------------------------ -------------- ------------- ------------ ----------- ------------
                                           Mar. 31,        June 30,     Sept. 30,   Dec. 31,     Mar. 31,
                                             2000            2000         2000         2000        2001
     ------------------------------------ -------------- ------------- ------------ ----------- ------------
     Revenues from continuing operations      $2,526        $2,404       $2,227        $2,597      $2,248
     ------------------------------------ -------------- ------------- ------------ ----------- ------------
     Revenues from discontinued                2,537         1,738        1,509         1,476       1,491
     operations
     ------------------------------------ -------------- ------------- ------------ ----------- ------------
     Revenues previously reported             $5,063        $4,142       $3,736        $4,073      $3,739
     -------------------------------------------------------------------------------------------------------

     ------------------------------------ -------------- ------------- ------------ ----------- ------------
     Cost of revenues from continuing           $433          $348         $246          $371         $46
     operations
     ------------------------------------ -------------- ------------- ------------ ----------- ------------
     Cost of revenues from discontinued        1,670         1,071          857         1,247       1,003
     operations
     ------------------------------------ -------------- ------------- ------------ ----------- ------------
     Cost of revenues previously              $2,103        $1,419       $1,103        $1,618      $1,049
     reported
     ------------------------------------ -------------- ------------- ------------ ----------- ------------

     ------------------------------------ -------------- ------------- ------------ ----------- ------------
     Net income from continuing               $1,085        $1,105       $1,210        $1,171      $1,251
     operations before cumulative
     effect of a change in accounting
     principle
      ------------------------------------ -------------- ------------- ------------ ----------- -----------
     Loss from discontinued operations          (166)          (198)       (391)         (887)       (723)
     - net of taxes
     ------------------------------------ -------------- ------------- ------------ ----------- ------------
     Net income (loss) previously               $919           $907        $819          $284        $528
     reported
     ------------------------------------ -------------- ------------- ------------ ----------- ------------



[TABLE CONTINUED]

     ----------------------------------------------------------------------------------------------------------------




     ------------------------------------  ------------ ----------- ------------ ----------- ------------ -----------
                                            June 30,    Sept. 30,    Dec. 31,    Mar. 31,     June 30,    Sept. 30,
                                              2001         2001        2001         2002        2002         2002
     ------------------------------------  ------------ ----------- ------------ ----------- ------------ -----------
     Revenues from continuing operations      $1,708         $833        $700          $627        $715       $4,840
     ------------------------------------  ------------ ----------- ------------ ----------- ------------ -----------
     Revenues from discontinued                1,647        2,681       2,891         1,334      Note 1       Note 1
     operations
     ------------------------------------  ------------ ----------- ------------ ----------- ------------ -----------
     Revenues previously reported             $3,355       $3,514      $3,591        $1,961        $715       $4,840
     ----------------------------------------------------------------------------------------------------------------

     ------------------------------------  ------------ ----------- ------------ ----------- ------------ -----------
     Cost of revenues from continuing           $279         $170        $178          $105        $111          $73
     operations
     ------------------------------------  ------------ ----------- ------------ ----------- ------------ -----------
     Cost of revenues from discontinued        1,246        1,850       1,818           945      Note 2       Note 2
     operations
     ------------------------------------  ------------ ----------- ------------ ----------- ------------ -----------
     Cost of revenues previously              $1,525       $2,020      $1,996        $1,050        $111          $73
     reported
     ------------------------------------  ------------ ----------- ------------ ----------- ------------ -----------

     ------------------------------------  ------------ ----------- ------------ ----------- ------------ -----------
     Net income from continuing                 $954         $325        $234          $216        $266       $2,420
     operations before cumulative
     effect of a change in accounting
     principle
      ------------------------------------- ------------ ----------- ------------ ----------- ------------ -----------
     Loss from discontinued operations          (649)        (283)        (25)         (351)     (2,786)       (848)
     - net of taxes
     ------------------------------------  ------------ ----------- ------------ ----------- ------------ -----------
     Net income (loss) previously               $305          $42        $209         ($135)    ($2,520)      $1,572
     reported
     ------------------------------------  ------------ ----------- ------------ ----------- ------------ -----------


         Note 1: Revenues from discontinued operations for the fiscal quarters ended June 30, 2002 and September 30, 2002 are reported in Note 10 and Note 9 of the respective Forms 10-Q, and were not previously reported on the condensed consolidated statements of operations.

         Note 2: Cost of revenues from discontinued operations for the fiscal quarters ended June 30, 2002 and September 30, 2002 were not separately reported in the respective Forms 10-Q.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

What is happening in the proposed transaction?

         Merger Sub, a corporation wholly-owned by Palisade, will merge with and into the Company. As a result of the merger, Palisade will own about 80% of our shares.

What will I receive for my shares if the merger is completed?

         If the merger is completed, and you have not exercised your right to an appraisal of the value of your shares, for each share of Company Common Stock you own at the time of the merger, you will receive a cash payment of $3.60 and 0.2 shares of Surviving Corporation Stock. You will also have the right to sell the shares of Surviving Corporation Stock to the Company for a price which will depend upon the liquid distributable assets held by the Company as of March 31, 2003 and June 30, 2005. This right to sell the shares will be limited to stockholders who (i) hold their shares of Surviving Corporation Stock received in the merger continuously until June 30, 2005 and
(ii) tender those shares in accordance with the instructions sent to them following the final calculation of liquid distributable assets. Each option to acquire Company Common Stock that is outstanding at the time of the merger may be exercised prior to June 30, 2005 for the same merger consideration. If you exercise such an option after June 30, 2005, you will receive a cash payment of $3.60 and 0.2 shares of Surviving Corporation Stock, but no right to sell the shares of Surviving Corporation Stock back to the Company.

What specifically am I being asked to vote on?

         You are being asked to vote on whether to adopt the merger agreement.

What is the vote required to adopt the Merger Agreement?

         Under Delaware law and our certificate of incorporation, the standard required to adopt the merger agreement is the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to be voted on the merger agreement. This means that the affirmative vote of at least 1,899,006 shares of Company Common Stock is required for adoption of the merger agreement.

Is the Board of Directors recommending that I vote for the Merger Agreement?

         Yes. After considering a number of factors, including the opinion of Fleet Securities, your Board of Directors unanimously believes that the terms of the merger agreement are fair and in the best interests of our stockholders.

When and where is the special meeting?

         The meeting will be held on February 28, 2003, at 10:00 A.M., New York City time, at the Board of Governors' Room of the American Stock Exchange, 86 Trinity Place, New York, New York.

When will the proposed merger occur?

         We are working toward completing the merger as quickly as possible. If our stockholders vote to adopt the merger agreement, and the other conditions to the merger are satisfied or waived, we expect to complete the merger prior to the end of the first quarter of 2003.

Will the Company continue with the liquidation it announced in March 2002?

         Following the merger, the Company will continue to manage the remaining license agreements and related contracts, collect its accounts, notes and contract rights receivables, pursue tax refunds and manage its real estate lease. The price at which the Company's stockholders may sell the shares of Surviving Corporation Stock received in the merger back to the Company will depend upon the liquid distributable assets of the Company as of March 31, 2003 and June 30, 2005. (See "The Merger Agreement - Conversion of Shares; Merger Consideration.") The Company believes that its liquid distributable assets will exceed the required minimum of $14 million as of March 31, 2003. Based upon and subject to the successful collection of existing assets, continued positive cash flow from its real estate lease and the realization of the projected tax benefits, the Company expects that its liquid distributable assets will exceed $19 million as of June 30, 2005, but given the uncertainty surrounding these items, the Company can not represent that this amount will actually be achieved. Palisade has agreed to use its reasonable best efforts to continue the management and liquidation of such assets following the merger and to maximize the liquid distributable assets.

What are the United States federal income tax consequences of the merger?

         For United States federal income tax purposes, a stockholder of the Company who receives the merger consideration should generally be treated as
(i) selling 80% of its Company Common Stock in a taxable transaction in exchange for the amount of cash received in the merger and (ii) exchanging 20% of its Company Common Stock in a transaction upon which taxable gain (but not loss) may be recognized for the Surviving Corporation Stock received in the merger plus the right, under certain circumstances, to sell the Surviving Corporation Stock received in the merger back to the Surviving Corporation. See "The Merger - Certain United States Federal Income Tax Consequences." Determining the actual tax consequences of the merger to you is complex and will depend on your specific situation. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

What do I need to do now?

         We urge you to read this proxy statement, including its annexes, carefully consider how the merger would affect you as a stockholder and vote. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting. If you sign, date and send in your proxy card without indicating how you want to vote, all of your shares will be voted "FOR" the adoption of the merger agreement.

If my shares are held in "street name" by my broker, will my broker vote my shares for me?

         Your broker will only be permitted to vote your shares if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares and be sure to provide your broker with instructions on how to vote your shares. If you do not give voting instructions to your broker, you will, in effect, be voting against the adoption of the merger agreement.

What if I want to change my vote after I have mailed my signed proxy card?

         You can change your vote by sending in a later dated signed proxy card, or a written revocation to the Company's proxy solicitors, MacKenzie Partners, Inc., who must receive it before your proxy has been voted at the special meeting, or by attending the special meeting in person and voting. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those voting instructions.

Do I have appraisal rights?

         Yes. If you make a written demand for appraisal of your shares prior to the vote at the special meeting, do not vote in favor of the adoption of the merger agreement, continue to hold your shares of record through the date of the merger and otherwise follow the procedural requirements of the Delaware General Corporation Law (the "DGCL"), you will be entitled to have your shares appraised by the Delaware Court of Chancery and receive the fair value of your shares in cash, as determined by the Court. See "Appraisal Rights of Stockholders."

What happens if I do not vote my proxy, do not instruct my broker to vote my shares or abstain from voting?

         If you do not vote your proxy, do not instruct your broker to vote your shares, or abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement.

What if the merger is not completed?

         It is possible the merger will not be completed. For example, the merger may not be completed if our stockholders do not adopt the merger agreement. Should that occur, neither Palisade nor any third party is under any obligation to make or consider any alternative proposals regarding the purchase of the shares of Company Common Stock. If the merger is not completed, the Company intends to continue with its plans to liquidate the Company and distribute the net proceeds to stockholders.

Should I send in my stock certificates now?

         No. If we complete the merger, you will receive written instructions for exchanging your Company Common Stock certificates for your cash payment and shares of Surviving Corporation Stock.

Who can help answer my questions?

         If you have more questions about the merger, or if you would like additional copies of this proxy statement or the proxy card, you should call the Company's proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 or
(212) 929-5500.


                                 RISK FACTORS

         In addition to the other information included in this proxy statement (including the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements"), you should carefully consider the matters described below in determining whether to vote in favor of adopting the merger agreement.

The Amount of Liquid Distributable Assets, which will Determine the Payment Amount, Cannot be Determined at this Time.

         Stockholders who properly exercise their Payment Right may sell back to the Company shares of Surviving Corporation Stock received in the merger. The Merger Agreement provides that the Payment Amount will be decreased if the Company's liquid distributable assets do not equal at least $14 million as of March 31, 2003, and will be further adjusted based on the liquid distributable assets as of June 30, 2005. (See "The Merger Agreement - Conversion of Shares; Merger Consideration").

         Although the Company has substantially completed the liquidation announced in March 2002, it is unable to determine the future value of the liquid distributable assets. This value will depend upon the Company's success in managing its remaining licensing assets, collecting money owed to it, realizing projected tax refunds and benefits and managing its real estate lease. With respect to such real estate lease, while the Company's total current cash rent income from its subtenants exceeds its cash outlay to its landlord, one of its subleases, which provides for a rental of $270,000 per annum, expires on May 31, 2005. The other two subleases extend to the end of the term of the

Company's lease (November 15, 2009) but no assurance can be given as to the financial ability of such subtenants to meet their obligations under their respective subleases. The commercial real estate market for offices in the locale where the Company is situated is presently depressed and the Company currently has approximately 9,750 square feet that it is trying to rent. Should the Company be unable to sublease these premises and/or to replace future vacancies, the amount of liquid distributable assets could be adversely affected.

         The Company's most significant tax attribute included in determining liquid distributable assets is the expected tax benefit generated from the capital loss on the sale of RIL. As of September 30, 2002, the Company's financial statements reflected a capital loss for tax purposes on the sale of RIL, which generated expected tax benefits of approximately $2,111,000. However, based upon the RIL Tax Analysis, which was completed at the end of December 2002, the Company now believes that the capital loss for tax purposes on the sale of RIL is much higher than originally estimated. Accordingly, it now estimates that it will realize an additional net tax benefit of between approximately $1,500,000 and $2,900,000. No assurance can be given, however, as to the extent to which the Company will be able to utilize this tax benefit because it is dependent upon the applicability of various provisions of the Code, as well as Treasury regulations promulgated thereunder, including possible future Treasury regulations which may have retroactive effect. In addition, the deductibility of the capital loss on the sale of RIL and the Company's refund claim are likely to be reviewed by the Internal Revenue Service. Moreover, even if the Company receives payment of its refund claim, the Company may be subject to future audits by the Internal Revenue Service which could result in the Company having to return all or a portion of the refund received. Accordingly, the Company is unable to determine the amount and/or the timing of realization of any tax benefit from the sale of RIL.

         Subject to these factors, the Company estimates that its liquid distributable assets will exceed the $14 million requirement as of March 31, 2003 but, given uncertainty as to the collectibility of existing assets, the future impact of its real estate lease and the ultimate realization of the projected tax benefits, it cannot determine the amount as of June 30, 2005.

Stockholders May Derive Less Value in the Merger than they Would Receive in a Liquidation of the Company

         Under the merger agreement, the liquid distributable assets will not be made directly available to stockholders. If the Company were to liquidate instead of proceeding with the Palisade transaction, the liquidation proceeds, less any dissolution and liquidation costs, would be distributed directly to stockholders, subject to the establishment of a contingency reserve to satisfy claims pursuant to Section 280 of the DGCL, which may include, but are not limited to, amounts to cover (i) actual or contingent tax liabilities during the Internal Revenue Service statute of limitations, (ii) the Company's commitments under a commercial real estate lease (currently in excess of $3.6 million) which expires in November 2009 and (iii) an annuity of $100,000 per annum during the life of its former Chief Executive Officer (age 84) as well as medical and health benefits for him and his spouse during their lives.

         As discussed above, the Company is unable to determine the amount of liquid distributable assets as of June 30, 2005. We are also unable to predict the value of the merger consideration, because we cannot predict the value of the Surviving Corporation Stock or the total value of the merger to stockholders who exercise their Payment Right. Therefore, we cannot assure that the merger will provide greater value to stockholders than would a liquidation and dissolution of the Company.

         Assuming the Company is able to realize the entire amount of the tax benefit in connection with the sale of RIL and does not experience any material losses on its real estate lease or the collection of its other assets, the liquidation and dissolution could provide value to stockholders of approximately $5.46 per share (without taking into account the present value of such amount). Taking into account the merger and the Payment Right and the same assumptions, a stockholder who elects to exercise his or her Payment Right would receive consideration of $5.06 for each share of Refac held as of the closing date of the merger (without taking into account the present value of such amount). Accordingly, in such case, a liquidation and dissolution of the Company could ultimately provide greater value to stockholders than the merger. However, the Company is unable to predict the value or timing of payment which would be provided to stockholders in connection with a liquidation and dissolution (in lieu of the merger), because this value will depend upon the Company's success in completing the liquidation of its assets, managing its real estate lease and the realization of the expected tax benefit associated with the sale of RIL. Under applicable law, in connection with a liquidation and dissolution, the Company also would be required to use some of these assets to pay the expenses of the liquidation and dissolution. In addition, a portion of the Company's assets (including a portion of such tax benefit) could not be distributed to stockholders until the Company is assured that there are no claims on such assets (including any claims which may be made by the Internal Revenue Service). Additionally, if the Company determines to pursue a liquidation and dissolution instead of the merger, as the Company continues to dispose of and distribute its assets to stockholders, the Common Stock will no longer be eligible to be listed on the American Stock Exchange, and stockholders would have less liquidity with respect to their shares.

Stockholders will Permanently Lose their Payment Right if they Sell or Otherwise Transfer For Value their Shares of Surviving Corporation Stock Received in the Merger Before June 30, 2005

         Stockholders (or their estates, heirs or other transferees without value) will be entitled to the Payment Right only if they (i) hold their shares of Surviving Corporation Stock received in the merger continuously until June 30, 2005 and (ii) tender those shares in accordance with the instructions sent to them following the final calculation of liquid distributable assets. If you sell or otherwise transfer for value your shares received in the merger you will permanently lose your Payment Right for those shares and the purchaser of your shares will not have any Payment Right for those shares.

The Company Cannot Assure Stockholders that the Surviving Corporation will have the Liquidity or Financial Ability to Purchase their Shares in Connection with the Payment Right

         While the merger agreement requires the Surviving Corporation to maintain a fund to be used for the Payment Right, if future operations or investments cause the Surviving Corporation to become insolvent or have insufficient liquid assets, it may not be able to fulfill its obligation regarding the Payment Right.

The Company Cannot Assure that Surviving Corporation Stock Received in the Merger will have any Market Value, because Palisade has not Determined its Specific Plans for the Surviving Corporation

         The value of the Surviving Corporation Stock depends largely on the activities of the Company following the merger, which will be controlled by Palisade, and the success of the Company's efforts to liquidate its assets, manage its real estate lease and realize the expected tax attributes associated with the sale of RIL. Palisade has informed the Company that it intends to use the Company as a vehicle for making acquisitions following the merger, but is not under any legal obligation to do so. Furthermore, no specific plans regarding the nature of these acquisitions have been developed. The Company cannot assure that Palisade will proceed to use the Company as a vehicle for making acquisitions following the merger or whether any such acquisition will result in increased value to the Company's stockholders. Because Palisade's plans for the Company are undetermined and the remaining assets of the Company will be liquidated, stockholders who choose not to exercise their Payment Right and instead retain their shares of Surviving Corporation Stock will face the risk that such shares will have little or no value.

The Price of Surviving Corporation Stock is Subject to Change due to Market Fluctuations

         In general, the market price of the Company Common Stock has shown sensitivity to many factors. These factors include overall economic conditions and consumer confidence, general market trends, small market capitalization, legislative or regulatory actions, pricing trends, competition, earnings and acquisition activity. The Company cannot assure the level or stability of the price of the Surviving Corporation Stock at any time or the impact of the foregoing or any other factors on such price.

Stockholders are Likely to have Decreased Liquidity with respect to the Surviving Corporation Stock Received in the Merger

         The merger consideration paid to stockholders will include 0.2 shares of Surviving Corporation Stock for each share of Company Common
Stock held at the effective time of the merger. Following the merger, Palisade will own approximately 80% of the Surviving Corporation Stock and the current stockholders of the Company will own only about 20%. Since fewer shares of Surviving Corporation Stock will be in public hands after the merger, and stockholders may have an incentive to hold those shares in order to take advantage of the Payment Right, the trading volume of the Surviving Corporation Stock is likely to be substantially less than the current trading volume of the Company Common Stock. Accordingly, stockholders who choose to sell their shares are likely to have decreased liquidity with respect to their shares.

Following the Merger, Stockholders may Lose Liquidity because the Surviving Corporation Stock may not be Listed on the American Stock Exchange

         The Company Common Stock is currently listed on the American Stock Exchange. The American Stock Exchange is currently reviewing whether the Surviving Corporation Stock will continue to meet its listing requirements. The Company and Palisade intend to use their best efforts to cause the continued listing of the Surviving Corporation Stock. However, the listing is beyond the control of the Company and Palisade, and neither the Company nor Palisade can assure that the Surviving Corporation Stock will continue to be listed before or after the merger. If the Surviving Corporation Stock is de-listed from the American Stock Exchange, stockholders who desire to sell their shares (other than pursuant to the Payment Right) may have decreased liquidity with respect to their shares.

Failure to Complete the Merger Could Have a Negative Impact on the Market Price of the Company Common Stock

         If the merger is not completed, the market price of the Company Common Stock may be affected negatively by the following:

         o The price of Company Common Stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

         o The Company may be required to pay Palisade a termination fee of up to $500,000.

                        CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING STATEMENTS

         This proxy statement includes certain statements of the Company that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact, including statements regarding completion of the proposed merger. When used in this document, the words "expects," "anticipates," "estimates," "plans," "intends," "projects," "predicts," "believes," "may" or "should," and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events, including the completion of the proposed merger, and are subject to numerous risks, uncertainties, and assumptions. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among other things:

         o the failure of the Company's stockholders to adopt the merger agreement,

         o a material adverse change in the collectibility of amounts due and to become due under licensing related contracts, accounts receivable, notes receivable and contract rights receivable,

         o the failure of the Company to find a subtenant for the balance of its leased space and/or the failure of its existing three subtenants to meet their obligations to the Company under their respective subleases,

         o    failure to realize expected tax benefits from the sale of RIL, and

         o    the failure of the Company to satisfy conditions to the merger.

         Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company's expectations.

         The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our subsequent

Quarterly Reports on Form 10-Q. Our Form 10-K and our Forms 10-Q are on file with the SEC, and copies are available without charge upon written request to the proxy solicitor at the address listed under "Where You Can Find More Information."

         All information contained in this proxy statement with respect to Palisade and Merger Sub has been supplied or confirmed by Palisade.

------------------------------------------------------------------------------


                                  THE PARTIES

Refac

         For the past 50 years, the Company has been recognized for its intellectual property licensing activities. In recent years, it has also engaged in product development and graphic design and communications and has invested these creative resources, together with its licensing skills, in certain product development ventures. On March 22, 2002, the Company announced plans to reposition itself for sale or liquidation. Since that date, the Company has disposed of all of its operating segments with the exception of its licensing business and it has limited the operations of that segment to managing certain existing license agreements and related contracts and its real estate lease. Today, the Company's assets principally consist of cash, government securities, accounts receivable, notes receivable, contract rights receivable, a claim for a tax refund, agreements related to its licensing business and a real estate lease.

         The Company was incorporated under the laws of the State of Delaware in 1952 and became a public company in 1968. The Company's executive offices are located at The Hudson River Pier - Suite 110, 115 River Road, Edgewater, New Jersey 07020 and its telephone number is (201) 943-4400.

Palisade Concentrated Equity Partnership, L.P.

         Palisade is a private equity partnership which specializes in investments of $5 million or more in equity and equity-related securities in special situations, including, among others, large ownership positions in public companies, as well as going-private transactions. Palisade was formed in 1999 among Palisade Concentrated Holdings LLC, a separate limited liability company whose members are also principals of Palisade Capital, as general partner (the "General Partner"), and several large U.S. corporate pension funds as limited partners and made its first investment in early 2000. The General Partner is financially capable of fulfilling its obligations under the Amended and Restated Agreement of Limited Partnership of Palisade Concentrated Equity Partnership, L.P., dated April 1, 1999, as amended thereafter. As a limited partnership, Palisade is structured with an initial ten-year life, with three additional one-year extensions upon approval of the limited partners.

         Palisade has committed capital from its limited partners totaling $204 million of which Palisade has invested approximately $82 million. Palisade makes controlling or minority investments in common stock, preferred stock and debt of publicly-traded and private companies; the level of Palisade's participation varies from investment to investment with Palisade holding equity interests ranging from less than 5% to more than 80%. Where Palisade's level of ownership is relatively low, Palisade either has no board representation or board observer status. Where Palisade's ownership is more significant, Palisade may have one or more seats on the board of directors, including the possibility of designating a majority of a board of directors. Whether Palisade's ownership interest is relatively low or more significant, Palisade has not taken an active role in operating or financial management of any of the companies in which it has invested.

         In addition to its investment in Refac, Palisade has investments in four other companies and as of January 10, 2003 continues to hold positions in all five. In addition to Refac, Palisade holds investments in:

         Privately-held Companies:

         o Genmar -- the world's largest manufacturer of motorized recreational boats. Palisade owns 4% of the outstanding common stock of Genmar, through a purchase of convertible preferred stock which was later converted to common stock, and holds observer rights on the board of directors.

         o MicroWarehouse, Inc. -- a direct marketer of personal computers, computer software, accessories, peripherals and networking products. Palisade owns 11.5% of the non-voting, non-convertible preferred stock and 8% of the common stock of MicroWarehouse, and holds observer rights on the board of directors.

         Publicly-held Companies:

         o Kroll Inc. -- a leading global risk management company specializing in investigative, intelligence and security services, employee screening, business turnaround consulting and information security consulting. Palisade owns $20 million principal amount of non-voting 6% Senior Secured Convertible Notes of Kroll that are currently convertible into common stock, and would constitute 5% of Kroll's outstanding shares if converted. Palisade held observer rights on the board of directors from November 2001 until September 2002, at which point it waived those rights. The Notes are convertible at $10.80 per share, and Kroll's closing price on Nasdaq as of January 10, 2003 was $20.72.

         o OptiCare Health Systems, Inc. -- a leading integrated eye care services company, providing managed care and professional eye care services, and business services to eye care practices. Through its ownership of common stock, convertible preferred stock and warrants, Palisade owns an 84% equity interest in OptiCare. Palisade also owns $15 million principal amount of subordinated non-convertible notes, and has two seats on OptiCare's board of directors.
              The average price of the OptiCare shares and share equivalents held by Palisade is $0.27 per share, and OptiCare's closing price on the American Stock Exchange as of January 10, 2003 was $0.35.

         In all of its investment decisions, Palisade uses as its primary criteria the potential for significant increases in value over the long-term and an identifiable exit strategy. Given the wide range of possible types of investment, exit strategies may also vary. Palisade may choose to exit through registered offerings, sales under Rule 144, private offerings or sale of the company. Kroll, Inc., OptiCare Health Systems, Inc. and Refac were each already public companies at the time of Palisade's investment and Genmar and MicroWarehouse, Inc. were private companies at the time of Palisade's investment and continue to be private at this time.

         Palisade values all of its held investments at cost on its financial statements. Investments in public companies fluctuate with market prices, and current valuations for these companies are noted above.

         Palisade is a Delaware partnership, its offices are located at One Bridge Plaza, Fort Lee, New Jersey 07024 and its telephone number is (201) 585-7733.

Palisade Capital Management, L.L.C.

         Palisade Capital acts as investment manager to Palisade and to two other private equity partnerships, Palisade Private Partnership, L.P. (formed in 1997) and Palisade Private Partnership II, L.P. (formed in 2000), which both focus on smaller private equity investments. Palisade Capital is a registered investment adviser based in Fort Lee, New Jersey with over $2 billion of assets under management, specializing in small-capitalization equities and convertible securities as well as private equity through the above partnerships. Palisade Capital's clients include several major U.S. corporate pension funds, as well as smaller institutions and individuals.

         In Palisade and each of the two other partnerships managed by Palisade Capital, all investment decisions are made by the principals of Palisade Capital, who include:

         Martin L. Berman, Chairman and Chief Executive Officer

         Mr. Berman joined Burnham and Company in 1970 and was later named a Managing Director. In 1981, he founded its Broad Street Investment Management division. From 1990 to 1995, he was a Senior Managing Director at Smith Barney. Mr. Berman joined Palisade Capital upon its formation in 1995.

         Jack Feiler, President and Chief Investment Officer

         Mr. Feiler joined Burnham and Company as an Account Executive and was promoted to Senior Executive Vice President of its Broad Street Investment Management division in 1981. In 1990, he joined Smith Barney as Senior Vice
President of Investments. Mr. Feiler joined Palisade Capital upon its formation in 1995.

         Steven E. Berman, Chief Operating Officer

         Mr. Berman joined Drexel Burnham Lambert, Inc. in 1986 as Executive Vice President of its Broad Street Investment Management division, after years of experience as a practicing attorney and CEO for a manufacturing company. Mr. Berman joined Smith Barney in 1990 as Senior Vice President of Investments and Palisade Capital upon its formation in 1995.

         Richard Meisenberg, Managing Director and Co-Investment Officer

         Mr. Meisenberg was First Vice President at Drexel Burnham Lambert, Inc. from 1985 to 1989. Mr. Meisenberg joined Smith Barney as Senior Vice President of Investments in 1989 and Palisade Capital upon its formation in 1995.

         Mark S. Hoffman, Managing Director

         Mr. Hoffman began his career at Lehman Brothers Kuhn Loeb, Inc. in 1983, where he worked as an analyst. In 1987, Mr. Hoffman joined Drexel Burnham Lambert, Inc. and was named Vice President. In 1990, he joined Commonwealth Associates and directed its corporate finance activities until 1992. From 1992 to 1995, he was Chief Financial Officer of a medical imaging equipment manufacturer. Mr. Hoffman joined Palisade Capital upon its formation in 1995.

Palisade Merger Corp.

         Merger Sub is wholly owned by Palisade and was formed solely for the purpose of merging into the Company. Merger Sub has not engaged in any business activity other than in connection with the merger and the related transactions. Merger Sub is a Delaware corporation and was incorporated in August 2002. The principal executive offices of Merger Sub are located at 1209 Orange Street, Wilmington, Delaware 19801, its mailing address is c/o Palisade Capital, One Bridge Plaza, Fort Lee, New Jersey 07024 and its telephone number is (201) 585-7733.


                 SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS

Date, Time and Place

         This proxy statement is being furnished to the Company's stockholders as part of the solicitation of proxies by the Board of Directors for use at a special meeting to be held on Friday, February 28, 2003 at 10:00 a.m., New York City time, at the Board of Governors' Room of the American Stock Exchange, 86 Trinity Place, New York, New York.

Purpose of the Special Meeting

         The purpose of the special meeting is for the Company's stockholders to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 19, 2002, by and among Palisade, Merger Sub and the Company, and the merger pursuant thereto. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to the Company's stockholders on or about January __, 2003.

Recommendation of the Board of Directors

         The Board of Directors has unanimously adopted the merger agreement and recommends that you vote "FOR" the adoption of the merger agreement. See "The Merger - Reasons for the Merger; Recommendations of the Board of Directors."

Record Date; Quorum; Outstanding Shares and Voting

         Only holders of record of shares of Company Common Stock at the close of business on January 10, 2003 (the "Record Date"), are entitled to receive notice of, and to vote at, the special meeting. Each share will be entitled to one vote. On the Record Date, there were 3,798,011 shares of Company Common Stock outstanding.

         In order to carry on the business of the meeting, we must have a "quorum," or a majority of the outstanding shares of Company Common Stock represented at the meeting. The person with the right to vote the shares must be present at the meeting or represented by proxy. Shares owned by the Company (treasury shares) are not voted and do not count for this purpose. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. If we do not have a quorum at the meeting, stockholders entitled to vote have the power to adjourn the meeting without notice, other than an announcement at the meeting, until a quorum is represented; however, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Voting Rights; Votes Required

         Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, or 1,899,006 shares. Each share of Company Common Stock outstanding on the Record Date entitles the holder to one vote at the special meeting. You may vote by signing, dating, and completing the enclosed proxy card and returning it in the enclosed self-addressed envelope by mail or by attending the meeting and voting in person. We recommend you vote by proxy even if you plan to attend the meeting; you can always change your vote at the meeting if you desire. As of January 10, 2003, the directors and executive officers of the Company beneficially owned, in the aggregate, 139,841 shares of Company Common Stock entitled to be voted at the special meeting, or approximately 3.68% of the outstanding shares of the Company on that date. The directors and executive officers of the Company have informed the Company that they intend to vote all of their shares of Company Common Stock "FOR" the adoption of the merger agreement.

Voting and Revocation of Proxies

         All properly executed proxies that are received prior to the special meeting and not revoked will be voted in the manner specified in the proxy. If you properly execute and return a proxy and do not specify how the proxy is to be voted, the shares represented by your proxy will be voted "FOR" the adoption of the merger proposal.

         You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through a broker or someone else, you may also get material from them asking how you want to vote. Please respond to all of these requests.

         You may revoke your proxy at any time before the special meeting. A proxy may be revoked prior to the vote at the special meeting by:

         o submitting a written revocation to the Company's proxy solicitors, MacKenzie Partners, Inc., at the address set forth at the end of this proxy statement, dated after the date of the proxy that is being revoked,

         o submitting a new proxy dated after the date of the proxy that is being revoked, or

         o    voting in person at the special meeting.

         Please note that simply attending the special meeting without voting will not revoke your proxy.

         If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those voting instructions. If you do not give voting instructions to your broker, you will, in effect, be voting against the adoption of the merger agreement.

         If you do not vote your proxy, do not instruct your broker to vote your shares, or abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement.

         The Board of Directors is not currently aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting or there is any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Solicitation of Proxies and Expenses

         The cost of preparing, assembling and mailing this proxy statement, the notice of special meeting of stockholders and the enclosed proxy will be borne by the Company.

         To assist in the solicitation of proxies, the Company has retained MacKenzie Partners, Inc. ("MacKenzie"), for a fee of $4,500 plus additional charges for telephone calls and the reimbursement of reasonable out-of-pocket expenses. The Company and MacKenzie will also request banks, brokers and other intermediaries holding shares of Company Common Stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by MacKenzie and the directors, officers and employees of the Company. No additional compensation will be paid to directors, officers or employees for such solicitation. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. The Company has also agreed to indemnify MacKenzie against certain liabilities which may arise in connection with their solicitation of proxies.

Independent Auditor

         A representative of the Company's independent auditor, Grant Thornton LLP, will be present at the special meeting to answer questions by stockholders concerning the Palisade transaction and will have the opportunity to make a statement, if such representative desires to do so.

Other Matters

         Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies or for other reasons as determined by the Board of Directors. Any adjournment or postponement may be made without notice, including by an announcement made at the special meeting, by approval of the holders of a majority of the voting power represented by the outstanding shares of Company Common Stock present in person or represented by proxy at the special meeting. Any signed proxies received by the Company will be voted in favor of an adjournment or postponement in these circumstances unless a written note on the proxy by the stockholder directs otherwise. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies or for other reasons will allow the Company's stockholders who have already sent in their proxies to revoke them at any time prior to their use.


                        PAYMENT OF MERGER CONSIDERATION

         The merger will become effective at the date and time when a properly executed certificate of merger is filed with the Secretary of State of the State of Delaware. We expect the filing of the certificate of merger and the effective time of the merger to occur as soon as practicable after the special meeting, subject to adoption of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to completing the transactions provided in the merger agreement.

         We currently expect to complete the merger promptly following the special meeting, although there can be no assurance of the date by which the merger will be completed. See "The Merger Agreement - Conditions to the Merger." Detailed instructions with respect to the surrender of your stock certificates, together with a transmittal form, will be forwarded to you promptly following the effective time of the merger by the exchange agent.

         YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A TRANSMITTAL FORM. The exchange agent will send transmittal forms and other related documents to stockholders shortly after the merger is completed. You should only send your stock certificates pursuant to the instructions that will be set forth in the transmittal form. Along with the transmittal form, you will receive an address form, so that the Company can keep track of your address in order to mail you the documentation in connection with the Payment Amount. The exchange agent will send the merger consideration to you as promptly as practicable following receipt of your certificates and other required documents. No interest will be paid on the merger consideration or the cash that will be paid in lieu of fractional shares.

         We strongly recommend that stock certificates and transmittal forms be transmitted only by registered U.S. mail, return receipt requested, appropriately insured for the risk of loss. Title to the certificates will pass only upon delivery of the certificates to the exchange agent. Prior to receiving payment for their shares of Company Common Stock, stockholders whose certificates are lost, wrongfully taken or destroyed will be required to supply an affidavit or other evidence that the certificate has been lost, wrongfully taken or destroyed, evidence that the person is the beneficial owner of the certificate claimed to be lost, wrongfully taken or destroyed and reasonable indemnity against the claims of any third party.

         In addition to the merger consideration you will be entitled to receive following the effective time of the merger, you will have the right to sell your shares of Surviving Corporation Stock received in the merger to the Company at a price to be determined based upon the Company's liquid distributable assets as of March 31, 2003 and June 30, 2005. This right to sell the shares will be limited to stockholders (or their estates, heirs or other transferees without value) who (i) hold their shares of Surviving Corporation Stock received in the merger continuously until June 30, 2005 and
(ii) tender those shares in accordance with the instructions sent to them following the final calculation of liquid distributable assets. If you are eligible to sell your shares of Surviving Corporation Stock to the Company, the Company will send you instructions on how to do so after the calculation of the Company's liquid distributable assets as of June 30, 2005.

                                  THE MERGER

Background of the Merger

The Company's Business Strategy

         Since its formation in 1952, the Company has been recognized for its intellectual property licensing activities. The Company became a public company in 1968 and its shares were listed on the American Stock Exchange in 1994.

         At December 31, 1997, the Company held 700,000 shares of KeyCorp (NYSE: KEY) common stock with a market value of $24,784,375. In order to minimize the Company's exposure to a decline in the value of KeyCorp, the Company entered into certain derivative contracts with Union Bank of Switzerland covering 600,000 of these shares. The contracts provided for both put options and call options. As a result of this planned liquidation, 200,000 shares were sold pursuant to these derivative contracts in each of the Company's fiscal years ended December 31, 1998, 1999 and 2000. Of the remaining 100,000 shares not covered by the derivative contracts, 20,000 were sold in 1998, 5,000 were sold in 1999 and 75,000 were sold in 2001.

         The Company had gains and dividends before taxes from the sale of licensing-related securities during the six year period ending December 31, 2001 as follows:

                                                Gains and Dividends on
                                                  Licensing-Related
                       Year                     Securities before Taxes
                       ----                     -----------------------
                       1996                         $5,402,000
                       1997                          7,564,000
                       1998                          7,013,000
                       1999                          6,010,000
                       2000                          5,054,000
                       2001                          1,828,000


         In 1997, we recognized that the income from licensing-related securities and our other matured licensing programs would assure profitability for a limited period of time. We were concerned about the increasing costs and the associated litigation risks in pursuing patent enforcement licensing projects and did not have the staffing or in-house expertise to attract or handle emerging technologies. Accordingly, we broadened our investment interest to include new product development ventures involving well-known brands. We made strategic acquisitions of creative firms specializing in industrial design

(Human Factors Industrial Design, Inc. ("HFID") in November 1997) and graphic design and communications (David Morris Creative in November 1999). We also formed new businesses, including Refac Licensing, Inc. ("RL"), a trademark licensing agency, in January 1998 and Refac Consumer Products, Inc. ("RCP"), a manufacturer and marketer of consumer electronics products, in September 1999.

         While the planned liquidation of our licensing-related securities enabled us to realize income during the past five years, our investments in creative services, trademark licensing and MTV-branded consumer electronics products proved to be unprofitable. By the end of June 2001, our liquidation of licensing-related securities was completed and we could no longer count on this source of income to subsidize operations in other business segments.

         From March 2001 through March 2002, the market value of Company Common Stock ranged from $1.88 to $3.95.

         From time to time during 2001, the Board of Directors expressed concern about the operating losses in, and the capital requirements of, its consumer products and creative services business segments, but determined not to make any decision regarding strategic alternatives pending the Company's 2001 financial results. At its November 12, 2001 meeting, the Board of Directors scheduled a meeting for January 18, 2002 to review the results of its RCP subsidiary and the retail sell-through of its consumer electronics products during the fourth quarter of 2001.

Determination to Liquidate

         At the January 18, 2002 meeting, the Board of Directors also reviewed the Company's preliminary earnings for the fourth quarter of 2001 and, specifically, the results and prospects of its consumer electronics and creative services businesses. The Board of Directors determined that, in light of such results, the prospects for 2002 and the capital that would be required to continue to operate the current businesses, the Company should consider pursuing other strategic alternatives. At the meeting, the Board of Directors also directed the Compensation Committee of the Board of Directors (the "Compensation Committee") to develop an appropriate incentive arrangement for the Company's officers in connection with any such strategic alternative.

         On March 21, 2002, the Board of Directors met to review the Company's earnings for the year 2001 and to discuss strategic alternatives. At the meeting, the Board of Directors considered the Company's financial results, the market performance of the Company Common Stock and various other factors, including, but not limited to: the business segments in which it operates, its market capitalization, the current economic climate, its level of operating costs and expenses, the substantial expenditures required to remain competitive, the increasingly competitive nature of the markets in which the Company operates and the lack of assurance that it would be able to achieve or sustain revenue growth and profitability or positive cash flow. Upon review of these factors, the Board of Directors concluded that the Company's stockholders would likely derive more value if the Company were to be sold or liquidated than they might if the Company were to continue to operate in its current business segments.

         On March 21, 2002, the Company amended its employment agreement with Robert L. Tuchman, Chairman and Chief Executive Officer, and entered into an employment agreement with Raymond A. Cardonne, Vice President and Chief Financial Officer, to provide such executives with additional incentives to seek buyers for the Company's businesses and assets on terms that would maximize stockholder value. Among other things, the agreements, as amended, provide that Messrs. Tuchman and Cardonne would be entitled to 16% and 4%, respectively, of the excess assets available for distribution to stockholders over and above $10,000,000. (See "The Merger - Interests of Certain Persons in the Merger" below.)

         On March 22, 2002, the Company issued a press release announcing that it was repositioning itself for sale or liquidation. At the time of the announcement, the Company estimated that it could take up to two years to complete the sale or liquidation. The Company indicated that it viewed all its business segments as viable and intended to continue to operate all of them pending the sale.

         From and after April 2002, the Board of Directors was kept continuously informed of management's efforts to consummate the sale or liquidation of the Company.

Contacts with Palisade

         From April 1997 to April 1999, Palisade Capital acted as a financial advisor to the Company under a written agreement which provided for a monthly retainer of $5,000 and the sale, for $103,320, of five-year warrants to purchase 200,000 shares of Company Common Stock at $8.25 per share. The warrants expired on April 7, 2002 without being exercised. In May 1999, after the termination of the financial advisor agreement, the Company invited Palisade Capital to visit and tour its new corporate headquarters and creative studios and also jointly considered an investment in an early stage technology company.

         During and after the Company's retention of Palisade Capital as its financial advisor, Mr. Tuchman, the Company's CEO, asked Martin L. Berman, the Chairman of Palisade Capital, for recommendations as to qualified candidates that the Company might consider for membership on its Board of Directors. In February 2000, Mr. Berman helped arrange a meeting between Mr. Tuchman and Clark A. Johnson at the Company's offices. Mr. Johnson was added to the Company slate of nominees for its May 2000 Annual Meeting of Stockholders and has served as a director since that date. Mr. Johnson holds a 5% preferred non-voting equity interest in Palisade Capital.

         After the November 2001 meeting of the Board of Directors, Mr. Tuchman called Mr. Berman to generally discuss the Company's position and strategic alternatives. Subsequently, Palisade Capital introduced the Company to an opportunity to invest in a small private company. At the January 18, 2002 Board of Directors' meeting, Mr. Berman and Richard Meisenberg, Managing Director of Palisade Capital, were given the opportunity to address the Board of Directors and to explain the merits of this investment opportunity. The investment was considered and declined by the Board of Directors.

         At the request of Palisade Capital, the parties met on April 9, 2002. At this meeting, the Company was informed that, subsequent to the Company's March 22, 2002 announcement, Palisade Capital and its affiliate, Palisade, had acquired a stock position in the Company and that they would soon be filing a
Schedule 13D. The Company was informed that Palisade and Palisade Capital viewed the Company Common Stock as an attractive investment and that such companies were considering the possibility of acquiring a controlling interest in the Company.

         On April 12, 2002, Palisade Capital, an affiliate of Palisade, filed a Schedule 13D announcing that it and its affiliates had acquired 217,800 shares of Company Common Stock, or 5.74% of the then outstanding shares. The
Schedule 13D indicated that such companies were exploring the possibility of acquiring a controlling interest in the Company. Between April 12 and April 29, Palisade acquired an additional 102,600 shares, for a total of 320,400, or 8.45%, of the shares by April 29.

         On April 26, 2002, following approval by the Board of Directors, the Company entered into a stockholder rights agreement and issued stockholder rights to protect stockholders from coercive or otherwise unfair takeover tactics.

         During the period from April 9, 2002 until June 7, 2002, the Company and Palisade had various telephone communications and one meeting to generally discuss a possible transaction. During this period, the Company continued to explore its other strategic alternatives.

         On June 5, 2002, the Company and Palisade Capital entered into a confidentiality agreement in connection with their negotiations. During the same week, Palisade began a comprehensive due diligence review of the Company and its subsidiaries, which continued until the execution of the merger agreement.

         On June 7, 2002, the Board of Directors formed the Special Committee, comprised of Neil Austrian and Ira T. Wender, to manage the sale or liquidation transaction process, negotiate with third parties, evaluate potential transactions and make recommendations to the Board of Directors.

         During the period between June 5, 2002 and August 19, 2002, the Company, Palisade and their advisors had various meetings and conference calls to discuss the terms of a potential transaction. During these discussions, Palisade indicated that it intended to use the Company as a vehicle for acquisition and the Company's officers expressed a desire to allow stockholders to participate in the liquidation of the Company's assets. On July 10, 2002, the parties agreed to a non-binding term-sheet setting forth the basic terms of the proposed transaction.

         On July 24, 2002, the Company retained Fleet Securities to render an opinion regarding the fairness, from a financial point of view, of the consideration proposed by Palisade to be paid to stockholders of the Company (other than Palisade and its affiliates).

         Between July 10 and August 19, the parties and their advisors negotiated definitive documentation for the transaction.

         A meeting of the Special Committee was held on August 19, 2002, to consider the terms of Palisade's proposal, including the terms contained in the proposed merger agreement. On such date, Fleet Securities reviewed with the Special Committee and the Board of Directors its financial analysis of the merger consideration and rendered an oral opinion (which opinion was confirmed by delivery of a written opinion dated August 19, 2002) to the effect that, as of the date of the opinion and based upon, and subject to certain matters stated in such opinion, the consideration to be received in the merger by holders of shares of Company Common Stock (other than Palisade, Merger Sub, their affiliates and any holders who exercise appraisal rights) was fair, from a financial point of view, to such holders. The Special Committee then unanimously adopted, and determined to recommend to the Board of Directors that the Board of Directors adopt, Palisade's proposal, including the merger agreement.

          The full Board of Directors met immediately following the Special Committee meeting. Based upon its review of the Palisade proposal and the merger agreement, the Special Committee's recommendation and Fleet Securities' presentation and opinion, the Board of Directors unanimously adopted Palisade's proposal and determined to recommend that the Company's stockholders adopt the merger agreement at the special meeting.

         Following the recommendation and approval of its Compensation Committee, the Board of Directors also approved certain amendments to the employment contracts of Messrs. Tuchman and Cardonne required in connection with the Palisade transaction. Such amendments made certain technical corrections and also restructured the timing of the payments to Mr. Tuchman. (See "The Merger - Interests of Certain Persons in the Merger" below)

         The Company, Palisade and Merger Sub then executed the merger agreement, and Messrs. Cardonne and Tuchman and the Company executed the amendments to their employment agreements.

RIL Tax Analysis; Merger Agreement Amendment

         In December 2002, the Company completed the RIL Tax Analysis. As a result, the Company estimates that it will realize an additional net tax benefit of between $1,500,000 and $2,900,000. At a meeting of the Board of Directors on January 15, 2003, the Board of Directors determined that the Company's liquid distributable assets were likely to exceed $18 million, the maximum amount which would be included in the calculation of the Payment Amount as it was calculated in the merger agreement as executed on August 19, 2002. Accordingly, the Board of Directors determined that it would be desirable for stockholders to participate in such excess. After discussions with Palisade, the parties determined that the merger agreement should be amended to provide that the aggregate Payment Amount should be increased by an amount equal to 60% of any liquid distributable assets in excess of $18 million (the "Payment Amount Amendment").

         On January 18, 2003, the Company retained Fleet Securities to render an opinion regarding the fairness, from a financial point of view, of the consideration proposed by Palisade to be paid to stockholders of the Company (other than Palisade and its affiliates), pursuant to the merger agreement, as amended by the Payment Amount Amendment.

         The Special Committee held a meeting on January 23, 2003, at which Fleet Securities reviewed its financial analysis of the merger consideration to be paid pursuant to the merger agreement, as amended by the Payment Amount Amendment, and rendered an oral opinion (which opinion was confirmed by delivery of a written opinion dated January 23, 2003) to the effect that, as of the date of the opinion and based upon, and subject to certain matters stated in such opinion, the consideration to be received in the merger by holders of shares of Company Common Stock (other than Palisade, Merger Sub, their affiliates and any holders who exercise appraisal rights) was fair, from a financial point of view, to such holders. The Special Committee then unanimously adopted, and determined to recommend to the Board of Directors that the Board of Directors adopt, the Payment Amount Amendment. The Payment Amount Amendment was then adopted by the full Board of Directors and executed by the parties. On January 23, 2003, the Compensation Committee and the full Board of Directors also approved certain changes to the Company's 1998 Stock Incentive Plan and the employment agreements with Robert Tuchman and Raymond Cardonne.

Continued Liquidation Efforts

     From March 21, 2002 to the present, the Company's management has continued with its liquidation efforts. The Company has disposed of all of its operating segments with the exception of its licensing business and it has limited the operations of that segment to managing certain existing license agreements and related contracts. Today, the Company's assets principally consist of cash, government securities, accounts receivable, notes receivable, contract rights receivable, a claim for a tax refund, agreements related to its licensing business and its real estate lease, all of which are held by the Company. It has no subsidiaries. Specifically, it has accomplished the following:

         o On August 5, 2002, RIL sold its graphic design business to a company formed by its former employee, David Annunziato, for $272,000, settled our remaining obligations of $604,831 under his employment agreement for $96,097 and sublet such company 3,492 square feet of its office space with a term commencing November 1, 2002 and terminating November 15, 2009, the date that the Company's lease for its premises terminates.

         o On August 19, 2002, RIL sold its Gough licensing property and accounts receivable to Gough Holdings (Engineering), Ltd. for $450,000, payable in five semi-annual installments, without interest, commencing September 30, 2002.

         o On August 19, 2002, RIL sold its Heli-Coil and Dodge licensing rights, related sublicense agreements and payments due thereunder after June 30, 2002 to Emhart LLC for $4,000,000.

         o On September 20, 2002, RIL sold its product design business to Product Genesis, LLC for a variable purchase price based upon 2.5% of net revenues with a maximum of $300,000 and sublet such company 8,769 square feet of its office space with a term commencing November 1, 2002 and terminating November 15, 2009, the date that the Company's lease for its premises terminates. On November 25, 2002, the Company and Product Genesis amended such leasehold to increase the leased premises by 805 square feet.

         o On September 20, 2002, RIL amended its agreement with OXO International ("OXO"), a division of World Kitchen, Inc. This amendment, which was approved by the court overseeing OXO's bankruptcy, provides that the Company will receive $550,000 from OXO of which $10,000 is for past due royalties; $180,000 for royalties for the six month period ending December 31, 2002 and $360,000 for royalties for the year ending December 31, 2003. The Company is required to perform certain services, the remainder of which the acquirer of its product design business has agreed to perform.

         o On September 30, 2002, the Company completed the transfer of the assets and liabilities of its subsidiary, RIL, to Refac, excluding the capital stock of RCP (which manufactures a line of consumer electronics products) and certain trademarks, patents and a patent application relating to RCP's business. After such transfer, Refac sold RIL to RCP Products, LLC, a limited liability company established by a former employee, for $50,000 plus a variable purchase price based upon 2 1/2% of the revenues received in excess of $1 million from the sale of its consumer electronics products during the eight year period commencing January 1, 2003, up to a maximum of $150,000 in any given year and a cumulative total of $575,000.

         Palisade has been kept aware of all of these transactions, and, where required by the merger agreement, Palisade has approved the transactions which occurred following the signing of the merger agreement.

Purposes of the Merger

         The principal purposes of the merger are to (1) enable Palisade to acquire approximately 80% of the Company's outstanding shares, (2) deliver value to the Company's stockholders which the Board of Directors believes represents a significant premium over the market price for our shares prevailing before the public announcement of the merger and (3) deliver greater value to stockholders than they are likely to have if the Company continues with its announced liquidation or continues to operate in its remaining business segment (the licensing of intellectual property rights).

         Palisade will own approximately 80% of the Company's outstanding shares as a result of the merger, and will thus be the primary beneficiary of any future earnings or growth. However, the Company's current stockholders will continue to own approximately 20% of the Company's outstanding shares after the merger. To the extent they continue to hold their shares, they will have continued equity interest in the Company and will continue to benefit from any post merger earnings or growth. Although the Company Common Stock is listed on the American Stock Exchange, the American Stock Exchange is currently reviewing whether the Surviving Corporation Stock will continue to meet its listing requirements. Although the Company and Palisade intend to use their best efforts to cause the continued listing of our common stock, we cannot assure this result. If we are de-listed from the American Stock Exchange, stockholders who desire to sell their shares (other than pursuant to the Payment Right) may have decreased liquidity with respect to their shares.

         Following the merger, the Company will continue to manage the remaining license agreements and related contracts, collect its accounts, notes and contract rights receivables, pursue tax refunds and manage its real estate lease. In the merger agreement, Palisade has agreed to use its reasonable best efforts to continue the management and liquidation of such assets following the merger and to maximize the liquid distributable assets. Palisade intends to use the Company as a vehicle for making acquisitions.

Reasons for the Merger; Recommendation of the Board of Directors

         In reaching its decision on August 19, 2002 to adopt the merger agreement and to recommend that holders of Company Common Stock vote to adopt the merger agreement, the Board of Directors considered a number of factors, including, but not limited to, the following:

         1. The Board of Directors' determination in March 2002 that the Company should reposition itself for sale or liquidation, because the Company's stockholders would likely derive more value if the Company were to be sold or liquidated than they would be likely to derive if the Company were to continue to operate in its current business segments.

         2. The historical market prices, recent trading activity and range and public trading multiples of the Company Common Stock, including the fact that the cash portion of the merger consideration represents a premium of approximately 37.40% over the $2.62 closing price of the shares on the American Stock Exchange on August 16, 2002, the last full trading day prior to the meeting of the Board of Directors to adopt the merger agreement and that stockholders will continue to hold 20% of the shares of Surviving Corporation Stock, with a right to require the Surviving Corporation to repurchase them.

         3. The fact that the income and cash from the planned liquidation of the Company's licensing-related securities had been completed in the second quarter of 2001 and would no longer be available to subsidize losses in its

              Creative Consulting and Manufacturing and Marketing of Consumer Products business segments. Moreover, the income from the Company's agreement with Patlex Corporation, which accounted for approximately 13% of the Company's total revenues in 2001, is based upon two laser patents, the most commercially significant of which expires in November 2004 and the second of which expires in May 2005.

         4. The Company's continuing losses in its consumer electronics and creative services segments, the poor retail sell-through of its consumer electronics products and the capital required to continue such operations. Reported segment losses for the year ended December 31, 2001 for the Creative Consulting Services and the Manufacturing and Marketing of Consumer Products were $991,000 and $866,000, respectively.

         5. The Company's consolidated net income for the year ended December 31, 2001 was $1,084,000 or $0.29 per share, on a diluted basis, as compared with $2,929,000 or $0.77 per share reported for the same period of 2000 and $5,191,000 or $1.36 per share in 1997. Total revenues as reported declined by $2,815,000, or 17%, from $17,014,000 in 2000 to $14,199,000 in
              2001. The Company recorded a net loss of $135,000 for the first quarter of 2002, as compared to net income of $528,000 for the same period in 2001. The Company's revenues declined 47.6% during the same period, from $3,739,000 to $1,961,000. From March 2001 through March 2002, the market value of Company Common Stock ranged from $1.88 to $3.95 with the price being lower than $3.00 per share during most of that period.

         6. The Board of Directors' belief that it was unlikely that any person other than Palisade would be interested in acquiring all or substantially all of the securities or assets of the Company, based upon (a) the Company's disparate operations and revenue stream assets, (b) the Board of Directors' business experience and familiarity with the Company, its operations and financial results and (c) the fact that, following the Company's announcement in March 2002 that the Company was repositioning itself for sale or liquidation, the Company continued to explore its strategic alternatives and speak with third parties, but no third party other than Palisade made an offer to the Company regarding a strategic transaction regarding all or substantially all of the securities or assets of the Company.

         7. The nature of the industries in which the Company competed, and the general industry, economic and market conditions in industries similar to those in which the Company operated.

         8. The Company's strengths, including its reputation, and weaknesses, including its financial resources and the market shares of its various businesses.

         9. The amount and nature of the consideration per share to be received by stockholders under the merger agreement, in the form of (a) $3.60 in cash without interest thereon, (b) 0.2 shares of Surviving Corporation Stock and (c) the right of stockholders who hold such shares continuously until June 30, 2005, to sell these shares to the Company for a price which will depend upon the Company 's liquid distributable assets as of March 31, 2003 and June 30, 2005.

         10. The financial presentation by Fleet Securities on August 19, 2002, including the opinion of Fleet Securities that, based on and subject to the matters set forth in that opinion, the merger consideration was fair from a financial point of view to our stockholders.

         11. The negotiations which took place between Palisade, on the one hand, and the Company and the Special Committee, on the other hand, with respect to the merger consideration and the belief by the members of the Special Committee and the Board of Directors that the merger consideration was the highest price for the Company that Palisade would agree to pay or that could be obtained from another source.

         12.  The terms of the merger agreement, including:

                  o the fact that Palisade's obligations under the merger agreement are not conditioned on its obtaining financing;

                  o our ability, should we receive a superior third party proposal, to furnish information to and conduct negotiations with a third party and enter into an agreement relating thereto; and

                  o the representations and warranties, the closing conditions of the parties to the merger and the restrictions imposed on the conduct of our business prior to completion of the merger, which were extensively negotiated.

         13. The aggregate amount of the termination fee and the expense reimbursement fee, and the circumstances under which such fees would be payable to Palisade pursuant to the merger agreement, appear reasonable taking into account that: (a) Palisade was only willing to make its proposal on the express condition that the Company agree to such a termination fee and expense reimbursement fee upon the terms set forth in the merger agreement; and (b) the belief of the Board of Directors that the aggregate amount of the termination fee and the expense reimbursement fee would not be likely to deter potentially interested third parties from pursuing a strategic transaction with the Company.

         14. The potential stockholder value that might result from continuing with the liquidation of the Company's assets announced in March 2002 in lieu of the Palisade transaction, as well as the risks and uncertainties associated with such plan.

         15. The uncertainty of the time at which such liquidation could be completed.

         16. The difficulty encountered in finding buyers for its creative consulting and consumer electronics businesses and the premise that any sale would include a purchase price payable over several years, with uncertainty as to whether all of the payments would be received.

         17. The fact that the Company would continue with its announced liquidation following the merger, and the fact that the amount of merger consideration is in part based upon the amount of proceeds realized in the liquidation.

         18. The availability of appraisal rights under the DGCL to stockholders who dissent from the merger, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

         19. The high likelihood that the proposed transaction would be consummated, in light of the fact that there are no unusual requirements or conditions to the merger, the merger is not subject to any regulatory approval requirements or financing contingencies and Palisade has the financial resources to consummate the merger expeditiously.

         The Board of Directors also considered possible negative factors in its deliberations concerning the merger agreement. Among other factors, the Board of Directors considered the following:

         1. Because Palisade would own approximately 80% of the Company's shares following the merger and control its operations and investments, if such operations or investments proved to be unsuccessful, the Company's stockholders could receive less value in the merger than if the Company liquidated.

         2. Under the terms of the merger agreement, the Company cannot solicit other acquisition proposals and must pay Palisade a termination fee if the merger agreement is terminated under certain circumstances, which might potentially discourage other parties from proposing an alternative transaction that might be more advantageous to stockholders.

         3. The actual or potential conflicts of interest that certain Company officers and directors have in connection with the merger, including the employment agreements with Robert L. Tuchman and Raymond A. Cardonne and the ownership of 5% of the preferred, non-voting equity interest of Palisade Capital by Clark A. Johnson, a director of the Company.

         4. The possibility that the merger will not be consummated and the resulting effects to the stockholders.

         5.   The fact that to exercise their Payment Right, stockholders must
              (i) hold their shares of Surviving Corporation Stock received in the merger continuously until June 30, 2005 and (ii) tender those shares in accordance with the instructions sent to them following the final calculation of liquid distributable assets.

         6. The likelihood that trading volume and liquidity of the Company's shares will decrease following the merger because Palisade will own approximately 80% of the outstanding shares of Surviving Corporation Stock and only 20% of the shares will remain in public hands as well as a possible de-listing of the shares on the American Stock Exchange.

         In considering the Payment Amount Amendment approved by the Board of Directors on January 23, 2003 (see "Background of the Merger - RIL Tax Analysis; Merger Agreement Amendment"), the Board of Directors considered a number of factors, including, but not limited to, the following:

         1. The likelihood that the stockholders of the Company might disapprove the merger if a liquidation of the Company could present a significantly more attractive opportunity.

         2. The uncertainties inherent in a liquidation of the Company, including the timing of possible distributions and the need to reserve substantial amounts to account for actual and potential liabilities.

         3. The fact that the Company does not have the right to terminate the merger agreement if it were to determine that a liquidation is a more attractive opportunity for stockholders.

         4. The agreement of Palisade to share with Refac's stockholders 60% of liquid distributable assets in excess of $18 million will substantially reduce the difference between the previously agreed merger consideration and the maximum amount which may be achievable in a liquidation, with greater certainty of result and with payments to be made to stockholders on a faster timetable than in a liquidation.

         5. Stockholders who do not exercise their Payment Right will have the opportunity to participate in the growth of the Company, under the direction of Palisade after the merger.

         6. The financial presentation by Fleet Securities on January 23, 2003, including the opinion of Fleet Securities that, based on and subject to the matters set forth in that opinion, the merger consideration was fair from a financial point of view to our stockholders.

         The foregoing discussion addresses the material information and factors considered by the Board of Directors in its consideration of the merger agreement. After considering these factors, the Board of Directors concluded that the positive factors described above substantially outweigh the negative factors described above. In view of the variety of factors and the amount of information considered, the Board of Directors did not assign relative weights to the specific factors and analyses considered in reaching its determination. The determination to adopt the merger agreement was made after consideration of all of the factors and analyses as a whole. In addition, individual members of the Board of Directors may have given different weights to different factors.

Opinion of Fleet Securities; Information Regarding Fleet Securities

         At a meeting of the Board of Directors on August 19, 2002, Fleet Securities reviewed its financial analysis and delivered its oral and written opinion that, as of the date of such opinion and based upon and subject to various considerations therein, the merger consideration payable in the proposed transaction is fair to the stockholders of the Company (other than Palisade, Merger Sub, their affiliates and holders who exercise their appraisal rights) from a financial point of view.

         At the meeting of the Board of Directors on January 23, 2003 at which the Payment Amount Amendment was approved, Fleet Securities reviewed its financial analysis and delivered its oral and written opinion that, as of the date of such opinion and based upon and subject to various considerations therein, the merger consideration payable in the proposed transaction, including the Payment Amount Amendment, is fair to the stockholders of the Company (other than Palisade, Merger Sub, their affiliates and holders who exercise their appraisal rights) from a financial point of view.

         The full text of the opinion of Fleet Securities delivered on January 23, 2003, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B and is incorporated herein by this reference. The summary of the Fleet Securities opinion set forth herein is qualified in its entirety by reference to the full text of the Fleet Securities opinion. Stockholders are urged to and should read the opinion in its entirety.

         The opinions of Fleet Securities are directed to the Special Committee and relate only to the fairness of the merger consideration payable in the proposed transaction from a financial point of view, do not address any other aspect of the proposed transaction and do not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to matters relating to the merger. The consideration to be received by stockholders of the Company in the merger was determined on the basis of negotiations between the Company and Palisade and was approved by the Special Committee and the Board of Directors.

         In connection with the opinion, Fleet Securities, among other things:

         (i) reviewed certain publicly available financial statements and other business and financial information of the Company,

         (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company's management,

         (iii) reviewed certain forecasts and other forward looking financial information prepared by the Company's management, and tax analyses performed by and/or on behalf of the Company's management,

         (iv) held discussions with the management of the Company concerning the business, past and current operations, financial condition and future prospects of the Company,

         (v) reviewed the financial terms and conditions set forth in the merger agreement,

         (vi)   reviewed the stock price and trading history of the Company,

         (vii) compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly traded companies that Fleet Securities deemed comparable to the Company,

         (viii) compared the financial terms of the proposed transaction with the financial terms, to the extent publicly available, of other transactions that Fleet Securities deemed relevant,

         (ix)   prepared a discounted cash flow analysis of the Company,

         (x) participated in discussions with representatives of the Company,

         (xi) reviewed the terms of certain agreements for the disposition of certain of the Company's assets,

         (xii) reviewed the employment and incentive compensation agreements between the Company and Robert L. Tuchman and Raymond A. Cardonne, Jr., and

         (xiii) reviewed such other materials, made such other studies and inquiries, and took into account such other matters as Fleet Securities deemed relevant, including their assessment of general economic, market and monetary conditions.

         In its review and analysis, and in arriving at its opinion, delivered on January 23, 2003, Fleet Securities assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the Company's management) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Fleet Securities relied upon the assurances of the Company's management that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, Fleet Securities did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluation or appraisal, with the exception of analyses prepared by the Company's management with respect to liquidation values on which Fleet Securities relied in preparing its analysis without independent verification for purposes of their opinion. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for the Company that Fleet Securities reviewed, upon the advice of the Company's management, Fleet Securities assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company, and Fleet Securities further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. Fleet Securities assumed that the proposed transaction will be consummated upon the terms set forth in the merger agreement without material alteration thereof. In addition, Fleet Securities assumed that the historical financial statements of the Company reviewed by it have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. Fleet Securities relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

         The preparation of a fairness opinion is a complex process that is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Fleet Securities did not attribute any particular weight to any analysis or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, Fleet Securities believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create an incomplete view of the processes underlying its opinion.

         Fleet Securities' opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Fleet Securities as of, the date of the opinion. It should be understood that subsequent developments may have affected the conclusion expressed in the opinion and that Fleet Securities disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. Fleet Securities' opinion is limited to the fairness, from a financial point of view and as to the date of the opinion, to the stockholders of the Company of the consideration payable in connection with the proposed transaction. Fleet Securities does not express any separate opinion as to the fairness of either the cash payment or the Surviving Corporation Stock consideration, and does not express any opinion as to the price at which the Surviving Corporation Stock will trade following the consummation of the proposed transaction. Fleet Securities does not express any opinion as to the value of any employee agreement or other arrangement entered into in connection with the proposed transaction or any tax or other consequences that might result from the proposed transaction (including consequences to the Company and to holders of Company Common Stock). Fleet Securities was not asked to and did not participate in the negotiations between the

Company and Palisade, solicit third party offers to acquire the Company, or propose any other alternatives available to the Company. Fleet Securities' opinion and analyses were only one of several factors considered by the Board of Directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the Board of Directors or management with respect to the consideration to be received by the Company's stockholders in the proposed transaction. Fleet Securities' opinion does not address the relative merits of the proposed transaction or the other business strategies that the Board of Directors or the Special Committee has considered or may be considering, nor does it address the decision of the Board of Directors or the Special Committee to proceed with the proposed transaction. The following is a summary of the material financial and comparative analyses performed by Fleet Securities in arriving at its opinion, delivered on January 23, 2003. Some of the summaries of financial analyses include information presented in tabular format. In order to more fully understand the financial analyses used by Fleet Securities, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Fleet Securities' financial analyses.

         Historical Stock Price Analysis

         Fleet Securities analyzed the prices at which the Company's shares traded over various periods of time. Fleet Securities analyzed such data over the three-year period beginning August 12, 1999, over the one-year period from August 2001 to August 2002, for the period from February 2002 to August 2002, and for the period from March 22, 2002, the date of the Company's announcement to position itself for sale or liquidation, through August 20, 2002. Fleet Securities observed that, for the one-year period from August 2001 to August 2002, the average closing price for the common stock was $2.94 per share, and the high and low closing prices were $3.67 per share and $2.16 per share, respectively. The average closing prices per share for the periods ending 30, 60, 90 and 180 days prior to August 20, 2002 were $2.70, $2.94, $3.06 and
$2.89, respectively. The closing price per share on August 16, 2002, the latest date for which trading data exists prior to the announcement of the Transaction, was $2.62.

         Analysis of Expected Transaction Proceeds

         Under the terms of the proposed transaction, the Company's stockholders will receive $3.60 per share in cash and 0.2 of a share of Surviving Corporation Stock for each share of the Company. Fleet Securities defined each 0.2 of a share of Surviving Corporation Stock as being a "Stub Share" representing the equity component of merger consideration attributable to Refac shares surrendered by stockholders in the merger. Fleet Securities estimated the value of a Stub Share to be between $0.84 and $1.20 per share, bringing the total expected transaction proceeds to between $4.44 and $4.80 per share.

         In analyzing the value of a Stub Share, Fleet Securities first estimated a Stub Share's pro rata share of the liquid assets on the Company's projected unaudited balance sheets as of March 31, 2003, April 30, 2003, May 31, 2003, and June 30, 2003. Adding the balance sheet amounts of between $1,049,969 and $1,283,129 of cash and cash equivalents, and $13,713,800 of investments, Fleet Securities determined aggregate liquid asset amounts of between $14,763,769 and $14,996,929. Dividing these amounts by the expected number of shares of Surviving Corporation Stock post-transaction, 3,534,062, Fleet Securities calculated liquid asset values of between $4.18 and $4.24 per share of Surviving Corporation Stock, or between $0.84 (0.2 x $4.18) and $0.85 (0.2 x $4.24) per Stub Share.

         Fleet Securities then estimated the book value per Stub Share, again based on the Company's projected unaudited balance sheets as of March 31, 2003, April 30, 2003, May 31, 2003, and June 30, 2003, and two possible outcomes of a certain tax matter. As more fully described below, the Company hopes to realize tax benefits in connection with its sale of RIL. The Company has advised Fleet Securities that the actual amount is dependent upon, among other things, the applicability of various provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as well as Treasury regulations promulgated thereunder, including possible future Treasury regulations which may have retroactive effect. In addition, the deductibility of the capital loss on the sale of RIL and the Company's refund claim are likely to be reviewed by the Internal Revenue Service. Moreover, even if the Company receives payment of its refund claim, it may be subject to future audits by the Internal Revenue Service which could result in the Company having to return all or a portion of the refund received.

         According to the Company's management, application of IRS consolidated return regulations are uncertain and complex, and there is some uncertainty as to the ability of the Company to fully utilize the tax benefits. Therefore, Fleet Securities adjusted the Company's projected book value per share to reflect two possible outcomes: (1) that the Company would be able to utilize all possible RIL-related tax benefits, including tax benefits depending on a favorable characterization of certain 2002 income as capital gains; and (2) that the Company would be unable to utilize any of the tax benefits with respect to its sale of RIL . According to this methodology, Fleet Securities estimated the book value per share to be between $4.51 and $6.01, or between $0.91 (0.2 x $4.51) and $1.20 (0.2 x $6.01) per Stub Share.

         The shares of Surviving Corporation Stock issued to the Company's stockholders give such holders a conditional right to a payment that is dependent upon the Company's liquid distributable assets as of June 30, 2005. The Payment Amount is a function of the Company's success in the liquidation of its assets over a time period ending June 30, 2005, including its degree of success in realizing tax benefits in connection with its sale of RIL.

         Liquidation Analysis

         In the ten months since the Company's March 22, 2002 announcement that it was repositioning itself for sale or liquidation, Palisade had made the only offer to purchase control of the Company, and management did not expect to receive any other credible offers. Accordingly, Fleet Securities analyzed a winding down of the Company's business, assuming a continuation of the liquidation that was already underway at the time the Company received the Palisade offer. Relying on information provided by management, Fleet Securities utilized a discounted cash flow analysis assuming a winding down of the Company's business through a continuation of ongoing liquidation activities, spanning a time period terminating in 2009.

         The liquidation analysis contained many assumptions regarding future outcomes of the continued liquidation. The two most significant financial events identified by management were the management of the Company's continuing lease obligations with respect to its premises in Edgewater, NJ and the Company's utilization of an anticipated tax benefit of nearly $5 million which stems from the capital loss on the sale of RIL to a third party. Fleet Securities relied on the projections of Company's management with respect to future cash flows relating to its winding-down and lease management activities. Because there was some uncertainty as to the ability of the Company to fully utilize the anticipated tax benefit of nearly $5 million, Fleet Securities considered two separate scenarios to reflect both optimistic and pessimistic outcomes of the liquidation. Under the Utilization Case, the Company was assumed to be able to utilize tax benefits of nearly $5 million, whereas under the Non-Utilization Case, the Company was assumed to be unable to utilize any of the $5 million of tax benefits. Using discount rates between 20% and 30%, based on long-term rates of return on investments in the smallest market capitalization public companies, Fleet Securities determined values per share in liquidation of between $3.67 and $3.78 in the Non-Utilization Case, and between $4.07 and $4.33 in the Utilization Case.

         The Payment Amount is determined formulaically and depends on the success of the Company in liquidating its assets. The Payment Amount is payable ten (10) business days after the calculation of the fair market value of the liquid distributable assets as at June 30, 2005. Accordingly, Fleet Securities calculated the value of the Payment Right by calculating the present value of the Payment Amount under both optimistic ("Upside") and pessimistic ("Downside") post-merger scenarios constructed by the Company's management, again using discount rates between 20% and 30%. Fleet Securities calculated the value of the Payment Right to be between $0.95 and $1.15 per share of Surviving Corporation Stock (or between $0.19 (0.2 x $0.95) and $0.23 (0.2 x $1.15) per Stub Share) under the Downside scenario, and between $3.85 and $4.70 per share of Surviving Corporation Stock (or between $0.77 (0.2 x $3.85) and $0.94 (0.2 x $4.70) per Stub Share) under the Upside Scenario.

         On the basis of this liquidation analysis, Fleet Securities estimated that the value of the proceeds payable to a Company stockholder who was to hold Stub Shares until June 30, 2005 and then exercise his or her Payment Right would be between $3.79 and $4.54 per share, reflecting both the $3.60 cash consideration and the $0.19 to $0.94 value of the Payment Right per Stub Share.

         Comparable Public Company Analysis

         Fleet Securities reviewed and compared selected publicly available financial data, market information and valuation multiples of the Company with those of other selected publicly-traded companies in the consumer products, design and intellectual property industries which Fleet Securities deemed comparable to the Company. The selected publicly-traded companies were the following:

         o    Applica, Inc.
         o    Competitive Technologies, Inc.
         o    Kupper Parker Communications, Inc.
         o    Salton, Inc.

         For the comparable public companies, Fleet Securities compared, among other things, total capitalization (defined as market value of equity plus debt less cash and cash equivalents) as a multiple of latest twelve months ("LTM") revenues, LTM EBITDA (earnings before interest, taxes, depreciation and amortization), and LTM EBIT (earnings before interest and taxes), and equity value as a multiple of LTM earnings, book value, and tangible net worth. All multiples were based on closing stock prices as of January 17, 2003. Revenues, EBITDA and EBIT, earnings, book value, and tangible net worth results for the comparable companies were based on historical financial information available in public filings of the comparable companies. The following tables set forth the mean, median, high and low multiples indicated by this analysis of the comparable companies as of January 17, 2003:


                                                     MEAN        MEDIAN       HIGH       LOW
   Total Capitalization to:                          ----        ------       ----       ---
   LTM Revenues                                       1.4x        0.5x        4.4x      0.2x
   LTM EBITDA                                         8.2         6.8        12.9       5.0
   LTM EBIT                                          12.5        12.5        18.4       6.6
   Price to:
   LTM Net Income                                    13.7x       13.7x       23.5x      3.9x
   Stockholder Equity                                 1.3         0.6         3.7       0.4
   Tangible Net Worth                                 2.8         3.0         4.5       0.9


         Fleet Securities compared these valuation ratios with those of the Company, calculating the Company's valuation ratios on the basis of the Company being valued at $4.44 per share, which represents the low end of Fleet Securities' value estimates of the consideration payable under the terms of the proposed transaction. Accordingly, Fleet Securities calculated the Company's equity value and total capitalization to be $15,481,000 ($4.44 per share x 3,486,811 shares of Company Common Stock) and $481,000 ($15,481,000 less cash and cash equivalents of $15,043,000), respectively.

Fleet Securities reviewed Refac's draft unaudited financial statements for the year ended December 31, 2002 and eliminated what it considered to be one-time gains and losses on the sale of Company assets. Based on Refac's draft unaudited income statements and these adjustments, the Company had negative EBITDA and EBIT, and a net loss in 2002. Fleet Securities noted that the only positive valuation ratios for the Company were:

         Total Capitalization to LTM Revenues                0.2x

         Price to Stockholders' Equity                       0.7

         Price to Tangible Net Worth                         0.7

         Fleet Securities noted that each of the comparable companies was a going concern on January 17, 2003, whereas the Company was well through the process of winding down its business through asset liquidations. Fleet Securities noted that the valuation ratios of the comparable companies were less meaningful to its analysis, since the comparable companies' ratios all reflect going-concern value, and are therefore inapplicable to any analysis of the Company.

         Precedent Transactions Analysis

         Fleet Securities reviewed and analyzed the consideration paid in 22 selected completed merger and acquisition transactions involving targets participating in industries defined by SICs 7311, 3634, 7336, 7389, 8742, and 8711 since April 5, 2000. The transactions reviewed were:

DATE
ANNOUNCED                    TARGET NAME                                 ACQUIROR NAME
---------                    -----------                                 -------------

01/06/03                     Thompson Associates                         MapInfo Corporation
12/19/02                     Consolidated Engineering Services           EMCOR Group Inc.
12/16/02                     IBid America Inc.                           Care Concepts Inc.
11/25/02                     General Technology Corporation              Crane Co.
10/07/02                     GetRelevant                                 Terra Lycos Inc.
09/24/02                     Hunter Group                                Navigant Consulting Inc.
09/12/02                     BEN Marketing Group                         Ogilvy & Mather Worldwide
06/27/02                     Boron, LePore & Associates, Inc.            Cardinal Health, Inc.
06/20/02                     MedGrup Corp                                Provider HealthNet Services Inc.
05/23/02                     Be Free, Inc.                               Valueclick
11/20/01                     Troy Systems                                PEC Solutions, Inc.
11/12/01                     Sylva Engineering Corp.                     Reynolds, Smith & Hills, Inc.
11/04/01                     EA Engineering, Science, Technology, Inc.   Investor Group
09/28/01                     Unigraphics Solutions, Inc.                 Electronic Data Systems, Corp.
08/31/01                     Peapod. Inc.                                Koninklijke Ahold N.V.
08/24/01                     Lockheed Martin Corp.                       Affiliated Computer Services Inc.

                                      51

08/15/01                     Autoweb.com, Inc.                           Autobytel Inc.
08/13/01                     NBC Internet, Inc.                          National Broadcasting Corporation
08/06/01                     Interland, Inc.                             Micron Electronics, Inc.
06/27/01                     Circle.com                                  Havas Advertising SA
06/07/01                     Mainspring, Inc.                            International Business Machines
                                                                         Corporation
03/19/01                     Egreetings Network, Inc.                    AmericanGreetings.com, Inc.
02/22/01                     CrediTrust Corp.                            NCO Portfolio Management, Inc.
12/20/00                     Newgen Results Corp.                        TeleTech Holdings, Inc.
09/11/00                     ClickZ Corp                                 internet.com Corp
08/22/00                     Canisco Resources, Inc.                     Kenny Industrial Services, L.L.C.
08/18/00                     Key3Media Group, Inc.                       Shareholders
06/02/00                     Harding Lawson Associates                   MACTEC, Inc.
04/05/00                     Precision Response Corp.                    USA Networks, Inc.

         For the selected transactions, Fleet Securities compared, among other things, total capitalization as a multiple of LTM revenues, LTM EBITDA, and LTM EBIT and equity value as a multiple of LTM net income and book value. Revenues, EBITDA, EBIT, net income and book values were based on historical financial information available in public filings of the target companies involved in the selected transactions.

         The following table sets forth the mean, median, high and low multiples indicated by the selected completed merger and acquisition transactions in the referenced SICs since April 5, 2000:


                                                       MEAN        MEDIAN        HIGH      LOW
                                                       ----        ------        ----      ---
         Total Capitalization to:

              LTM Revenues                              1.2x        0.9x          4.0x     0.1x

              LTM EBITDA                               11.3         9.7          17.6      7.4

              LTM EBIT                                 19.8        18.1          26.0     15.0

         Equity Value to:

              LTM Net Income                           21.5x       20.6x         42.4x     6.4x

              Book Value                                2.7         2.2           5.7      0.9

         Fleet Securities compared these valuation ratios with those of the Company, calculating the Company's valuation ratios on the basis of the Company being valued at $4.44 per share, which represents the low end of Fleet Securities' value estimates of the consideration payable under the terms of the proposed transaction. Accordingly, Fleet Securities calculated the Company's equity value and total capitalization to be $15,481,000 ($4.44 per share x 3,486,811 shares of Company Common Stock) and $438,000 ($15,481,000 less cash and cash equivalents of $15,043,000), respectively. Fleet Securities eliminated what it considered to be one-time gains and losses to the Company's results for the year ended December 31, 2002. After these adjustments, the Company had negative EBITDA and EBIT, and a net loss in 2002. Fleet Securities noted that the only positive valuation ratios for the Company were:

           Total Capitalization to LTM Revenues                  0.2x
           Price to Stockholders' Equity                         0.7

         Fleet Securities noted an absence of detailed financial and other information on the target companies that, if available, would allow a determination of their being going concerns on the effective dates of their acquisitions. The Company was in the process of winding down its business through asset liquidations. Fleet Securities concluded that the valuation ratios of the comparable companies were less meaningful to its analysis since, to the extent that the target companies were going concerns, the target companies' valuation ratios reflect going-concern value at a minimum and strategic value at a maximum, and are therefore inapplicable to any analysis of the Company.

         Fleet Securities analyzed the transaction premiums paid in the 29 selected merger and acquisition transactions, based on the target company's stock price one day, one week, and four weeks prior to public announcement of the transaction. This analysis indicated the following premiums paid in the selected transactions:


                                   MEAN            MEDIAN              HIGH                 LOW
                                   ----            ------              ----                 ---
1-DAY PREMIUM                      23.0%           23.0%               25.9%                20.0%
1-WEEK PREMIUM                     29.9            29.9                32.2                 27.5
4-WEEKS PREMIUM                    40.6            41.8                94.3                 -9.3


         Fleet Securities compared these premiums with those of the Company, calculating the Company's premiums on the basis of the Company being valued at $4.44 per share, which represents the low end of Fleet Securities' value estimates of the consideration payable under the terms of the proposed transaction. The corresponding premiums for the Company were:

                         1-DAY PREMIUM                        69.5%

                         1-WEEK PREMIUM                       76.9

                         4-WEEKS PREMIUM                      66.9

         Information Regarding Fleet Securities

          The Special Committee selected Fleet Securities to render a fairness opinion because Fleet Securities is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. Fleet Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

         In June 2002, the Company retained Fleet Securities to render opinions regarding (i) the fair market value of its Product Design and Graphic Design business reporting units and (ii) the fair market value attributable to goodwill and other intangible assets of these units as of January 1, 2002. The sole purpose of these opinions was to assist the Company in adopting the provisions of Financial Accounting Standards Board Pronouncement No. 142. The Company paid Fleet Securities a fee of $20,000 for these services.

         Pursuant to an engagement letter dated July 24, 2002, the Special Committee retained Fleet Securities to render an opinion with respect to the fairness, from a financial point of view, to the Company's stockholders (other than Palisade and its affiliates) of the consideration payable in connection with the proposed transaction. Pursuant to the terms of the engagement letter, the Company paid Fleet Securities a fee of $200,000, half of which was payable upon Fleet Securities' retention and half of which was payable upon notice that Fleet Securities was prepared to deliver its opinion. The fees paid to Fleet Securities were not contingent upon the contents of the opinion delivered. On August 19, 2002, Fleet Securities delivered its opinion that the consideration payable in connection with the then-proposed Transaction was fair, from a financial point of view, to the Company's stockholders (other than Palisade and its affiliates). Pursuant to an engagement letter dated January 18, 2003, the Special Committee again retained Fleet Securities to render a new opinion with respect to the fairness, from a financial point of view, to the Company's stockholders (other than Palisade and its affiliates) of the consideration payable in connection with the currently proposed transaction. Pursuant to the terms of this engagement letter, the Company has agreed to pay Fleet Securities a fee of $125,000, half of which was payable upon Fleet Securities' retention and half of which was payable upon notice that Fleet Securities was prepared to deliver its opinion. The fees paid to Fleet Securities were not contingent upon the contents of the opinion delivered. In addition, the Company has agreed to reimburse Fleet Securities for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify Fleet Securities and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, Fleet Securities and its affiliates may actively trade in the securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

         In considering the recommendation of the Board of Directors, you should be aware that some of our directors and executive officers may be deemed to have interests in the merger that are different from, or in addition to, those of our stockholders.

Employee Benefits and Employment Agreements

         General. Currently, the Company has six (6) employees. Following the merger, the Surviving Corporation will provide employee benefits to the Company's employees, including the Company's officers, that are no less favorable, in the aggregate, than the benefits provided to such employees prior to the completion of the merger. The Surviving Corporation will also assume the Company's employment and severance agreements, including employment agreements with Robert L. Tuchman, Chairman, President, Chief Executive Officer and General Counsel of the Company, and Raymond A. Cardonne, Vice President, Chief Financial Officer, Treasurer and Secretary of the Company. (See "The Merger Agreement - Employee Benefit Plans")

         Tuchman Employment Agreement. The Company is party to an employment contract with Mr. Tuchman which was amended and restated concurrently with the signing of the merger agreement to make certain technical corrections and restructure the nature and timing of certain payments under the prior agreement to provide him with further incentives to continue his efforts to complete the liquidation following the merger. Mr. Tuchman's amended and restated employment agreement (the "Tuchman Employment Agreement") will become effective only upon the completion of the merger.

         The Tuchman Employment Agreement has a term beginning at the completion of the merger and ending on March 31, 2004. During the term, Mr. Tuchman will be entitled to an annual base salary of $300,000. Upon completion of the merger, Mr. Tuchman will be entitled to a signing bonus of $800,000. Mr. Tuchman will also be entitled to retention payments of $200,000 on the earlier of March 31, 2004 or the first anniversary of the merger, $100,000 on January 1, 2004 and $200,000 on March 31, 2004, provided that he is employed by the Company at the time such payments become due.

         In addition to these salary and retention payments, the Tuchman Employment Agreement provides for the payment of incentive compensation based on Mr. Tuchman's success in repositioning the Company for liquidation. Such incentive compensation is payable when the Payment Amount is determined. At the time of such payment, Mr. Tuchman will be entitled to an aggregate of 16% of the "eligible consideration" over and above $17,843,602. "Eligible consideration" is defined as the sum of the following:

         o the liquid distributable assets of the Company as of June 30, 2005, as calculated under the merger agreement, plus

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

         o the signing bonus and retention payments paid or payable to Mr. Tuchman and the incentive compensation paid or payable to Mr. Cardonne as a result of the merger.

         In the event there is a qualifying termination (described below) of Mr. Tuchman's employment or the term of his agreement expires, he shall continue to be eligible to receive the incentive compensation.

         In addition to the incentive compensation payment, in the event of a qualifying termination, Mr. Tuchman is entitled to receive a lump sum equal to his full salary through March 31, 2004, plus any unpaid retention payments. Mr. Tuchman is also entitled to receive life, health and similar benefits (other than incentives such as stock options) to which he would otherwise have been entitled through March 31, 2004, except to the extent that he receives similar benefits from a subsequent employer. A qualifying termination is a termination by the Company (or any successor thereto) because of a permanent disability, death or without cause (as each such term is defined in the Tuchman Employment Agreement) or by Mr. Tuchman for good reason (as defined in the Tuchman Employment Agreement).

         The Tuchman Employment Agreement provides that Mr. Tuchman will not engage in any competitive activity (as defined in the Tuchman Employment Agreement) during the term of his agreement and that, for a period of two years following the termination of his employment, he will not solicit the business of any client or prospective client of the Company or the employment of any present or future employee of the Company.

         If the merger does not occur, the amendment in connection with the merger agreement will have no effect and the Company will continue to employ Mr. Tuchman pursuant to the employment agreement which is currently effective, which was described in the Company's proxy statement, dated May 20, 2002, and was included in its entirety as an exhibit to the Company's 2001 Annual Report on Form 10-K filed with the SEC. On January 23, 2003, Mr. Tuchman's currently effective employment agreement was amended to provide that, in the case of a liquidation and dissolution of the Company, Mr. Tuchman's incentive compensation would be measured by, and paid at the same time as, any liquidating distributions made to the Company's stockholders. A copy of such amendment was attached as an exhibit to the Current Report on Form 8-K filed with the SEC on January 24, 2003.

         Under Mr. Tuchman's prior employment agreement, Mr. Tuchman was granted options to purchase 100,000 shares of common stock pursuant to the Company's 1990 Stock Option Plan. In 1996, Mr. Tuchman exercised these previously granted options to purchase 100,000 shares of common stock. In connection with such exercise, the Company provided Mr. Tuchman with a loan of $375,000 (which was reduced to $365,000 after Mr. Tuchman paid back $10,000). The note, as modified in March 2002, bears interest at the rate of 6% per annum and is payable in ten (10) equal annual installments commencing on December 31, 2004.

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

         Cardonne Employment Agreement. The Company is also party to an employment contract with Mr. Cardonne (the "Cardonne Employment Agreement"), which was amended in connection with the execution of the merger agreement to make certain technical corrections. The amendment to Mr. Cardonne's employment agreement will only become effective upon the completion of the merger.

         The Cardonne Employment Agreement has a term ending on March 31, 2004. During the term, Mr. Cardonne will be entitled to an annual base salary of $175,000. Upon completion of the merger, Mr. Cardonne will be entitled to a signing bonus of $313,744.

         In addition, the Cardonne Employment Agreement provides for the payment of incentive compensation based on Mr. Cardonne's success in repositioning the Company for liquidation. Such incentive compensation is payable when the Payment Amount is determined. At the time of such payment, Mr. Cardonne will be entitled to an aggregate of 4% of the "eligible consideration" over and above $17,843, 602. "Eligible consideration" is determined in the same manner as the Tuchman Employment Agreement (described above).

         Mr. Cardonne will remain eligible to receive the incentive compensation in the event that his employment is terminated due to disability (as defined in the Cardonne Employment Agreement), death, by the Company without cause (as defined in the Cardonne Employment Agreement) or the expiration of the term of his agreement.

         In addition to the incentive compensation payments described above, if the Company terminates Mr. Cardonne's employment for any reason other than because of a permanent disability, death or for cause, Mr. Cardonne is entitled to receive a lump sum equal to his full salary through March 31, 2004. Mr. Cardonne is also entitled to receive life, health and similar benefits (other than incentives such as stock options) to which he would otherwise have been entitled through March 31, 2004, except to the extent that he receives similar benefits from a subsequent employer.

         The Cardonne Employment Agreement provides that Mr. Cardonne will not engage in any competitive activity (as defined in the Cardonne Employment Agreement) during the term of his agreement and that, for a period of two years following his termination of employment, he will not solicit the business of any client or prospective client of the Company or the employment of any present or future employee of the Company.

         If the merger does not occur, the amendment in connection with the merger agreement will have no effect, and the Company will continue to employ Mr. Cardonne pursuant to the employment agreement which is currently effective, which was described in the Company's proxy statement, dated May 20, 2002, and was included in its entirety as an exhibit to the Company's 2001 Annual Report on Form 10-K filed with the SEC. On January 23, 2003, Mr. Cardonne's currently effective employment agreement was amended to provide that, in the case of a liquidation and dissolution of the Company, Mr. Cardonne's incentive compensation would be measured by, and paid at the same time as, any liquidating distributions made to the Company's stockholders. A copy of such amendment was attached as an exhibit to the Current Report on Form 8-K filed with the SEC on January 24, 2003.

Stock Options

         As of the date hereof, Company management held the following stock options:

         o Mr. Tuchman held stock options to purchase 150,000 shares of Company Common Stock,

         o Mr. Cardonne held stock options to purchase 42,500 shares of Company Common Stock.

         o Each non-employee director of the Company held stock options to purchase 10,000 shares of Company Common Stock.

         All of the options held by Mr. Tuchman, Mr. Cardonne and the Company's non-employee directors are fully vested and exercisable, due in part to the accelerated vesting of certain options in connection with the merger. Pursuant to the terms of the Company's option plans, each unvested option held by Mr. Tuchman, Mr. Cardonne and the Company's non-employee directors on the date of the signing of the merger agreement became fully vested and exercisable as a result thereof.

         On January 23, 2003, the Board of Directors adopted an amendment to the Company's stock option plan to provide that options held by each non-employee director shall not terminate upon the termination of such director's service, but will continue in effect for the remainder of the terms of such options.

Directors

         Palisade has indicated that it would like Robert L. Tuchman, Mark N. Kaplan and Clark A. Johnson, current directors of the Company, to continue as directors following the merger. In addition, the Surviving Corporation will have a classified board of directors. For more information on the classified board, see "The Merger Agreement -Comparison of Rights of Holders of Company Common Stock and Surviving Corporation Stock; Amended Charter and By-Laws - Classified Board."

Indemnification of the Directors and Officers

         The merger agreement provides that the Surviving Corporation will indemnify the Company's current directors and officers for acts occurring before the completion of the merger. The Surviving Corporation must also maintain for six years following the completion of the merger the Company's current directors' and officers' liability insurance policies. For a more detailed discussion on the indemnification of directors and officers, see "The Merger Agreement - Indemnification and Insurance."

Company Share Ownership

         Certain of our directors and executive officers own shares of, and options to acquire, Company Common Stock, as set forth under "Security Ownership of Certain Beneficial Owners and Management." These shares and options will be exchanged for consideration in the merger, as described under "The Merger Agreement - Conversion of Shares; Merger Consideration."

Clark A. Johnson

         Clark A. Johnson, a director of the Company, owns a 5% preferred, non-voting equity interest in Palisade Capital. The Board of Directors was aware of such interest in adopting the merger agreement. Mr. Johnson is also a director of OptiCare Health Systems, Inc., a company in which Palisade is the controlling shareholder and has the right to designate a majority of the board of directors.

Mark N. Kaplan

         Mark N. Kaplan is Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which has provided legal services to the Company since 1982 and represents the Company in connection with the merger agreement and the merger. Mr. Kaplan and Skadden, Arps, Slate, Meagher & Flom LLP have also from time to time represented, and continue to represent, Palisade and certain of its affiliates, although Palisade has retained separate legal counsel to advise it on the merger and the merger agreement.

Merger Financing; Source of Funds

         The Company and Palisade estimate that the total amount of funds required for Palisade to complete the merger, and to pay the related fees and expenses, will be approximately $13,400,000. The funds for the Payment Amount will be paid from the Company's liquid distributable assets. The Company will also reimburse Palisade for $125,000 of its legal expenses incurred in connection with the merger agreement. The remaining $13,275,000 of financing will come from Palisade's committed capital, which will be contributed to Palisade by its limited partners. Palisade has sufficient committed capital available to complete the merger and pay expenses. Palisade has also represented in the merger agreement that on the Closing Date it will have sufficient funds to complete the merger and to pay such related fees.

Certain United States Federal Income Tax Consequences

         The following is a summary of certain material U.S. federal income tax consequences of the merger to holders of Company Common Stock who hold such Company Common Stock as a capital asset. This summary is based on the Code, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to change at any time (possibly with retroactive effect). This summary is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to holders of Company Common Stock who are subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired Company Common Stock in connection with the exercise of an employee stock option or right or otherwise as compensation, holders who hold Company Common Stock as part of a hedge, straddle or conversion transaction, and corporations with respect to the dividends received deduction). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state, or local laws. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING THE PRECISE FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE EFFECTS OF STATE, LOCAL AND FOREIGN TAX LAWS.

         For the purposes of this section, "Refac" shall mean the Company with respect to periods prior to the effective time of the merger and the Surviving Corporation from and after such effective time.

         Taxation of the Receipt of the Merger Consideration

         A Refac stockholder who receives the merger consideration should generally be treated as (i) selling 80% of its Company Common Stock in a taxable transaction in exchange for the amount of cash received in the merger (the "Taxable Sale Transaction") and (ii) exchanging 20% of its Company Common Stock in a recapitalization exchange ("Recapitalization Exchange") for the Surviving Corporation Stock received in the merger plus the Payment Right.

         Taxable Sale Transaction - A Refac stockholder should generally recognize gain or loss equal to the difference, if any, between the amount of cash received by the stockholder in the merger and the holder's adjusted tax basis in the 80% of the Company Common Stock treated as sold in exchange for cash in the Taxable Sale Transaction. For this purpose, a Refac stockholder must calculate gain or loss separately for each identifiable block of Company Common Stock treated as sold in exchange for cash in the Taxable Sale Transaction. Any such gain or loss should be treated as long-term capital gain or loss, provided that the holder's holding period for the Company Common Stock is greater than one year at the effective time of the merger. The deductibility of capital losses, if any, realized on the disposition of the 80% of the Company Common Stock treated as sold in exchange for cash in the Taxable Sale Transaction may be subject to certain limitations.

         Recapitalization Exchange - A Refac stockholder should generally recognize gain (but not loss) equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the fair market value of the Surviving Corporation Stock and the Payment Right received in the merger over the stockholder's adjusted tax basis in the 20% of its Company Common Stock treated as exchanged in the Recapitalization Exchange) and (ii) the fair market value of the Payment Right received in the merger. For this purpose, a Refac stockholder must calculate gain or loss separately for each identifiable block of Company Common Stock treated as exchanged in the Recapitalization Exchange, and the

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

Refac stockholder cannot utilize a loss realized on one block of its Company Common Stock to offset a gain realized on another block of its Company Common Stock. Any gain recognized by a Refac stockholder on the Recapitalization Exchange should be treated as long-term capital gain, provided that the holder's holding period for the Company Common Stock treated as exchanged in the Recapitalization Exchange is greater than one year at the effective time of the merger. A Refac stockholder should take an aggregate initial tax basis in the Surviving Corporation Stock received in the merger equal to the stockholder's adjusted tax basis in the 20% of such holder's Company Common Stock treated as exchanged in the Recapitalization Exchange, increased by the amount of any gain recognized by such stockholder in the Recapitalization Exchange, and decreased by the fair market value of the Payment Right received in the Recapitalization Exchange. The holding period of the Surviving Corporation Stock received in the merger will include the holding period of the Company Common Stock treated as exchanged in the Recapitalization Exchange. A Refac stockholder should take an aggregate initial tax basis in the Payment Right received in the merger equal to its fair market value at the effective time of the merger.

         Cash Received in Lieu of a Fractional Share - A Refac stockholder who receives cash instead of a fractional share of Surviving Corporation Stock will generally recognize capital gain or loss based on the difference between the amount of cash received instead of a fractional share and the stockholder's tax basis allocable to such fractional share.

         Exercise or Lapse of the Payment Right

         Exercise of the Payment Right - A Refac stockholder who exercises the Payment Right received in the merger to sell its Surviving Corporation Stock to Refac will be treated as having such Surviving Corporation Stock redeemed for the amount of cash paid by Refac as a result of the exercise of the Payment Right reduced by the stockholder's adjusted tax basis in such Payment Right ("Net Payment Amount"). Such redemption will generally be treated as a sale or exchange by the Refac stockholder of the shares of Surviving Corporation Stock provided such redemption (x) results in a "complete termination" of the stockholder's stock interest in Refac under Section 302(b)(3) of the Code, (y) results in "substantially disproportionate" reductions in the stockholder's stock interest in Refac under Section 302(b)(2) of the Code, or (z) is "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1) of the Code. If any of the Section 302(b) tests is satisfied, the stockholder will recognize gain or loss equal to the difference between the Net Payment Amount and the stockholder's adjusted tax basis in the Surviving Corporation Stock sold to Refac. Any such gain or loss will be treated as long-term capital gain or loss, provided that the holder's holding period for the Surviving Corporation Stock sold to Refac is greater than one year as of the date of the stockholder's exercise of the Payment Right. The deductibility of capital losses, if any, realized on the redemption may be subject to certain limitations.

         A redemption of Surviving Corporation Stock as a consequence of the stockholder's exercise of the Payment Right generally will result in "substantially disproportionate" reductions in the stockholder's interest in Refac under Section

302(b)(2) of the Code if, following such redemption, (x) the stockholder owns less than 50 percent of the total combined voting power of Refac and (y) the stockholder's proportionate ownership of Refac's total combined voting stock which is outstanding immediately after the stockholder's exercise of the Payment Right is less than 80 percent of such stockholder's proportionate ownership of Refac's total combined voting stock which is outstanding immediately prior to the stockholder's exercise of the Payment Right. A redemption of Surviving Corporation Stock will be "not essentially equivalent to a dividend" under Section 302(b)(1) of the Code if it results in a "meaningful reduction" in the stockholder's proportionate stock interest in Refac (e.g., a meaningful reduction in liquidation preference, dividend participation and voting rights).

         The ownership attribution rules of Section 318(a) of the Code will apply for purposes of applying the "complete termination" test of Section 302(b)(3) of the Code, the "substantially disproportionate" test of Section 302(b)(2) of the Code, and the "not essentially equivalent to a dividend test" of Section 302(b)(1) of the Code. Because the ownership attribution rules are complex, a Refac stockholder who is considering exercising the Payment Right should consult such holder's tax advisor with respect to satisfying these tests. The Internal Revenue Service ("IRS") has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and that exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if such stockholder has a relatively minor reduction in such stockholder's percentage stock ownership.

         If the redemption resulting from the exercise of the Payment Right does not satisfy any of the Section 302(b) tests described above, the Refac stockholder will generally be treated as receiving a distribution from Refac in the amount of the Net Payment Amount. Such distribution will generally be taxable as a dividend to the extent of the stockholder's allocable share of current or accumulated earnings and profits. Any excess of the Payment Amount over the amount that is taxable as a dividend will be treated as a non-taxable return of capital to the extent of the stockholder's adjusted tax basis in the redeemed stock, and any remaining portion of the Payment Amount will be treated as taxable capital gain which will constitute long-term capital gain if the redeemed stock has been held for more than one year.

         Lapse of the Payment Right - If the Payment Right received in the merger is allowed to expire unexercised, the expiration of the Payment Right should be treated as a sale or exchange of the Payment Right on the expiration date. The resultant loss should be treated as a long-term capital loss.

         Temporary Regulations with Respect to Reportable Transactions

         New temporary Treasury regulations (the "Regulations") dealing with "reportable transactions" were recently published, which require each taxpayer that has participated, directly or indirectly, in a reportable transaction to disclose its participation in its tax returns. Under the Regulations, the transactions described herein may qualify as reportable transactions. As a result, Refac stockholders may be required to disclose certain information to the IRS on IRS Form 8886 (not yet available) along with their tax returns and retain information relating to the transactions. Additionally, a list identifying both the transactions described herein and the Refac stockholders may be maintained and furnished to the IRS upon request. Legislative proposals may be enacted that would impose significant penalties for failure to comply with the Regulations. Stockholders should consult their own tax advisers concerning any possible disclosure obligations arising from the transactions described herein and should be aware that the parties to the transactions (including their advisors) intend to comply with all of the requirements of the Regulations (including the possibility of registering the transactions) as they determine may apply.

THE FOREGOING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION PURPOSES ONLY. ACCORDINGLY, EACH REFAC STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER.

Certain Federal Securities Law Consequences

         The Surviving Corporation Stock to be issued to in the merger will not be registered under the Securities Act of 1933, in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act.

         As a result, no registration statement concerning the issuance of Surviving Corporation Stock in the merger has been or will be filed with the SEC. Shares of Surviving Corporation Stock issued to a shareholder of the Company deemed to be an "affiliate" (as the term is defined in SEC Rule 144 of the Securities Act and which includes the Company's officers and directors), will not be freely tradable under the Securities Act. Those affiliates may not resell the shares of Surviving Corporation Stock that they acquire in the merger except pursuant to:

         o an effective registration statement under the Securities Act covering such shares,

         o    the resale provisions of SEC Rule 145, or

         o any other applicable exemption from the registration requirements of the Securities Act.

         Shares of Surviving Corporation Stock issued in the merger to persons that are not affiliates will be freely tradable under the Securities Act. However, if current holders of Company Common Stock sell or otherwise transfer for value the shares of Surviving Corporation Stock that they receive in the merger, they will permanently lose their Payment Right for those shares and the purchaser of such shares will not have any Payment Right for those shares.

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Accounting Treatment

         The Company expects to treat the merger as a recapitalization for accounting purposes, because the Company will become a subsidiary of Palisade and, following the merger, minority shareholders will hold approximately 20% of the Company's outstanding shares. The difference in the par value of the Company Common Stock and Surviving Corporation Stock will be adjusted from common stock to additional paid-in capital. At or near the effective time of the merger (1) a cash payment by Merger Sub and (2) 0.2 shares of Surviving Corporation Stock, with an associated Payment Right issued by the Company, will be placed with an exchange agent for each eligible share of Company Common Stock . The exchange agent will exchange this consideration with shareholders who properly tender their stock certificates. The substance of the exchange is that of a treasury stock transaction. Accordingly, the Company will need to determine, as of the date all conditions to the merger have been satisfied or waived (the Closing Date), the fair value of the consideration used to purchase the Company Common Stock ((1) and (2) above) in order to determine if such consideration exceeds the fair value of the Company Common Stock. The excess, if any, of the fair value of the consideration over such fair value, will be charged as an expense.

         As the Payment Right represents a right of shareholders to sell to the Surviving Corporation their shares of Surviving Corporation Stock for cash, the estimated value of the Payment Right will be reflected on the balance sheet as temporary equity, which is not a component of liabilities or shareholders' equity. A similar amount will reduce additional paid-in capital. The estimated value of the Payment Right will be reduced in the event shareholders sell their 0.2 shares of Surviving Company Stock received in the exchange prior to June 30, 2005.

         The estimated value will initially be reflected on the date of the merger closing and will be based upon the computed amount of the liquid distributable assets, subject to the maximum amount payable to shareholders. Subsequent changes in the estimated value through June 30, 2005, computed on a quarterly basis, will increase or decrease the temporary equity amount with an offsetting increase or decrease in additional paid-in capital.




                       APPRAISAL RIGHTS OF STOCKHOLDERS

         If the merger is consummated, stockholders who do not vote "FOR" the adoption of the merger agreement, who hold shares of common stock of record on the date of making a written demand for appraisal as described below, who continuously hold shares of common stock through the closing of the merger, and who otherwise comply fully with Section 262 of the DGCL ("Section 262"), will be entitled to a judicial determination of the fair value of their shares of common stock exclusive of any element of value arising from the accomplishment of the merger in accordance with the provisions of Section 262 and to receive from us payment of such fair value in cash together with a fair rate of interest, if any, as determined by such court. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

         Under Section 262, not less than 20 calendar days prior to the special meeting, we must notify each of the holders of its stock who was such on the record date for the meeting that such appraisal rights are available and include in each such notice, a copy of Section 262. This proxy statement constitutes such notice to the holders of record of common stock.

         The following is a summary of the procedures to be followed under
Section 262, the full text of which is attached as Annex D to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. Stockholders should read carefully the full text of Section 262 because failure to follow any Section 262 procedure may result in the loss of appraisal rights. Any stockholder who desires to exercise appraisal rights should carefully review Section 262 before electing or attempting to exercise appraisal rights.

         Holders of record of shares of common stock who desire to exercise appraisal rights must not vote in favor of the merger or consent to the merger in writing (including by returning a signed proxy card without indicating any voting instructions as to the proposal) and must deliver a separate written demand for appraisal of such shares to us prior to the taking of the vote on the merger agreement. A holder of shares of common stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the effective time of the merger. The demand for appraisal will be sufficient if it reasonably informs us of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of shares of common stock.

         If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record provided the agent identifies the record owner or owners and expressly discloses in such demand that the agent is acting as agent for the record owner or owners of such shares.

         A record holder, such as a broker, who holds shares of common stock as a nominee for beneficial owners, some or all of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to be applicable to all shares outstanding in the name of such record owner. If a stockholder holds shares of common stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY STRICTLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE DELIVERY OF WRITTEN DEMAND FOR APPRAISAL. A DEMAND FOR APPRAISAL SUBMITTED BY A BENEFICIAL OWNER WHO IS NOT THE RECORD OWNER WILL NOT BE HONORED.

         A proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal. Stockholders should not expect to receive any additional notice with respect to the deadline for demanding appraisal rights.

         Any holder of record of common stock must deliver the written demand for appraisal prior to the taking of the vote on the merger agreement. All demands for appraisal should be addressed to Refac, The Hudson River Pier - Suite 110, 115 River Road, Edgewater, New Jersey 07020, Attention: Secretary.

         If the merger agreement is adopted, then within 10 days after the effective date of the merger, we will provide notice of the effective date of the merger to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the merger.

         A stockholder may withdraw a demand for appraisal in writing within 60 days after the effective time of the merger and accept the terms of the merger. Thereafter, our approval will be needed for such a withdrawal. In all events, if a petition for appraisal has been filed in the Delaware Court of Chancery, a stockholder may not withdraw without the approval of the Court.

         Within 120 days after the effective date of the merger, in compliance with Section 262, any stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above and the Company each has the right to file in the Delaware Court of Chancery a petition, with a copy served on us in the case of a petition filed by a dissenting stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease and all dissenting stockholders who owned shares of common stock will become entitled to receive the merger consideration for each share of common stock held, without interest. We are not obligated, and do not currently intend, to file such a petition.

         Any dissenting stockholder is entitled, within the 120-day period following the effective time of the merger and upon written request to us, to receive from us a statement setting forth:

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         o    the aggregate number of shares of common stock which have not voted to adopt the merger agreement and with respect to which demands for appraisal have been received, and

         o    the aggregate number of dissenting stockholders.

Such statement must be mailed within ten days after a written request for such statement has been received by us, or within ten days after the expiration of the period for delivery of demands for appraisal, as described above, whichever is later.

         Upon the filing of a petition, the Delaware court is empowered to determine which dissenting stockholders have complied with the provisions of
Section 262 and are entitled to an appraisal of their shares. The Delaware court may require that dissenting stockholders submit their share certificates for notation thereon of the pendency of the appraisal proceedings and the Delaware court may dismiss the proceedings as to any dissenting stockholder who does not comply with such requirement.

         After determining the stockholders entitled to appraisal, the Delaware court will appraise shares of common stock owned by the dissenting stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger. In determining the fair value, the Delaware court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air" price obviously requires consideration of all relevant factors involving the value of a company. The Delaware Supreme Court has stated, that in making this determination of fair value, the Delaware courts must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger and which "throw any light on future prospects of the merged corporation."

         The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value" but which applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

         Stockholders considering seeking appraisal should consider that the fair value of their shares determined by the Delaware court under Section 262 could be more than, the same as, or less than, the consideration payable pursuant to the merger agreement. We reserve the right to assert in any appraisal proceedings that, for purposes of Section 262,

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the "fair value" of a share of common stock is less than the consideration payable pursuant to the merger agreement.

         The Delaware court may also:

         o determine a fair rate of interest, if any, to be paid to dissenting stockholders in addition to the fair value of the shares,

         o determine the costs of the proceeding and assess such costs against the parties as the Delaware court deems equitable (however, costs do not include attorneys' and expert witnesses' fees), and

         o upon application of a dissenting stockholder, order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

         No appraisal proceedings in the Delaware court will be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

         From and after the effective date of the merger, stockholders who have demanded appraisal rights in accordance with Section 262 will not be entitled to vote or consent by written action any shares subject to demand for appraisal for any purpose and will not be entitled to receive payment of any dividends or other distributions payable to stockholders except dividends or distributions payable to stockholders of a record date prior to the effective date of the merger.

         Failure to take any required step in connection with appraisal rights may result in the loss of such rights. Any stockholder who loses such rights will only be entitled to receive the consideration offered in the merger without interest.




                             THE MERGER AGREEMENT

         The following is a summary of the material provisions of the merger agreement, as amended. This summary is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Annex A to this proxy statement, and to the amendments to the merger agreement, copies of which are attached as Annexes A1, A2 and A3, each of which is incorporated herein by reference. We encourage you to read the merger agreement as amended because it, and not this summary, is the legal document that governs the merger. Any capitalized terms used and not defined below have the meanings given to them in the merger agreement.

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The Merger and the Effective Time

         The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of the merger agreement. Following the merger, the separate corporate existence of Merger Sub will cease, and all outstanding shares of the Company's capital stock will be cancelled or converted in the manner described below under "Merger Consideration." The Company will survive the merger and continue to exist thereafter, with Palisade owning approximately 80% of the Company's outstanding shares. Following the merger, the Company will continue to be a public company required to file reports under the Securities Exchange Act. For the purposes of this section, "Surviving Corporation" will refer to the post-merger corporate existence of the Company.

         The Closing Date will occur no later than 10:00 a.m. on the third business day after the satisfaction or waiver of all of the conditions in the merger agreement. The parties will file a certificate of merger with the Secretary of State of the State of Delaware on the Closing Date. The merger will become effective at the time the certificate of merger is filed with the Secretary of State (the "Effective Time").

         We cannot assure you when, or if, all the conditions for the completion of the merger will be satisfied or waived. See "The Merger Agreement - Conditions to the Merger." We intend to complete the merger as promptly as practicable subject to stockholder adoption of the merger agreement.

Conversion of Shares; Merger Consideration

         The merger agreement provides that at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by stockholders who exercise their appraisal rights) will be converted at the Effective Time into the right to receive (1) $3.60 in cash (without interest) and (2) 0.2 shares of Surviving Corporation Stock (collectively, the "Merger Consideration"). In addition, each stockholder will also have the right to sell the shares of Surviving Corporation Stock to the Company for the Payment Amount. Cash will be paid in lieu of fractional shares of Surviving Corporation Stock.

         The Payment Amount is subject to the following adjustments:

         (i) If the Liquid Distributable Assets are less than $14 million as of March 31, 2003, then the price will be equal to (A) $5.50 minus (B) an amount equal to the product of (x) the difference between $14 million and the amount of Liquid Distributable Assets and (y) 1.25, divided by (z) the sum of (1) 697,062 and
              (2) 20% of the number of Company options exercised between August 19, 2002 and the Closing Date.

         (ii) If the Liquid Distributable Assets are less than $18 million as of June 30, 2005, then the price will be equal to (A) the lesser of $5.50 and the number calculated in (i) above, minus (B) an amount equal to the June 30, 2005

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              Deficiency (as discussed below) divided by the sum of (1)
              697,062 and (2) 20% of the number of Company options exercised between August 19, 2002 and the Closing Date.

         (iii)If the Liquid Distributable Assets as of June 30, 2005 are in excess of $18 million, then the price will be equal to the lesser of $5.50 and the number calculated in (i) above, plus a number equal to (1) 60% of such excess divided by the sum of (2) 697,062 and 20% of the number of Company options exercised between August 19, 2002 and the Closing Date.

         The June 30, 2005 Deficiency will be the difference between $18 million and the sum of (x) the Liquid Distributable Assets as of June 30, 2005 and (y) the shortfall, if any, between $14 million and the Liquid
Distributable Assets as of March 31, 2003.

         The Company estimates that its Liquid Distributable Assets as of March 31, 2003 will exceed the $14 million requirement but, given uncertainty as to the collectibility of existing assets and the determination of available tax benefits, it cannot determine the amount as of June 30, 2005. See "Risk Factors."

         The Payment Right will be limited to stockholders who (i) hold their shares of Surviving Corporation Stock received in the merger continuously until June 30, 2005 and (ii) tender those shares in accordance with the instructions sent to them following the final calculation of the Liquid Distributable Assets. If you sell or otherwise transfer for value your shares received in the merger: (i) you will permanently lose your Payment Right with respect to such shares; and (ii) the purchaser of your shares will not have Payment Right with respect to such shares.

         At the Effective Time, all shares of Company Common Stock will automatically be cancelled and cease to exist. Therefore, any person holding a certificate representing shares in Company Common Stock will no longer have any rights with respect to such shares, except for the right to receive the Merger Consideration.

         Shares of Company Common Stock that are outstanding immediately prior to the merger and held by any dissenting stockholder who (a) has not voted in favor of the merger and (b) properly perfects his or her appraisal rights will not be converted into the right to receive the Merger Consideration, but rather the dissenting stockholder will be entitled to payment of the fair value of his or her dissenting shares in accordance with and subject to
Section 262. See "Appraisal Rights of Stockholders."

Liquid Distributable Assets

         Following the merger, the Company will continue with the liquidation of its assets announced in March 2002, and Palisade has agreed to use its reasonable best efforts to cause the liquidation to continue and to maximize the amount realized in connection with the liquidation. For the purposes of determining the price at which stockholders may sell their shares of Surviving Corporation Stock back to Company, the term "Liquid Distributable Assets" means an amount of assets generated through:

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         o    the sale of the Surviving Corporation's business segments and assets existing as of the Closing Date, Receivables (as defined below) and tax refunds collected after the Closing Date for taxes paid prior to the Closing Date ("Tax Refunds") plus the value of Tax Attributes (as defined below), and interest earned on any of the above, plus

         o the Company's cash and cash equivalents as of the Closing Date and interest earned thereon.

         Liquid Distributable Assets will be calculated net of (1) taxes paid,
(2) actual operating expenses and liabilities incurred through March 31, 2003 or June 30, 2005, as applicable, (3) any incentive payment paid or payable to Messrs. Tuchman or Cardonne, net of related tax benefits, and (4) any reserve necessary to cover future costs of completing the sale of business segments and assets of the Surviving Corporation. In calculating such reserves, future expectancies of additional Liquid Distributable Assets will be taken into account, and any possible claim by the Internal Revenue Service that has neither been asserted nor threatened shall not be taken into account. Asserted or threatened claims by the Internal Revenue Service will be taken into account only if asserted in writing or, if oral, reduced to writing within 20 days, and only to the extent of a reasonable estimate of the ultimate liability, after discussion with the Board Observers. Liquid Distributable Assets will not include the Company's reimbursement of legal fees to Palisade in connection with the merger agreement or proceeds from the exercise of stock options.

         To the extent the Surviving Corporation incurs debt, pays interest on such debt, acquires any assets, incurs any expenses or takes any other action not directly related to the Company's liquidation efforts or to the operation of the Company's business as it existed on the Closing Date, these actions will not be taken into account when determining the amount of Liquid Distributable Assets and Tax Attributes.

         The Surviving Corporation will maintain a separate accounting for the Liquid Distributable Assets, and the costs of the accounting will be excluded in determining the amount of Liquid Distributable Assets. The Surviving Corporation will calculate the Liquid Distributable Assets, but the calculation must be approved by two representatives designated by the Company prior to the closing date to represent your interests. (See "- Directors and Officers; Board Observers" below). If the board observers do not agree with the Surviving Corporation's calculation, the Liquid Distributable Assets will be calculated by an independent accounting firm or financial advisor. After the calculation of Liquid Distributable Assets is final, the Surviving Corporation will send you instructions about how to sell your shares of Surviving Corporation Stock back to the Company, including information about the sale price.

Tax Attributes

         For the purpose of determining Liquid Distributable Assets, "Tax Attributes" as of March 31, 2003 will include any item of loss, deduction, expense, credit or other tax attribute held by the Surviving Corporation or its subsidiaries immediately after March

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

31, 2003 that is available to offset taxable income of the Company (or, after the Effective Time, the Surviving Corporation) or its subsidiaries attributable to any taxable period (whether such taxable period begins before, on or after the Closing Date), to the extent not already used to obtain a Tax Refund. The amount of any Tax Attribute held by the Surviving Corporation and its subsidiaries immediately after March 31, 2003 will be determined as if the taxable period of the Surviving Corporation and its subsidiaries that includes March 31, 2003 ended on March 31, 2003.

         Tax Attributes as of June 30, 2005 will include any item of loss, deduction, expense, credit or other tax attribute held by the Surviving Corporation or its subsidiaries immediately after March 31, 2003 that is actually used (or can be used, upon filing of a tax return for any taxable period ending before, on, or which includes June 30, 2005) to offset taxable income of the Company (or, after the Effective Time, the Surviving Corporation) or its subsidiaries attributable to any taxable period ending on or before June 30, 2005, or, in the case of a taxable period that includes June 30, 2005, the portion of such taxable period that ends on June 30, 2005, to the extent not already used to obtain a Tax Refund. With respect to any taxable period that includes but does not end on June 30, 2005, the amount of taxable income attributable to such taxable period that may be offset by Tax Attributes will be the amount of taxable income which would be offset if the relevant taxable period had ended on June 30, 2005.

Receivables

         In determining Liquid Distributable Assets, "Receivables" will include (1) as of March 31, 2003, the collection of revenue streams existing as of the Closing Date and the collection, maturity or conversion of the Surviving Corporation's assets existing as of the Closing Date (including, but not limited to, note payments and accounts receivable), and (2) as of June 30, 2005, the amounts actually collected pursuant to clause (1) by the Surviving Corporation through such date.

Treatment of Company Stock Options

         All of the outstanding options to purchase Company Common Stock are vested and will continue in accordance with their existing terms following the merger. Upon the exercise of any option between the Effective Time and June 30, 2005, an option holder will receive the Merger Consideration and the Payment Right for each share represented by the option. Upon the exercise of any option after June 30, 2005, an option holder will receive only the Merger Consideration for each share represented by the option. Incentive stock options will be adjusted as necessary under applicable law.

Directors and Officers; Board Observers

         Directors and Officers. The merger agreement provides that the directors of Merger Sub and the officers of the Company immediately prior to the Effective Time of the merger will be the directors and officers of the Surviving Corporation following the merger. Palisade has informed the Company that it intends to nominate Mark S. Hoffman, Richard S. Meisenberg, Melvin Meskin and Jeffrey D. Serkes as new directors.

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Palisade has indicated that it would like Robert L. Tuchman, Mark N. Kaplan and Clark A. Johnson, current directors of the Company, to continue as directors following the merger. Messrs. Tuchman, Kaplan and Johnson have been directors of the Company since 1991, 1967 and 2000, respectively. Mr. Tuchman, Chairman, President, Chief Executive Officer and General Counsel of the Company and Raymond A. Cardonne, Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, have been officers of the Company since 1991 and 1997, respectively. You can find further information regarding Palisade's designees in the section entitled "Designees to the Board of Directors."

         In addition, the board of directors of the Surviving Corporation will be divided into three separate classes. Palisade has advised the Company that the first class of directors will consist of Clark A. Johnson and Mark N. Kaplan, the second class of directors will consist of Richard S. Meisenberg and Robert L. Tuchman and the third class of directors will consist of Mark S. Hoffman, Melvin Meskin and Jeffrey D. Serkes. For more information on the classified board, see "The Merger Agreement -Comparison of Rights of Holders of Company Common Stock and Surviving Corporation Stock; Amended Charter and By-Laws - Classified Board."

         Board Observers. The Company will designate two representatives to attend and observe (in a non-voting capacity) all meetings of the Surviving Corporation's board of directors (the "Board Observers"). The Board Observers will be entitled to receive notices of and to attend meetings of the Surviving Corporation's board of directors, in the same manner as the members of the Surviving Corporation's board of directors. The Board Observers will approve the Surviving Corporation's calculation of Liquid Distributable Assets. Until such calculation is finalized, there will be two Board Observers. The Board Observers will be paid $1,000 and reimbursed for their reasonable expenses for each board meeting attended, and will be indemnified by the Company to the extent permitted by applicable law and the Company's organizational documents. Neil R. Austrian and Ira T. Wender, who currently serve as directors of the Company, are expected to serve as the Board Observers. Messrs. Austrian and Wender have been directors of the Company since 1980 and 1981, respectively.

Representations and Warranties

         The merger agreement contains certain customary representations and warranties by the Company that cover, among other things:

         o    organization and qualification,
         o    capital stock,
         o    authorization,
         o    non-contravention, approvals and consents,
         o    SEC reports and financial statements,
         o    absence of certain changes or events,
         o    absence of undisclosed liabilities,
         o    legal proceedings,
         o    proxy statements and other filings,

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         o    compliance with laws and orders,
         o    compliance with agreements and material contracts,
         o    taxes,
         o    employee benefit plans,
         o    ERISA compliance,
         o    environmental matters,
         o    real property,
         o    intellectual property rights,
         o    non-competition agreements,
         o    agreements with regulatory agencies;
         o    amendment of the rights agreement,
         o    opinion of the financial advisor,
         o    voting requirements,
         o    state takeover statues;
         o    brokers and finders,
         o    insurance,
         o    certain business practices,
         o    investment company status,
         o    employees, and
         o    related party transactions.

         The merger agreement also contains certain customary representations and warranties by the Palisade and Merger Sub that cover, among other things:

         o    organization and qualification,
         o    capital stock of Merger Sub,
         o    authorization,
         o    non-contravention, approvals and consents,
         o    proxy statement,
         o    legal proceedings,
         o    sufficiency of funds,
         o    brokers and finders, and
         o    ownership of Company Common Stock.

         No representations or warranties of the Company, Palisade or Merger Sub will survive beyond the Effective Time.

Conduct of the Company Prior to the Merger

         The merger agreement provides that, with certain exceptions, prior to the Effective Time, the Company and its subsidiaries will continue their business activities and not take certain actions without the prior written consent of Palisade. The Company and its subsidiaries are required to carry on the current business in the ordinary course consistent with past practice and in compliance in all material respects with applicable law and use their best efforts to preserve intact the business organization of the Company

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

and each of its subsidiaries. The Company has also agreed that, until the Closing Date, it and its subsidiaries will not without the prior consent of
Palisade:

         o    amend or propose to amend their organization documents,
         o declare, set aside or pay any dividends or make other distributions on any of their capital stock,
         o split, combine, reclassify or take similar action with respect to any of their capital stock,
         o    adopt a plan of liquidation or authorize such liquidation,
         o    redeem, repurchase any shares of its capital stock,
         o issue, sell, grant, pledge or otherwise encumber, any shares of their capital stock or option (other than allowing the exercise of existing options),
         o adopt or amend any plan for the benefit or welfare of any director, officer or employee,
         o increase the compensation of any director, officer or employee (other than retention bonus arrangements or agreements for less than $15,000),
         o increase the fringe benefits of or pay any benefit to any director, officer or employee (other than fees and expenses of the Special Committee),
         o enter into or modify any employment or similar agreement with any director, officer, or employee (other than severance arrangements for less than $15,000),
         o acquire any interest in, make any investment in or make any capital contribution to any person, business or entity,
         o acquire or lease any properties or material assets of any person or business entity,
         o (i) incur or assume any debt or guarantee any debt of another person or business entity, (other than between the Company and its subsidiaries), (ii) issue or sell any debt securities, (iii) make any loans, advances or capital contributions or (iv) enter into any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction,
         o pay, discharge, settle or satisfy any extraordinary claims, liabilities or obligations,
         o    waive any claims or rights,
         o make any change in any method of accounting or accounting practice or policy,
         o    create or incur any lien on any property or assets,
         o    amend or materially modify the terms of any indebtedness,
              guarantees of indebtedness or any other securities,
         o    execute any definitive or binding agreement relating to
              Heli-Coil and Dodge licensing rights, other than as previously disclosed to Palisade, or
         o take any action that would be reasonably expected to cause the Company's representations and warranties to be materially untrue at the Effective Time.

         The above covenants provide certain exceptions which enable the Company to continue with the liquidation of its assets announced in March 2002. Until the Closing

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

Date, the Company and its subsidiaries may not directly or indirectly take any other action (or fail to take any required action) that would be materially inconsistent with, materially delay or materially adversely affect the consummation of the merger.

No Solicitation

         The merger agreement provides that, until the Closing Date, the Company and its subsidiaries and affiliates may not directly or indirectly (i) solicit or consider any proposals or offers relating to, (ii) provide any information to any third party in response to, (iii) engage in any negotiations or discussions with any person or business entity relating to, or
(iv) otherwise cooperate in any way with any person in connection with, any acquisition, merger, recapitalization, dissolution or any similar transaction involving all or substantially all of the Company, its business or assets (other than in connection with the liquidation announced on March 27, 2002) or 80% or more of the Company Common Stock (an "Alternative Transaction"), other than the merger.

         However, if a third party proposes an Alternative Transaction to the Company, the Board of Directors may participate in negotiations or discussions with, or provide information to, such third party if it determines in good faith that it has a fiduciary duty to do so, provided that (a) the Board of Directors determines that such third party is capable of making a Superior Offer (as defined below) and (b) the Company promptly notifies Palisade of the terms of any such offer, the status of the Company's consideration of the offer and of any actions taken by the Company in response to the offer.

         A "Superior Offer" is a written offer made by a third party (x) to purchase the Company or its business or assets or 80% or more of the Company's capital stock or other equity that the Board of Directors, after consultation with its outside financial advisor, determines in good faith to be more favorable economically to the Company and its stockholders than the Palisade transaction and (y) that the Board of Directors determines in good faith is likely to result in a transaction that will actually be consummated.

         Upon signing the merger agreement, the Company was required to immediately cease any existing discussions or negotiations with respect to any Alternative Transaction.

         The Board of Directors also may not, except as expressly provided in the merger agreement,

         o withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Palisade or Merger Sub, its approval or recommendation of the merger or the merger agreement,

         o approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or

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

         o cause the Company to enter into any letter of intent or agreement related to an Alternative Transaction.

         However, upon receipt of a Superior Offer, the Board of Directors may take any of these actions if the Company first (i) provides written notice to Palisade of its intent to do so and (ii) if, within five business days of receipt, Palisade does not make an offer that the Board of Directors determines in good faith to be at least as favorable to the Company's stockholders from a financial point of view as the Superior Offer, and (iii) terminates the merger agreement and pays Palisade a termination fee. See "-Fees and Expenses" below.

         The merger agreement also permits the Company to take or disclose to its stockholders a position contemplated by Rule 14e-9 or Rule 14e-2(a) of the Exchange Act or make any disclosure to stockholders which, in the good faith judgment of the Board of Directors, is necessary under applicable law.

Indemnification and Insurance

         The merger agreement provides that the Company's current and former directors, officers, employees and agents will be indemnified by the Surviving Corporation for acts occurring before the merger, to the fullest extent possible under Delaware law, our current charter and by-laws and any existing indemnification contracts. For six years following the merger, the Surviving Corporation will maintain the Company's current directors' and officers' liability insurance policies. If the cost of this insurance exceeds 200% of the Company's current premium, the Surviving Corporation will provide the maximum amount of insurance available for such 200%. Any company which merges with or acquires the Company after the merger will be required to honor the indemnification obligations under the merger agreement.

Employee Benefit Plans

         For two years after the completion of merger, the Company's employees will be provided with benefits not less favorable taken as a whole than the benefits provided to employees before the Effective Time, although the Surviving Corporation is not required to continue any specific Company benefit plan. The Surviving Corporation will honor all severance plans and employment and severance agreements of the Company and its subsidiaries and provide severance pay under the Company's benefit plans to any employee without an employment or severance agreement who is terminated within the first year following the merger. In addition, it will honor all obligations under the change in control provisions of the Company's benefit plans which will be triggered by the merger. The Company's employees will receive full credit under the Surviving Corporation's benefit plans for their service with the Company and for any co-payments or deductibles paid prior to the merger. The Surviving Corporation will also waive all limitations on preexisting conditions, exclusions and waiting periods under benefit plans occurring due to the change in benefit plans in connection with the merger.

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Recommendation of the Board of Directors; Stockholder's Meeting

         The merger agreement requires us to call, give notice of, convene and hold a special meeting of our stockholders for the purpose of voting on the adoption of the merger agreement. The merger agreement provides that the Board of Directors will recommend that our stockholders vote in favor of the adoption of the merger agreement. However, the Board of Directors may withdraw or modify its recommendation under certain circumstances. (See "-No Solicitation" above) If Palisade then terminates the merger agreement, it may be entitled to a termination fee of $500,000. See "-Termination" and "- Fees and Expenses" below.

Conditions to the Merger

         The completion of the merger depends on a number of conditions being satisfied, including the conditions described below.

         Each party's obligation to complete the merger is subject to the following conditions on the Closing Date, which it may waive in its sole discretion:

         o the Company's stockholders have adopted the merger agreement by a majority vote at the special meeting, and

         o no court or government agency may issue a law or judgment prohibiting the merger or the other transactions contemplated by the merger agreement.

         Palisade's obligation to complete the merger is also subject to the following conditions on the Closing Date, which may be waived by Palisade in its sole discretion:

         o the Company's representations and warranties concerning organization and qualification, capital stock, authorization and brokers and finders must be true as of the Closing Date,

         o all of the Company's other representations and warranties must be accurate (without regard to any materiality qualifications) as of the Closing Date, except to the extent such inaccuracies do not in the aggregate both result in a liability of more than $100,000 to the Company and have a material adverse effect on the company and its subsidiaries,

         o the Company and its subsidiaries have obtained all consents and approvals required for the merger,

         o the Company has performed all of its obligations under the merger agreement,

         o the Company has delivered to Palisade all certificates and resolutions required under the merger agreement, and

         o appraisal rights are exercised for no more than 10% of the Company's outstanding shares (excluding Palisade's shares and treasury shares).

         The Company's obligation to effect the merger is also subject to the following conditions on the Closing Date, which may be waived by the Company in its sole discretion:

         o the representations and warranties made by Palisade and Merger Sub concerning organization and qualification, capital stock of Merger Sub, authorization and sufficient funds must be true as of the Closing Date,

         o all other representations and warranties made by Palisade and Merger Sub must be accurate (without regard to any materiality qualifications) as of the Closing Date, except to the extent such inaccuracies do not in the aggregate have a material adverse effect on the merger agreement, Palisade or Merger Sub and their ability to perform their obligations under the merger agreement,

         o Palisade and Merger Sub have performed all of their obligations under the merger agreement, and

         o Palisade and Merger Sub have delivered to the Company all certificates and resolutions required under the merger agreement.

Termination

         The merger agreement may be terminated:

         o    by mutual consent of Palisade and the Company, or

         o by either Palisade or the Company: if (i) the merger has not occurred by March 31, 2003, (ii) the merger agreement was not adopted by a majority of our stockholders at the special meeting; or (iii) any court or government agency has issued a law or judgment prohibiting the merger, by Palisade, if:

         o the Board of Directors withdraws, or adversely modifies its recommendation of, the merger,

         o the Board of Directors approves or recommends, or the Company enters into an agreement for, an Alternative Transaction,

         o there is a tender offer for the Company Common Stock and the Board of Directors within five days does not recommend against it,

         o the Company materially breaches any of its representations, warranties or obligations under the merger agreement, or by the Company:

         o if before our stockholders adopt the merger agreement at the special meeting, the Board of Directors determines to recommend to stockholders, or the Company enters into an agreement for, a Superior Offer, or

         o Palisade or Merger Sub materially breaches any representations, warranties or obligations under the merger agreement.

Fees and Expenses

         If the merger is consummated, on the Closing Date, the Company must reimburse Palisade $125,000 for its legal fees and expenses.

         The Company must pay Palisade a break-up fee of $500,000 if the Company terminates the merger agreement because the Board of Directors recommends a Superior Offer or Palisade terminates the merger agreement because:

         o the Board of Directors withdraws, or modifies adversely its recommendation of, the merger,

         o the Board of Directors approves or recommends to stockholders, or the Company enters into a written agreement for, an Alternative Transaction, or

         o there is a tender offer or exchange offer for the Company Common Stock and the Board of Directors within five days does not recommend against it.

         The Company must pay Palisade liquidated damages of $300,000 if either party terminates the merger agreement because our stockholders did not adopt the merger agreement at the special meeting or Palisade terminates the merger agreement because the Company materially breaches any of its representations, warranties or obligations under the merger agreement.

Comparison of Rights of Holders of Company Common Stock and Surviving Corporation Stock; Amended Charter and By-Laws

         The certificate of incorporation and by-laws of Merger Sub existing immediately prior to the Effective Time will become the certificate of incorporation and by-laws of the Surviving Corporation, but the Surviving Corporation will continue under the name Refac. Consequently, rights of holders of Surviving Corporation Stock will be governed by the Surviving Corporation's certificate of incorporation and by-laws. Copies of the certificate of incorporation, as amended, and by-laws of Merger Sub are attached to this proxy statement as Annexes E1, E2 and F, respectively.

         This section of this proxy statement compares the rights of holders of Company Common Stock and holders of Surviving Corporation Stock. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important or that you deem important do not exist. This summary, therefore, is qualified in its entirety by reference to the DGCL, the Company's current certificate of incorporation and by-laws and the Surviving Corporation's certificate of incorporation and by-laws. You should carefully read this entire proxy statement and any other documents to which we refer for a more complete understanding of the differences between the rights of holders of Company Common Stock and holders of Surviving Corporation Stock.

         The Company and Merger Sub are both incorporated under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Company Common Stock and Surviving Corporation Stock arise primarily from differences in their respective certificates of incorporation and by-laws.

         Following is a summary of the primary differences between the shares of Company Common Stock and the shares of Surviving Corporation Stock, which differences are reflected in the new certificate of incorporation and by-laws:

Authorized Capital Stock

         The total authorized stock of the Company consists of 20,000,000 shares of common stock, par value $0.10 per share, 100,000 shares of serial preferred stock, par value $5.00 per share, and 5,000 shares of 6% preferred stock, par value $100.00 per share.

         The total authorized stock of Merger Sub consists of 20,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Preferred Stock

         The Company's certificate of incorporation states that the preferred stock of the Company entitles its holders to receive non-cumulative cash dividends at the rate of 6% per annum per share on the par value thereof, to be paid before any dividends on the common stock, as and when a dividend is declared by the Board of Directors. In the event of liquidation, the holders of preferred stock are entitled to receive $100 per share, plus any declared and unpaid dividends, before any distribution or payment to the holders of common stock. The Board of Directors may also elect to redeem preferred stock (either by total redemption or pro rata) at the price of $105 per share, plus any declared and unpaid dividends, upon not less than 10 days and not more than 40 days notice. Holders of preferred stock have no voting rights other than those provided by law, nor are holders of preferred stock entitled to pre-emptive rights with regard to new issues of Company securities.

         Merger Sub's certificate of incorporation states that the Board of Directors is authorized to divide and issue shares of preferred stock in classes or series and to fix voting powers and such other rights as the Board of Directors may determine. The Board of Directors is also authorized to (i) increase or decrease the stated number of shares of preferred stock (but not below the number of shares then outstanding) and (ii) unless stockholder approval is otherwise required by Delaware law, modify or adjust the voting powers, stated value, dividend rate, the cumulative or non-cumulative nature of the dividends, liquidation preferences and rights, redemption price and conversion price and form of consideration of such preferred shares.

Meetings of Stockholders

         The Company by-laws provide that, unless prescribed by statute, special meetings of the stockholders may be called at any time by the Board of Directors or the President. Notice of all stockholders meetings shall be given to each stockholder of record at least 10 days and not more than 50 days in advance of the meeting. Meetings shall be chaired by the President, or in the President's absence, a Vice President, or in a Vice President's absence, any person elected by a majority of stockholders. Only that business specified by the notice of meeting or properly brought before the annual meeting by the Board of Directors or a stockholder of record may be transacted. To properly bring business before an annual meeting, stockholders must give written notice to the Secretary not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting.

         Merger Sub's by-laws state that special meetings of the stockholders, unless prescribed by statute, (i) may be called by the Board of Directors, the President or the Secretary and (ii) shall be called by the President or Secretary at the request of stockholders holding a majority of the outstanding common stock. Notice of all such meetings shall be given to stockholders at least 10 days and not more than 60 days in advance of such meeting, except where the matter to be voted on concerns a merger or consolidation, or a sale, lease or exchange of all or substantially all of the corporation's assets, in which case notice shall be given at least 20 days and not more than 60 days in advance of the meeting. Merger Sub's by-laws do not specify a procedure for stockholders to bring business before any meeting.

Quorum for Stockholder Meetings

         The Company's by-laws state that at all meetings of the stockholders, the holders of a majority of the votes of the shares of stock issued and outstanding and entitled to vote shall constitute a quorum, except where stockholder are required to vote by class, in which case a majority of the issued and outstanding shares of the appropriate class shall constitute a quorum.

         Merger Sub's by-laws state that the holders of 55% of the shares of capital stock issued and outstanding and entitled to vote shall constitute a quorum for all business, except as otherwise provided in the certificate of incorporation.

Requisite Stockholder Vote

         The Company's by-laws state that, except as otherwise provided by statute or in the certificate of incorporation or the by-laws, any corporate action taken by vote of the stockholders shall be authorized by a majority of the votes cast at any meeting at which a quorum is present, except for the election of directors, which shall be by a plurality.

         Merger Sub's by-laws state that, except as otherwise provided by statute or the certificate of incorporation, all matters shall be authorized by a vote of 55% of the votes cast at any meeting at which a quorum is present, except for the election of directors, which shall be by a plurality.

Stockholder Consents

         The Company's by-laws provide that, in order to determine the stockholders entitled to consent to a corporate action in writing without a meeting, the Board of Directors may fix a record date which must not precede, nor be more than 10 days after, the date on which the record date resolution is adopted. Any stockholder of record who wishes to have stockholders take action by written consent must request that the Board of Directors fix a record date, which the Board of Directors must fix promptly and within 10 days of receiving such request. In either case, if the Board of Directors does not fix a record date within the required time, and no prior action is legally required of the Board of Directors, the record date will be the first date on which a signed, written consent setting out the action to be taken is properly delivered to the offices of the Company or to the Secretary. If the Board of Directors does not set a record date within the required time, and prior action is legally required of the Board of Directors, the record date will be the close of business on the day that the resolution adopting the prior action is adopted.

         Merger Sub's by-laws provide no procedure for determining the record date for stockholder consents.

Number of Directors

         The certificate of incorporation of the Company states that the number of directors shall be as provided in the by-laws, so long as the number of directors is not less than three. The by-laws state that the number of directors shall not be less than three nor more than 11. Vacancies may be filled by a majority of the directors then in office (even if less than a quorum) or by the sole remaining director.

         Merger Sub's by-laws state that the number of directors shall be set by the incorporator of the company and may be increased thereafter by the stockholders or the Board of Directors, or decreased by the stockholders. Vacancies may be filled by may be filled by a vote of the majority of the directors then in office (even if less than a quorum), or by the sole remaining director or by the stockholders.

Classified Board

         The Company's certificate of incorporation does not provide for a classified board of directors. Currently, all of the Company's directors are elected each year for a one-year term.

         Merger Sub's certificate of incorporation provides for the classification of its board of directors into three classes, with each class to be as nearly equal in number as reasonably possible. The initial term of office of the first class of directors will expire at the 2003 annual meeting of stockholders, the initial term of office of the second class of directors will expire at the 2004 annual meeting and the initial term of office of the third class of directors will expire at the 2005 annual meeting, in each case upon the election and qualification of their successors. Commencing with the 2003 annual meeting of stockholders, directors elected to succeed the first class of directors shall be elected to a term of office to expire at the third succeeding annual meeting of stockholders after their election, and upon the election and qualification of their successors. Each future election of directors will be for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain the number of directors in each class as nearly equal as reasonably possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

         Palisade and the Company believe that the classified board will promote continuity and stability in the Company's management and policies, facilitate long-range planning and have a beneficial effect on employee loyalty. However, because of the additional time that will be required to change control of our board of directors, the classified board will make it more difficult for our stockholders to change the composition of the board of directors even if our stockholders believe such a change would be desirable.

         Pursuant to Section 141 of the DGCL, unless a company's certificate of incorporation provides otherwise, members of a classified board of directors may only be removed for cause. Merger Sub's certificate of incorporation does not provide that directors may be removed without cause.

Special Meetings of Directors

         The Company's by-laws provide that special meetings may be called by two or more directors or by the President on three days notice by mail or 24 hours notice by telephone or facsimile. The chairman of the meeting shall be a director chosen by a majority of directors present and the secretary shall be appointed by the chairman to keep the minutes thereof.

         Merger Sub's by-laws provide that special meetings may be held by resolution of the Board of Directors or at the call of the President, secretary or any director on two days notice by mail or one day notice by facsimile.

Stockholder Nomination of Directors

         The Company's by-laws provide that nominations for election to the Board of Directors may be made at any annual meeting of stockholders (or any special meeting called for such purpose) at the direction of the Board of Directors or by any stockholder of record who gives proper notice. Such stockholder notice must be properly delivered to the Company, (i) in the case of an annual meeting, not more than 90 and not less than 60 days prior to the anniversary of the immediately-preceding annual meeting, or (ii) in the case of a special meeting, not later than the 10th day following notice of the special meeting. Stockholder notice must set forth all of the required information concerning the director-nominee and the stockholder making the nomination, and be accompanied by the written consent of the director-nominee concerning the nomination.

         The Merger Sub by-laws do not specify a procedure for stockholders to nominate directors.

Officers

         The Company's by-laws provide that the officers of the Company shall include the President, one or more Vice Presidents, the Treasurer, the Controller and the Secretary. Any two or more offices may be held by the same person. Any officer of the Company may be removed with or without cause by a vote of the majority of the entire Board of Directors or, if such officer was not elected or appointed by the Board of Directors, by the President.

         The Merger Sub by-laws state that the officers shall include a President, a Secretary, a Treasurer, and may include one or more Vice Presidents or assistant officers, or other officers and agents as the Board of Directors directs or the business of the company requires. Only the Chairman of the Board must be a director. Any number of offices may be held by the same person, except that the Secretary may not be the Chairman of the Board or the President. Any officer can be removed by the Board of Directors with or without cause, but without prejudice to the rights of such officer under any employment contract or other agreement with the Company.

Compromise with Creditors

         Merger Sub's certificate of incorporation provides that in the event of a proposed compromise or arrangement between Merger Sub and its creditors and/or stockholders, any Delaware court of equity may, on the summary application of Merger Sub or any creditor, stockholder, or receiver of Merger Sub, order a meeting of such persons. If a 3/4 majority of the creditors and/or stockholders, as the case may be, agree to the compromise or arrangement, then, if sanctioned by the court, the compromise or arrangement will be binding on all such creditors or stockholders, as the case may be, and on Merger Sub. This is not addressed in the Company's certificate of incorporation and by-laws.

Section 203 of the Delaware General Corporation Law

         Merger Sub's by-laws provide that Merger Sub is not subject to
Section 203 of the DGCL, entitled "Business Combinations with Interested Stockholders."

Regulatory Approvals

         As of the date hereof, neither Palisade nor the Company is aware of any government or regulatory consents or approvals required to be obtained in connection with the merger agreement or the consummation of the merger.

Rights Agreement

         The Company is party to a rights agreement, dated as of April 30, 2002, with American Stock Transfer and Trust Company. After our March 2002 announcement that the Company was repositioning itself for sale or liquidation, the Board of Directors adopted the rights agreement and issued the rights to protect our stockholders from coercive or otherwise unfair takeover tactics. In general, the rights plan works by imposing a significant penalty upon any person or group that acquires 15% or more of any outstanding shares of Company Common Stock without approval of the Board of Directors.

         As required under the merger agreement, we have amended our rights agreement to ensure that the rights will not become exercisable as a result of our merger with Palisade.

         Additionally, the Board of Directors has taken all action necessary to render the provisions of the DGCL that restrict business combinations with interested stockholders, and any other applicable state anti-takeover laws, inapplicable to the merger, to the extent permitted by law.

Confidentiality Agreement

         In connection with its negotiations regarding a potential transaction, the Company entered into a confidentiality agreement, dated June 5, 2002, with Palisade Capital. A copy of this agreement was filed with the SEC as Exhibit A to this proxy statement and is incorporated herein by reference.

         In the confidentiality agreement, Palisade Capital agreed that it and its affiliates and representatives will not (i) disclose any information provided by the Company in connection with its negotiations or (ii) use such information for any purpose other than to evaluate the potential transaction with the Company. Palisade Capital also agreed that it and its affiliates and representatives will not disclose the fact that any relevant information exists or has been made available, including the content, existence, terms or status of the negotiations and the transaction. If Palisade Capital is required to disclose such information by applicable law, regulation or legal process, it will (i) promptly notify the Company so that the Company may take any legal or other action as it deems appropriate, (ii) in advance of the disclosure and to the extent legally permissible, provide the Company with copies of the information to be disclosed and (iii) reasonably cooperate with the Company in the Company's attempt to limit disclosure.

         Palisade Capital acknowledged that the Company does not make any warranty or representation as to the accuracy or completeness of the information provided to Palisade Capital or its representatives in connection with their negotiations.

         Palisade Capital also agreed to inform the Company if it determined not to proceed with the transaction, and to destroy or return to the Company all copies of the information. However, Palisade Capital's duties and obligations under the confidentiality agreement would continue following such return or destruction.

         Until June 4, 2004, Palisade Capital agreed that, unless specifically requested by the Company, it and its affiliates will not directly or indirectly (by forming a group or otherwise): (i) acquire, offer to acquire, or agree to acquire any securities or assets of the Company; (ii) solicit proxies to vote the Company's shares or seek to advise or influence any person on the voting of Company shares; (iii) submit any stockholder proposal; or
(iv) announce or propose any extraordinary transaction involving the Company or its securities or assets.

         In addition, until June 4, 2003, Palisade Capital agreed not to solicit or hire any employee of the Company or its subsidiaries, provided that Palisade may do so if the employee acted wholly on his or her own initiate without any solicitation or encouragement from Palisade.



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Continuing Operations - Year Ended December 31, 2001

         Revenues were $5,489,000 in 2001 as compared to $9,754,000 in 2000 and $10,619,000 in 1999. The decrease in the 2001 revenues of $4,265,000 is due to a decrease of $938,000 in licensing-related activities, $3,226,000 in gains and dividends from licensing-related securities (KeyCorp) and a decrease in interest and dividends of $101,000. With respect to the decline in revenues of gains and dividends related to licensing-related securities, the Company's planned liquidation of licensing-related securities (KeyCorp) was completed during the second quarter of 2001. During 2000, such gains and dividends accounted for revenues and net income of $5,054,000 and $3,386,000, respectively, as compared to only $1,828,000 and $1,210,000, respectively, in 2001.

         The decrease in revenues from 1999 to 2000 of $865,000 is due to decreases of $178,000 in licensing-related activities and $956,000 in realized gains on sales and dividends from licensing-related securities, offset by an increase of $269,000 in dividends and interest income.


         Revenues are summarized as follows:

                                                            2001            2000         1999
                                                    ------------- --------------- ------------
   Revenues from licensing-related activities                55%             40%          39%
   Realized gains on sales and dividends from
   licensing-related securities                              33%             52%          57%
   Dividend, interest and other income                       12%              8%           4%
                                                    ------------- --------------- ------------
     Total                                                  100%            100%         100%
                                                    ------------- --------------- ------------


Licensing-Related Activities

         Revenues from licensing-related activities consist of recurring royalty payments for the use of licensed patents and trademarks; non-recurring, lump sum license payments; agency fees; and service fees. Licensing-related income declined in 2001 by $938,000, which was mainly attributable to decreases in trademark agency fees of $498,000 and patent and technology licensing income of $441,000. Revenues from licensing-related activities decreased in 2000 by $178,000. The decline was primarily attributable to a decrease in patent and technology licensing income of $519,000, offset by an increase in trademark agency fees of $340,000. The decline in the patent and technology licensing income was primarily attributable to the fact that Company did not have any non-recurring licensing revenues in 2001, as compared to $415,000 in 2000 and $880,000 in 1999.

         Expenses from licensing-related activities consist principally of amounts paid to licensors at contractually stipulated percentages of the Company's related revenues and, in addition, include expenses related to the investigation, marketing, administration, enforcement, maintenance and prosecution of patent, trademark and license rights and related licenses. Licensing-related expenses for 2001 decreased by $726,000 from 2000, and 2000 expenses decreased by $727,000 from 1999. As a percentage of licensing-related revenues, these expenses were 22%, 35% and 51% in 2001, 2000 and 1999, respectively. The decrease in both 2001 and 2000 is principally due to a decline in client expenses related to the revenue decrease and a decrease in licensing-related salaries and benefits as the Company focused on managing existing relationships.

Licensing-Related Securities

         Income from licensing-related securities consist of gains on sales and dividends received on securities (KeyCorp) acquired by the Company in connection with its licensing-related activities. Gains and dividends decreased by $3,226,000 and $956,000 for the years ended December 31, 2001 and 2000, respectively. As mentioned above, the planned liquidation of the KeyCorp stock position was completed during the quarter ended June 30, 2001. See Notes to the Consolidated Financial Statements for additional details concerning such securities.

         Selling, general and administrative expenses from continuing operations decreased by $744,000 for the year ended December 31, 2001 over 2000. The decrease is primarily attributable to a reduction in payroll and payroll related expenses. Selling, general and administrative expenses decreased $746,000 for the year ended December 31, 2000 versus the comparable period in 1999.

         Income Tax Provision - The Company's federal and state income tax provision of $1,464,000 in 2001 reflected an effective tax rate of 35%, compared with effective tax rates of 35% and 32% in the two previous years.

         Inflation - The Company's income from licensing-related operations has not in the past been materially affected by inflation. Likewise, while currency fluctuations can influence licensing-related revenues, the diversity of foreign income sources tends to offset individual income changes in currency valuations.

Results of Discontinued Operations

         The Company has reported the results of operations for the Creative Consulting Services and Refac Consumer Products Groups as discontinued operations, net of taxes. The following table summarizes the revenues and pretax losses of the reported discontinued operations for the twelve-month periods ended December 31, 2001, December 31, 2000 and December 31, 1999:

---------------------------------------------------------------------------------------------------------
                                                                                               Total
       Twelve Months Ended            Graphic Design   Product Design      Consumer        Discontinued
        December 31, 2001                  Group            Group        Products Group      Operations
---------------------------------------------------------------------------------------------------------
Revenues                                $2,500,000       $2,679,000       $3,531,000          $8,710,000
---------------------------------------------------------------------------------------------------------
Pretax income (loss)                       201,000      (1,268,000)      (1,369,000)         (2,436,000)
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                                                                               Total
       Twelve Months Ended             Graphic Design   Product Design      Consumer       Discontinued
        December 31, 2000                  Group            Group        Products Group      Operations
---------------------------------------------------------------------------------------------------------
Revenues                                $2,602,000       $3,834,000         $824,000          $7,260,000
---------------------------------------------------------------------------------------------------------
Pretax income (loss)                       681,000      (1,090,000)      (2,053,000)         (2,462,000)
---------------------------------------------------------------------------------------------------------

                                      89

---------------------------------------------------------------------------------------------------------
                                                                                                Total
       Twelve Months Ended             Graphic Design   Product Design      Consumer        Discontinued
        December 31, 1999                   Group            Group        Products Group      Operations
---------------------------------------------------------------------------------------------------------
Revenues                                  $445,000       $2,899,000         $489,000          $3,833,000
---------------------------------------------------------------------------------------------------------
Pretax income (loss)                      119,000       (1,056,000)        (148,000)         (1,085,000)
---------------------------------------------------------------------------------------------------------

         Creative consulting services consist of product development and graphic design services provided by the Product Design Group and the Graphic Design Group. Creative consulting income decreased by $1,257,000 in 2001 as compared to 2000 with $1,155,000 of such decline being attributable to the Product Design Group and the balance of $102,000 being attributable to the Graphic Design Group. The decrease in the Product Design Group's revenue was principally due to a sharp drop in new consumer products projects as a result of the soft economy. Creative consulting revenues increased $3,092,000 in 2000 as compared to 1999 with $935,000 attributable to the Product Design Group and $2,157,000 attributable to the Graphic Design Group. The sharp increase in the Graphic Design Group's revenues is due to reporting twelve months of revenue in 2000 as compared to two months in 1999, the year in which the Graphic Design Group was acquired.

         Expenses decreased by $948,000 in 2001 as compared to 2000 of which $761,000 related to the Product Design Group and $187,000 related to the Graphic Design Group. The decrease in expenses is mainly due to reductions in creative staff to properly align capacity as a result of (i) lower external client revenue and (ii) less inter-company work under the Company's Intellectual Venture Capital program. Creative consulting expenses increased by $1,436,000 in 2000 as compared to 1999 of which $190,000 related to the Product Design Group and $1,246,000 related to the Graphic Design Group. The increase in Graphic Design Group's expenses is due to comparing twelve months of expenses in 2000 to two months in 1999, the year the Graphic Design Group was acquired.

         Manufacturing and Marketing of Consumer Products - In September 1999, the Company acquired Funatik, Inc. and merged it into the newly formed Refac Consumer Products, Inc. ("RCP"). Sales and cost of goods sold increased by $2,707,000 and $2,021,000, respectively, from 2000 to 2001. Gross profit decreased by 7%, from 35% in 2000 to 28% in 2001. The 2001 increases in sales and cost of goods sold are mainly attributable to sales of the MTV: Music Television(TM) product line to major retailers such as Toys "R" Us, Inc. and Musicland Retail, Inc. The sales in 2000 primarily related to the sourcing of OEM products for a retailer. Sales and gross profit increased $335,000 and $270,000 in 2000 over 1999. Gross margin remained constant at 35% for 2000 and 1999.

Results of Continuing Operations - Nine Months Ended September 30, 2002

         Revenues from continuing operations for the nine months ended September 30, 2002 were $6,182,000 as compared to $4,789,000 for the same period in 2001. The $1,393,000 revenue increase was due primarily to the gains on the sale of the Heli-Coil and Dodge and Gough licensing properties of $4,374,000, offset by declines in realized gains and dividends on licensing-related securities of $1,828,000, recurring patent license fees of $650,000, trademark agency fees of $117,000 and interest and dividends of $386,000.

         As of March 31, 2001, licensing-related securities consisted of 25,000 shares of KeyCorp common stock, all of which was sold during the second quarter of 2001. Accordingly, as of June 30, 2001, the Company no longer owned any licensing-related securities.

         Revenues from continuing operations for the nine months are summarized as follows:


-------------------------------------------------------------------------- -----------------------------------
                                                                               For the Nine Months Ended
                                                                                     September 30,
-------------------------------------------------------------------------- ----------------- -----------------
                               Description                                       2002              2001
-------------------------------------------------------------------------- ----------------- -----------------
Revenues from licensing-related activities                                              26%               49%
-------------------------------------------------------------------------- ----------------- -----------------
Realized gains on sales and dividends from licensing-related securities                   -               38%
-------------------------------------------------------------------------- ----------------- -----------------
Gains on sale of licensing rights                                                       71%                 -
-------------------------------------------------------------------------- ----------------- -----------------
Dividends and interest                                                                   3%               13%
-------------------------------------------------------------------------- ----------------- -----------------
Total                                                                                  100%              100%
-------------------------------------------------------------------------- ----------------- -----------------

         With the sale of the Heli-Coil, Dodge and Gough properties during the quarter ended September 30, 2002, the Company's significant licensing properties are its agreements with Patlex Corporation ("Patlex") and OXO International ("OXO"). The Company's income from its contract with Patlex is variable and is based upon revenues derived by Patlex from the licensing of two laser patents, the first of which expires in November, 2004 and the second of which expires in May, 2005. While the amount of the income is uncertain and Patlex has not provided the Company with any projections, the Company currently estimates that it will have quarterly revenues of $270,000 through 2004 and $135,000 in 2005. The OXO Agreement provides for a royalty of $90,000 during the fourth quarter of 2002 and $360,000 during 2003, after which no further royalties shall be payable. Other license agreements are expected to provide revenues of approximately $159,000 during the fourth quarter, $229,000, $213,000 and $211,000 during 2003, 2004 and 2005, respectively, after which the revenues will decrease significantly.

         Expenses from the licensing of intellectual property rights consist principally of amounts paid to licensors at contractually stipulated percentages of the Company's specific patent and product revenues and, in addition, includes expenses related to the administration, enforcement, maintenance and prosecution of patents, trademarks and license rights and related licenses. These expenses decreased by $205,000 for the nine months ended September 30, 2002, due to a decrease in revenues. As a percentage of licensing revenues, these expenses were 18% and 21% in 2002 and 2001, respectively.

         Selling, general and administrative expenses increased by $769,000 in the nine month period ended September 30, 2002 as compared to the previous year. The increase is primarily due to expenses associated with the repositioning of the Company, which totaled approximately $683,000.

         Income Tax Provision - The Company had a claim for a net tax refund of $1,305,000 as of September 30, 2002, which is based upon the capital loss that it realized upon the sale of RIL on September 30, 2002. This capital loss can be carried back against capital gains recognized by the Company during the preceding three tax years. In addition, the Company expects to use a portion of the capital loss realized upon the sale of RIL to offset capital gains realized in 2002. The tax savings from this offset is estimated to be $805,000. The deductibility of the capital loss on the sale of RIL and the refund claim are likely to be reviewed by the Internal Revenue Service.

         Based upon further investigation of the tax basis of RIL, which was completed at the end of December 2002, the Company now believes that the capital loss for tax purposes on the sale of RIL is much higher than originally estimated. Accordingly, it now estimates that it will realize an additional net tax benefit of between approximately $1,500,000 and $2,900,000. No assurance can be given, however, as to the extent to which the Company will be able to utilize this tax benefit because it is dependent upon the applicability of various provisions of the Code, as well as Treasury regulations promulgated thereunder, including possible future Treasury regulations which may have retroactive effect. In addition, the deductibility of the capital loss on the sale of RIL and the Company's refund claim are likely to be reviewed by the Internal Revenue Service. Moreover, even if the Company receives payment of its refund claim, the Company may be subject to future audits by the Internal Revenue Service which could result in the Company having to return all or a portion of the refund received. Accordingly, the Company is unable to determine the amount and/or the timing of realization of any tax benefit from the sale of RIL.

         In connection with the repositioning of the Company, the Company is required to pay taxes on the built-in gains of assets transferred to it from subsidiaries that are no longer members of the Company's consolidated tax group. In addition, because of the uncertainty of collection of the variable purchase price relating to the sale of RIL, it has not allocated any cost basis to this contract right for financial reporting basis but has estimated the value for tax purposes. Such built-in gains, which are based upon the excess of the fair market value of the assets transferred over their tax basis, and the estimated value of the RIL sale contract constitute taxable income and are in the Company's tax provision and deferred tax assets.

         The effective tax rate on continuing operations for the nine months ended September 30, 2002 and 2001 was 38% and 34%, respectively.

         Inflation - The Company's income from licensing operations has not in the past been materially affected by inflation. Likewise, while currency fluctuations can influence licensing-related revenues, the diversity of foreign income sources tends to offset individual changes in currency valuations.

Results of Discontinued Operations

         In furtherance of its plan to reposition itself for sale or liquidation, the Company sold its Creative Consulting Services and Manufacture and Marketing of Consumer Products groups in the third quarter of 2002.

Liquidity and Capital Resources

         Cash and the current portion of cash equivalents, corporate bonds and U.S. Treasury Notes increased $5,456,000 from $8,887,000 at December 31, 2001 to $14,343,000 at September 30, 2002. The Company believes its liquidity position is adequate to meet all current and projected financial needs.

         Cash provided by operations was $5,429,000 for the nine months ended September 30, 2002 as compared to cash used in operations of $3,136,000 for the same period of 2001, reflecting an increase of $8,565,000. Principal sources of net cash flows from operating activities for the nine months ended September 30, 2002 were the liquidation of assets such as accounts receivable and inventory and the sale of the Company's Heli-Coil and Dodge licensing property. Most of the cash used in operations during the three months ended September 30, 2002 was applied to reductions in accounts payable, accrued expenses and amounts payable under service agreements.

         Net cash was used to increase investments by $8,906,000 during the nine months ended September 30, 2002 as compared to the same period in 2001 when investments decreased by $4,995,000.

         The Company has commitments under leases covering its facilities and under a Retirement Agreement with its founder and former Chief Executive Officer (which has been provided for in the financial statements). The following table represents the Company's future material, long-term contractual obligations:

                           --------------------------------------------------------------------------------------
                                                          Payments Due By Period
---------------------------- --------------- ---------------- ---------------- ----------------- ----------------
Contractual                      Total        Less than one        1 - 3            4 - 5             After
obligations                                       year             years            years            5 years
---------------------------- --------------- ---------------- ---------------- ----------------- ----------------
Operating lease
obligations                     $4,420,000        $176,000       $1,929,000       $1,266,000        $1,049,000
---------------------------- --------------- ---------------- ---------------- ----------------- ----------------

                                      93

---------------------------- --------------- ---------------- ---------------- ----------------- ----------------
Other long-term
obligations                  138,000                27,000          111,000                -                 -
---------------------------- --------------- ---------------- ---------------- ----------------- ----------------
Management incentive            $1,600,000               -        1,600,000                -                 -
compensation
---------------------------- --------------- ---------------- ---------------- ----------------- ----------------

         The Company's long-term investment being held to maturity consists of a corporate bond that matures in November 2003, the market value of which is affected by changes in interest rates. Historically, the Company has not experienced material gains or losses due to interest rate changes when selling long-term investments.

Critical Accounting Policies

         The Company has historically estimated the recoverability of its long-term assets, including goodwill, by consideration of the estimated future undiscounted cash flow from the operations of the business segments to which those long-term assets relate. The Company's prior period goodwill primarily related to its Creative Consulting Services segment.

         As of January 1, 2002, the Company adopted the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

         The Company now evaluates the recoverability of its long-term assets under the provisions of SFAS 144. While such provisions retain the considerations the Company has previously made in evaluating the recoverability of its long-term assets as discussed above, SFAS 144 provides an additional triggering event to require an impairment test --- a current expectation that, more likely than not, a long-term asset or asset group will be sold or disposed of significantly before the end of its previously estimated useful life. Assets that are considered to be "held for sale" are now measured at the lower of carrying amount or fair value, less the costs to sell. Once an asset is determined to be "held for sale," depreciation on such asset ceases. Long-term assets to be disposed of by sale may not be classified as held for sale, however, until the period in which all of the following criteria are met:

         o    management commits to a plan to sell the asset or group,

         o the asset or group is available for immediate sale in its present condition,

         o    actions to complete the plan to sell have been initiated,

         o    it is probable the sale will be completed within one year,

         o the asset or group is being actively marketed at a reasonable price, and

         o it is unlikely that significant change will be made to the plan or that it will be withdrawn.

         Based upon the above criteria, the assets of the Creative Consulting Services and the Manufacture and Marketing of Consumer Products Groups became considered held for sale during the second quarter of 2002 and have been evaluated under SFAS 144. In such valuation, the actual terms of the sale of the Graphic Design Group were used and terms that were discussed with a nonaffiliated potential purchaser for the Product Design Group were used.

         In June 2002, the Financial Accounting Standards Board issued SFAS 146, "Accounting for Exit or Disposal Activities." SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to termination of a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 requires liabilities associated with exit and disposal activities to be expensed as incurred. SFAS 146 is effective for exit or disposal activities of the Company that are initiated after December 31, 2002.

Forward Looking Statements

This document includes certain statements of the Company that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact, including statements regarding completion of the proposed merger. When used in this document, the words "expects," "anticipates," "estimates," "plans," "intends," "projects," "predicts," "believes," "may" or "should," and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events, including the completion of the proposed merger with a subsidiary of Palisade Concentrated Equity Partnership, LP, and are subject to numerous risks, uncertainties, and assumptions. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among other things:

         o the failure of the Company's stockholders to adopt the merger agreement,
         o a material adverse change in the collectibility of amounts due and to become due under licensing related contracts, accounts receivable, notes receivable and contract rights receivable,
         o the failure to realize currently projected income from the Company's remaining licensing properties.

         o the failure of the Company to find a subtenant for the balance of its leased space and/or the failure of its existing three subtenants to meet their obligations to the Company under their respective subleases,
         o failure to realize expected tax benefits from the sale of RIL, and
         o    the failure of the Company to satisfy conditions to the merger.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company's expectations.




                              SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

         As of January 10, 2003, to the knowledge of the Company, the persons listed below were the only beneficial owners of more than five percent of the outstanding shares of Company Common Stock. The Company has no other class of voting securities outstanding.

                                                          Amount and Nature of
Name and Address of Beneficial Owner                      Beneficial Ownership           Percent of Class
--------------------------------------------------     ---------------------------     ----------------------

Dimensional Fund Advisors Inc.                                313,342 (1)                      8.25%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

FMR Corp.                                                     379,500 (2)                      9.99%
82 Devonshire Street
Boston, Massachusetts 02109

Hummingbird Management, LLC                                    305,600(3)                      8.05%
(formerly Morningside Value Investors, LLC)
153 East 53rd Street, 55th Floor
New York, New York 10022

Palisade Capital Management, L.L.C.                            320,400(4)                      8.44%
One Bridge Plaza, Suite 695
Fort Lee, New Jersey 07024

Robert L. Tuchman                                             255,920 (5)                      6.48%
c/o Refac
The Hudson River Pier - Suite 110
115 River Road
Edgewater, New Jersey 07020
___________________________

                                      96

     (1) Dimensional Fund Advisor's share ownership is based upon the Schedule
         13G filed on February 12, 2002.

     (2) FMR Corp.'s share ownership is based upon the Schedule 13G filed on February 14, 2002. Such shares are directly held by Fidelity
         Management & Research Company, a wholly-owned subsidiary of FMR.

     (3) Hummingbird Management's share ownership is based on the Schedule 13D filed on September 3, 2002.

     (4) Palisade Capital's share ownership is based upon the Schedule 13D filed on April 29, 2002 and amended on October 25, 2002. Of such shares, 7,900 and 1,300 shares are beneficially owned by Steven
         Berman and Mark S. Hoffman, respectively, both principals of Palisade
         Capital, and 311,200 shares are directly held by Palisade.

     (5) Includes 150,000 shares of Company Common Stock which may be acquired upon the exercise of stock options which are exercisable immediately.



Security Ownership of Management

         The following table shows: (i) the number of shares of Company Common Stock that each of the Company's directors, nominees and executive officers beneficially owned or had the right to acquire beneficial ownership of as of, or within sixty days of, January 10, 2003; and (ii) the percentage of the outstanding shares of Company Common Stock that such ownership constitutes.

                                                           Amount and Nature of
Name of Beneficial Owner                                   Beneficial Ownership          Percent of Class
----------------------------------------------------     -------------------------     ----------------------
Neil R. Austrian                                                10,579 (1)                       *
Raymond A. Cardonne                                             45,416 (2)                     1.18%
Robin L. Farkas                                                 26,598 (1)                       *
Clark A. Johnson                                                10,000 (1)                       *
Mark N. Kaplan                                                  22,828 (1)                       *
Robert L. Tuchman                                              255,920 (3)                     6.48%
Ira T. Wender                                                   11,000 (1)                       *
----------------------------------------------------     -------------------------     ----------------------
Officers and Directors as a Group
(7 persons)                                                    382,341 (4)                     9.46%

___________________________

     * Represents less than 1% of the outstanding shares.

     (1) Includes 10,000 shares of Company Common Stock which may be acquired upon the exercise of options which are exercisable immediately.

     (2) Includes 42,500 shares of Company Common Stock which may be acquired upon the exercise of options which are exercisable immediately.

     (3) Includes 150,000 shares of Company Common Stock which may be acquired upon the exercise of options which are exercisable immediately.

     (4) Includes an aggregate of 242,500 shares of Company Common Stock which such persons may acquire upon the exercise of options which are exercisable immediately.

                             STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at the 2003 Annual Meeting of Stockholders of the Company, which is currently scheduled to be held on May 9, 2003, must have been received by the Company at the Company's principal executive offices by January 20, 2003 if they are to be included in the Company's proxy statement and proxy relating to such meeting. The Company's by-laws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the by-laws, not later than [___________].




                      DESIGNEES TO THE BOARD OF DIRECTORS

         The Merger Agreement provides that from and after the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the Surviving Corporation and the officers of the Company immediately prior to the effective time of the merger will be the officers of the Surviving Corporation. The Company must also procure, prior to the closing date of the merger, the resignation of its directors as may be necessary to enable Merger Sub's directors to serve as the directors of the Surviving Corporation. Palisade has informed the Company that it intends to nominate Mark S. Hoffman, Richard S. Meisenberg, Melvin Meskin and Jeffrey D. Serkes as new directors (collectively, the "Designees"). In addition, Palisade has indicated that it would like three of the Company's current directors, Clark A. Johnson, Mark N. Kaplan and Robert L. Tuchman, to continue as directors.

         No action is required by the Company's stockholders in connection with the appointment of the Designees to the Board of Directors.

         The following table sets forth the full name, age and five (5) year business experience of each Designee. Palisade has informed the Company that, to the best of its knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Business Experience


   Name                                  Age       Principal Occupation or Employment (1)
   ----------------------------------    ------    ----------------------------------------------------------
   Mark S. Hoffman (2)                   41        Managing Director of Palisade Capital Management, LLC

   Richard S. Meisenberg (3)             40        Managing Director of Palisade Capital Management, LLC

                                      98

   Melvin Meskin (4)                     57        --

   Jeffrey D. Serkes (5)                 43        President of JDS Opportunities, LLC



         (1) Unless otherwise noted, the principal occupation or employment of each individual set forth in this table has been such individual's principal occupation or employment for the past five years and no such individual holds another position or office with the Company.
         (2) Mark S. Hoffman is a Managing Director of Palisade Capital Management, LLC, an affiliate of Palisade Concentrated Equity
             Partnership, L.P., which he joined upon its formation in 1995.
         (3) Richard S. Meisenberg is a Managing Director of Palisade Capital
             Management, LLC, an affiliate of Palisade Concentrated Equity
             Partnership, L.P., which he joined upon its formation in 1995.
         (4) Melvin Meskin was, until his retirement on December 31, 2001, Vice President-Finance-National Operations for Verizon, the combined Bell Atlantic/GTE telecommunications company. Mr. Meskin joined New York Telephone in 1970 and held a variety of line and staff assignments with the company over a 31-year career. In 1994, he was named Vice President-Finance and Treasurer for NYNEX Telecommunications. When Bell Atlantic and NYNEX merged, he was appointed Vice President-Finance and Comptroller of Bell Atlantic. Mr. Meskin is a director of Opticare Health Systems, Inc.
         (5) Jeffrey D. Serkes is President of JDS Opportunities, LLC, an investment company specializing in real estate investment and development. From August 1994 to May 2002, Mr. Serkes held a variety of financial management positions for IBM, including:
             Vice President, Finance, Sales & Distribution from June 1999 to May 2002, Vice President and Treasurer from January 1995 to May 1999 and Assistant Treasurer from August 1994 to December 1994. Prior to joining IBM, Mr. Serkes held a variety of treasury management positions with RJR Nabisco, Inc., including Vice President and Deputy Treasurer (August 1993 - August 1994), Vice President and Assistant Treasurer (June 1991 - August 1993), Director, Capital Markets (July 1989 - June 1991) and Manager, Foreign Exchange (June 1987 - June 1989).

Other Directorships

                  Name                        Other Directorships
                  ------------------------    --------------------------------

                  Mark S. Hoffman             Opticare Health Systems, Inc.
                                              Several privately held companies

                  Melvin Meskin               Opticare Health Systems, Inc.


         Additional information with respect to current members of the Board of Directors is incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2001.



                        SECURITY OWNERSHIP OF DESIGNEES

         The following table shows: (i) the number of shares of Company Common Stock that each of the Designees beneficially owned or had the right to acquire beneficial ownership of as of, or within sixty days of, January 10, 2003, and (ii) the percentage of the outstanding shares of Company Common Stock that such ownership constitutes.


                                                           Amount and Nature of
Name of Beneficial Owner                                   Beneficial Ownership          Percent of Class
----------------------------------------------------     -------------------------     ----------------------
Mark S. Hoffman                                                312,500 (1)                     8.23%
Richard S. Meisenberg                                          311,200 (1)                     8.19%
Melvin Meskin                                                     -- (2)                        --
Jeffrey D. Serkes                                                 -- (2)                        --
----------------------------------------------------     -------------------------     ----------------------
Designees as a Group
(4 persons)                                                      312,500                       8.23%
         (1) Includes 311,200 shares directly owned by Palisade Capital, of which the Designee is a managing director.
         (2) The Designee does not beneficially own any shares of Company
             Common Stock.


                      WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 233 Broadway, New York, New York 10279; 801 Brickell Ave., Suite 1800, Miami, Florida 33131; 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648 or 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036-3648. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may inspect information that the Company files with the American Stock Exchange at the offices of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006. The SEC allows the Company to "incorporate by reference" information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. The following documents are incorporated by reference into this proxy statement and are deemed to be a part of this proxy statement, except for any information superseded by information contained directly in this proxy statement:


REFAC SEC FILINGS                                       PERIOD OR DATE FILED
-----------------                                       --------------------

Annual Report on Form 10-K                              Year ended December 31, 2001.

Quarterly Reports on Form 10-Q                          Quarters ended March 31, 2002,
                                                        June 30, 2002 and
                                                        September 30, 2002.

Current Reports on Form 8-K
                                                        Filed on August 21, 2002,
                                                        October 24, 2002, November 22,
                                                        2002, December 16, 2002 and
                                                        January 24, 2003.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the special meeting shall be deemed to be incorporated by reference into this proxy statement.

         Our stockholders may obtain the above-mentioned documents, without charge, by requesting them in writing or by telephone from the proxy solicitor at the following address:

                           MacKenzie Partners, Inc.
                              105 Madison Avenue
                           New York, New York 10016
               Telephone No.: 1-800-322-2885 and (212) 929-5500
                            Fax No.: (212) 929-0308

         You should rely only on the information contained in this proxy statement or other documents to which we refer to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of the proxy statement to stockholders shall not create any implication to the contrary.

         Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. Please call MacKenzie Partners, Inc. if you have any questions about this proxy statement or the merger or need assistance with the voting procedures.


                       INDEX TO FINANCIAL STATEMENTS AND
                         FINANCIAL STATEMENT SCHEDULE

                                                                                                      Page

Independent Auditors' Report ..........................................................................F-2
Restated Consolidated Balance Sheets as of December 31, 2001 and 2000..................................F-3
Restated Consolidated Statements of Operations for the Fiscal Years ended December 31, 2001, 2000 and 1999...............................................................................................F-4
Consolidated Statements of Comprehensive Loss for the Fiscal Years ended December 31, 2001, 2000 and 1999...............................................................................................F-5
Consolidated Statements of Cash Flows for the Fiscal Years ended December 31, 2001, 2000 and 1999......F-6
Consolidated Statements of Changes in Stockholders' Equity for the Fiscal Years ended December 31,
2001, 2000 and 1999....................................................................................F-7
Notes to Consolidated Financial Statements.............................................................F-8
Condensed Consolidated Balance Sheet (Unaudited) as of September 30, 2002.............................F-21
Condensed Consolidated Statement of Operations (Unaudited)
for the nine months ended September 30, 2002 and 2001.................................................F-22
Condensed Consolidated Statement of Cash Flows (Unaudited)
for the nine months ended September 30, 2002..........................................................F-23
Notes to Consolidated Financial Statements (Unaudited)................................................F-24

                         Independent Auditors' Report


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Refac and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Refac and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders' equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Refac and Subsidiaries at December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton LLP

New York, New York
February 15, 2002, except for
Notes 1A, 1J, 6A, 6B, 8, 10
and 12 as to which
the date is August 5, 2002

                                 Restated Consolidated Balance Sheets as of December 31, 2001 and 2000

                                          Refac and Subsidiaries
                                       Consolidated Balance Sheets
                                         (Restated, see Note 1A)

                                               December 31,

                                                                          ----------------- ---------------
ASSETS                                                                          2001             2000
                                                                          ----------------- ---------------
Current Assets
  Cash and cash equivalents                                                   $8,690,000        $5,678,000
  Royalties receivable                                                           754,000         1,114,000
  Accounts receivable                                                          2,890,000         1,070,000
  Investments being held to maturity                                             200,000         4,649,000
  Inventory                                                                    2,140,000            91,000
  Prepaid expenses and other current assets                                      389,000           651,000
                                                                          ----------------- ---------------
    Total current assets                                                      15,063,000        13,253,000
                                                                          ----------------- ---------------

  Property and equipment - net                                                 1,672,000         1,929,000
  Licensing-related securities                                                         -         2,096,000
  Investments being held to maturity                                             445,000           442,000
  Deferred income taxes                                                          114,000                 -
  Other assets                                                                   265,000           262,000
  Assets being held for sale - Product Group                                   4,870,000         5,149,000
  Assets being held for sale - Graphic Group                                   1,583,000         1,417,000
  Assets being held for sale - Consumer Products
Group                                                                            375,000           355,000
                                                                          ----------------- ---------------
    Total Assets                                                             $24,387,000       $24,903,000
                                                                          ================= ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                              $293,000          $143,000
  Accrued expenses                                                               640,000           501,000
  Amounts payable under service agreements                                       253,000           435,000
  Deferred revenue                                                               315,000           125,000
  Other liabilities                                                               89,000            21,000
                                                                          ----------------- ---------------
   Total current liabilities                                                   1,590,000         1,225,000
                                                                          ----------------- ---------------
Deferred income taxes                                                                  -           527,000
Other liabilities - deferred compensation                                        205,000           397,000
                                                                          ----------------- ---------------
Stockholders' Equity:
 Common stock, $.10 par value; authorized 20,000,000
 shares; issued 5,450,887 in 2001 and 2000                                       545,000           545,000
 Additional paid-in capital                                                    9,984,000         9,984,000
 Retained earnings                                                            26,312,000        25,228,000
 Accumulated other comprehensive income                                                -         1,246,000
 Treasury stock, at cost 1,655,626 shares in 2001 and 2000                   (13,874,000)      (13,874,000)
 Receivable from issuance of common stock                                       (375,000)         (375,000)
                                                                          ----------------- ---------------
  Total stockholders' equity                                                  22,592,000        22,754,000
                                                                          ----------------- ---------------
  Total Liabilities & Stockholders' Equity                                   $24,387,000       $24,903,000
                                                                          ================= ===============

                         The accompanying notes are an integral part of the consolidated financial statements.

              Restated Consolidated Statements of Operations for the Fiscal Years ended December 31, 2001, 2000 and 1999

                                           Refac and Subsidiaries
                                   Consolidated Statements of Operations
                                          (Restated, see Note 1A)

                                                                       Years Ended December 31,
                                                          ---------------------------------------------------
                                                                2001             2000             1999
                                                          ----------------- --------------- -----------------
Revenues
  Licensing-related activities                                 $3,012,000     $3,950,000         $4,128,000
  Realized gains on licensing-related securities                1,813,000      4,844,000          5,614,000
  Dividend income from licensing-related securities                15,000        210,000            396,000
  Dividend and interest income                                    649,000        750,000            481,000
                                                          ----------------- --------------- -----------------
Total revenues                                                  5,489,000      9,754,000         10,619,000
                                                          ----------------- --------------- -----------------

Costs and Expenses
  Licensing-related activities                                    672,000      1,398,000          2,125,000
  Selling, general and administrative expenses                    589,000      1,333,000          2,079,000
                                                          ----------------- --------------- -----------------
Total costs and expenses                                        1,261,000      2,731,000          4,204,000
                                                          ----------------- --------------- -----------------

Income before provision for taxes on income                     4,228,000      7,023,000          6,415,000
Provision for taxes on income                                   1,464,000      2,452,000          2,058,000
                                                          ----------------- --------------- -----------------

Net income from continuing operations                           2,764,000      4,571,000          4,357,000
Loss from discontinued operations - net of taxes               (1,680,000)    (1,642,000)          (684,000)
                                                          ----------------- --------------- -----------------

Net Income                                                     $1,084,000     $2,929,000         $3,673,000
                                                          ================= =============== =================

Basic earnings (loss) per share:

     From continuing operations                                    $0.73           $1.20             $1.15
     From discontinued operations                                 ($0.44)         ($0.43)           ($0.18)
                                                          ----------------- --------------- -----------------
     Net income                                                    $0.29           $0.77             $0.97
                                                          ================= =============== =================

Basic weighted average shares outstanding                      3,795,261       3,795,261          3,795,261

Diluted earnings (loss) per share:

     From continuing operations                                    $0.73           $1.20             $1.15
     From discontinued operations                                 ($0.44)         ($0.43)           ($0.18)
                                                          ----------------- --------------- -----------------
     Net income                                                    $0.29           $0.77             $0.97
                                                          ================= =============== =================

Diluted weighted average shares outstanding                    3,802,579       3,797,611          3,804,273

                         The accompanying notes are an integral part of the consolidated financial statements.

               Consolidated Statements of Comprehensive Loss for the Fiscal Years ended December 31, 2001, 2000 and 1999

                                                        Refac and Subsidiaries
                                             Consolidated Statements of Comprehensive Loss



                                                                        Years Ended December 31,
                                                     -------------------- -------------------- ---------------------

                                                            2001                 2000                  1999
                                                     -------------------- -------------------- ---------------------
Net income                                               $1,084,000            $2,929,000          $3,673,000
Other comprehensive income, net of tax
     Unrealized holding gain (losses), net                     -                   98,000            (982,000)
     Reclassification adjustment, net                    (1,246,000)           (3,064,000)         (4,065,000)
                                                     -------------------- -------------------- ---------------------
Comprehensive loss                                        ($162,000)             ($37,000)        ($1,374,000)
                                                     -------------------- -------------------- ---------------------

                         The accompanying notes are an integral part of the consolidated financial statements.

                   Consolidated Statements of Cash Flows for the Fiscal Years ended December 31, 2001, 2000 and 1999


                                                  Refac and Subsidiaries

                                           Consolidated Statements of Cash Flows


                                                                                  Years ended December 31,
                                                                 -----------------------------------------------------------
                                                                        2001                2000               1999
                                                                 -----------------------------------------------------------
Cash Flows from Operating Activities
Net income                                                             $ 1,084,000        $ 2,929,000        $ 3,673,000
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
Depreciation and amortization                                            1,014,000            824,000            557,000
Realized gains on sale of licensing-related securities                  (1,813,000)        (4,844,000)        (5,614,000)
Deferred retirement                                                       (191,000)           (48,000)                 -
Deferred income taxes                                                        1,000           (311,000)          (191,000)
Write-down of long-term assets                                              28,000            185,000                  -
(Increase) decrease in assets, net of effect of purchases:
   Accounts receivable                                                  (1,460,000)           394,000           (795,000)
   Prepaid expenses and other current assets                               100,000             32,000           (325,000)
   Inventory                                                            (2,049,000)           (91,000)                 -
   Decrease (increase) in security deposit                                  68,000            (20,000)           100,000
   Other assets                                                             (3,000)           322,000            212,000
Increase (decrease) in liabilities, net of effect of purchases
    Accounts payable and accrued expenses                                  257,000           (304,000)           289,000
    Amounts payable under service agreements                              (181,000)            18,000            176,000
    Incomes taxes payable                                                  131,000           (877,000)           640,000
                                                                 -----------------------------------------------------------
Net cash used in operating activities                                   (3,014,000)        (1,791,000)        (1,278,000)
                                                                 -----------------------------------------------------------

         Cash Flows from Investing Activities
Proceeds from sales of licensing-related securities                      2,020,000          5,399,000          6,182,000
Proceeds from (purchase of) investments being held to maturity           4,448,000         (1,760,000)           762,000
Payment for purchase of Human Factors Industrial Design, Inc.,                                                  (275,000)
  net of cash acquired                                                    (100,000)                 -
Payment for purchase of assets of David Morris Creative, Inc.,                                                (1,357,000)
  net of cash acquired                                                           -                  -
Payment for purchase of Funatik, Inc., net of cash acquired                      -                  -            (50,000)
Proceeds from disposition of fixed assets                                   18,000                  -                  -
Additions to property and equipment                                       (360,000)        (1,328,000)        (1,799,000)
                                                                 -----------------------------------------------------------
Net cash provided by investing activities                                6,026,000          2,311,000          3,463,000
                                                                 -----------------------------------------------------------
Net increase in cash and cash equivalents                                3,012,000            520,000          2,185,000

Cash and cash equivalents at beginning of period                         5,678,000          5,158,000          2,973,000
                                                                 -----------------------------------------------------------
Cash and cash equivalents at end of period                              $8,690,000         $5,678,000         $5,158,000
                                                                 ===========================================================

Income taxes paid                                                         $680,000         $1,980,000         $1,257,000
                                                                 ===========================================================

For supplemental disclosure of non-cash investing and financing activities, see Notes to the Consolidated Financial Statements.

The accompanying notes are an integral part of the consolidated financial statements.

        Consolidated Statements of Changes in Stockholders' Equity for the Fiscal Years ended December 31, 2001, 2000 and 1999

                                                        Refac and Subsidiaries

                                       Consolidated Statement of Changes in Stockholders' Equity


                                                                                                Receivable
                                                                                                   from         Additional
                                                                                               Issuance of       Paid-In
                                            Common Stock               Treasury Stock          Common Stock      Capital
                                      ------------------------- ------------------------------ ------------- -----------------

Years ended December 31, 2001,          Shares       Amount       Shares          Amount
2000, and 1999
                                      ------------ ------------ ------------ ----------------- ------------- -----------------
Balance, December 31, 1998            5,450,887    $545,000     1,655,626    ($13,874,000)     ($375,000)    ($9,984,000)
Net income
Other comprehensive loss
                                      ------------ ------------ ------------ ----------------- ------------- -----------------
Balance, December 31, 1999            5,450,887    $545,000     1,655,626    ($13,874,000)     ($375,000)    ($9,984,000)
Net income
Other comprehensive loss
                                      ------------ ------------ ------------ ----------------- ------------- -----------------
Balance, December 31, 2000            5,450,887    $545,000     1,655,626    ($13,874,000)     ($375,000)    ($9,984,000)
Net income
Other comprehensive loss
                                      ------------ ------------ ------------ ----------------- ------------- -----------------
Balance, December 31, 2001            5,450,887    $545,000     1,655,626    ($13,874,000)     ($375,000)    ($9,984,000)
                                      ------------ ------------ ------------ ----------------- ------------- -----------------


Table Continued
                                                          Accumulated
                                                             Other
                                          Retained       Comprehensive
                                          Earnings          Income
                                       --------------- ------------------

Years ended December 31, 2001,
2000, and 1999
                                       --------------- ------------------
Balance, December 31, 1998               $18,626,000      $9,259,000
Net income                                 3,673,000
Other comprehensive loss                                  (5,047,000)
                                       --------------- ------------------
Balance, December 31, 1999               $22,299,000      $4,212,000
Net income                                 2,929,000
Other comprehensive loss                                  (2,966,000)
                                       --------------- ------------------
Balance, December 31, 2000               $25,228,000      $1,246,000
Net income                                 1,084,000
Other comprehensive loss                                  (1,246,000)
                                       --------------- ------------------
Balance, December 31, 2001               $26,312,000              $0
                                       --------------- ------------------

                         The accompanying notes are an integral part of the consolidated financial statement.

                  Notes to Consolidated Financial Statements

Note 1 - Business and Summary of Significant Accounting Policies

         For the past 50 years, Refac (the "Company") has been recognized for its intellectual property licensing activities. In recent years, it has also engaged in product development and graphic design and communications and has invested these creative resources, together with its licensing skills, in certain product development ventures. The Company principally operates in the United States.

A. Basis of Presentation

         On March 22, 2002, the Company announced plans to reposition itself for sale or liquidation. Since that date, the Company has disposed or expects to dispose of all of its operating segments with the exception of its licensing business and it has limited the operations of that segment to managing certain existing license agreements and related contracts. The balance sheets and statements of operations for all periods shown reflect the restatement for discontinued operations.

B. Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of Refac and all of its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

C. Securities Acquired in Association with Licensing Activities and Securities Held to Maturity

         The Company categorizes and accounts for its investment holdings as follows:

         Held to maturity securities are recorded at amortized cost. This categorization is used only if the Company has the positive intent and ability to hold these securities to maturity.

         Available for sale securities are securities that do not qualify as either held to maturity or trading securities. Unrealized gains and losses are reported as a separate component of stockholders' equity, net of applicable deferred income taxes on such unrealized gains and losses at current income tax rates. The Company's investments in licensing-related securities are included in this category.

D. Derivatives

         Prior to 2001, the Company purchased put and wrote call options to hedge against market fluctuations in its holdings of KeyCorp common stock. The Company recorded these derivative financial instruments at fair value and reported them as available for sale securities.

E. Income Taxes

         Deferred income taxes arise from temporary differences in the basis of assets and liabilities for financial reporting and income tax purposes.

F. Earnings Per Share

         The following reconciles basic and diluted shares used in earnings per share computations.



                                                   2001                 2000                 1999
                                            ------------------- --------------------- -------------------

Basic shares                                      3,795,261          3,795,261             3,795,261

Dilution: Stock options and warrants                  7,318              2,350                 9,012
                                            ------------------- --------------------- -------------------

Diluted shares                                    3,802,579          3,797,611             3,804,273
                                            ------------------- --------------------- -------------------

         In 2001, 2000 and 1999, options to purchase 640,750, 789,250 and
859,250 shares of common stock, respectively, were not included in the computation of diluted net income per share because the exercise prices of those options were greater than the average market price of the common stock.

G. Consolidated Statement of Cash Flows

         The Company considers all highly liquid investments and debt instruments purchased with an original maturity of three months or less to be cash equivalents.

H. Revenue Recognition

         Royalty revenue is recognized when the licensee sells the product. Nonrecurring lump sum payments that represent settlements of patent infringement claims are recognized when the settlements occur and collectibility is reasonably assured. Product and graphic design service revenues are recognized as services are performed. Consumer product sales revenues are recognized when title to the goods is transferred.

I. Using Estimates in Financial Statements

         In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

J. Intangibles

         Patents are amortized on a straight-line basis over their statutory life or expected useful life, whichever is shorter. Goodwill is amortized on a straight-line basis over periods from 10 years to 25 years. The carrying values of the long-lived assets (including goodwill) are reviewed if the facts and circumstances, such as a current period operating loss combined with a history of such losses, suggest that such assets may be permanently impaired.

         In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets" which were issued July 20, 2001. The new standards require that all business combinations initiated after June 30, 2001 must be accounted for under the purchase method. In addition, all intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged shall be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives will no longer be subject to amortization, but will be subject to at least an annual assessment for impairment by applying a fair value based test.

         The Company amortized goodwill under its current method through December 31, 2001. Commencing January 1, 2002, it no longer amortized goodwill. In 2001, the goodwill annual and quarterly amortization amounted to $348,000 and $87,000, respectively. As of June 30, 2002, the Company performed a transitional fair value based impairment test and recorded an impairment loss at January 1, 2002, as a cumulative effect of a change in accounting principle. In addition, the Company recorded an impairment loss in the fiscal quarter ending June 30, 2002.

K. Property and Equipment

         Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for on a straight-line basis with the estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the lives of the respective leases.

L. Reclassifications

         Certain reclassifications have been made to the prior period financial statements to conform them to the current presentation.

M. Comprehensive Loss

         Comprehensive loss consists of net income or loss for the current period as well as income, expenses, gains and losses arising during the period that are included in separate components of equity. It includes the unrealized gains and losses on the Company's licensing-related securities, net of taxes and foreign currency translation adjustments.

N. Inventories

         Inventories consist of finished goods and are valued at the lower of cost or market on a first-in, first-out (FIFO) basis.

O. Fair Value of Financial Instruments

         The Company's financial instruments principally consist of cash and cash equivalents and long-term marketable securities. The carrying amount of cash and cash equivalents approximate fair value due to the short-term maturity of the instruments. Long-term marketable securities are recorded at amortized cost, which approximates fair value, due to interest rates on these types of securities approximating current market interest rates.

Note 2 - Licensing-Related Securities and Securities Held to Maturity

         Securities held to maturity at December 31, 2001 and 2000 consist of U.S. Treasury Notes, Certificates of Deposit and corporate bonds with an amortized cost of $645,000 and $5,091,000, respectively. These securities mature in 2002 and 2003.

         There were no licensing-related securities at December 31, 2001.

         Licensing-related securities at December 31, 2000 were as follows:

                                                                                            Unrealized
December 31, 2000                   Fair Value           Cost          Carrying Value       Gain/(Loss)
                                ----------------------------------------------------------------------------

KeyCorp (NYSE: KEY)                $2,100,000          $208,000         $2,100,000          $1,892,000

KeyCorp Put Options                    (4,000)          156,000             (4,000)           (160,000)

KeyCorp Call Options                    -              (156,000)             -                 156,000
                                ----------------------------------------------------------------------------

                                   $2,096,000          $208,000         $2,096,000          $1,888,000
                                ----------------------------------------------------------------------------

         At December 31, 2000, the Company held 75,000 shares of KeyCorp. The Company also had bought and sold 50,000 put and call options, respectively (50,000 of each option expiring in the first quarter of 2001).

         The realized gains for licensing-related securities accounted for on a first-in, first-out basis for the years ended December 31, 2001, 2000 and 1999 are summarized as follows:


                              2001                    2000                   1999
                    ------------------------- --------------------- -----------------------
KeyCorp                    $1,813,000                $4,844,000            $5,614,000
                    ------------------------- --------------------- -----------------------

Note 3 - Income Taxes

         The provision for taxes on income from continuing operations for the years ended December 31, 2001, 2000 and 1999 were as follows:



                                               2001                 2000                1999
                                       ---------------------------------------------------------------
     Federal                                $1,564,000             $2,544,000        $2,254,000

     Deferred                                 (143,000)              (253,000)         (232,000)

     State and local                            21,000                116,000             5,000

     Foreign withholding                        22,000                 45,000            31,000
                                       ---------------------------------------------------------------

                                            $1,464,000             $2,452,000        $2,058,000
                                       ---------------------------------------------------------------

         The provision for taxes on income from continuing operations for the years ended December 31, 2001, 2000 and 1999 differed from the amount computed by applying the statutory federal income tax rate of 34% as follows:


                                               2001               2000                1999
                                        ------------------- ------------------ -------------------
Statutory Rate                                  34%                34%                34%

Dividend received exclusion                      -                 (1)%               (2)%

State and local                                  1%                 2%                 -
                                        ------------------- ------------------ -------------------
Provision for taxes on income                   35%                35%                32%
                                        ------------------- ------------------ -------------------

         The tax effect of temporary differences that gave rise to deferred tax assets and liabilities are as follows:

                                                                        December 31
                                                      ------------------------------------------------

                                                               2001                    2000
                                                      ------------------------------------------------

Assets
     Deferred rent and compensation/retirement                 $114,000                 $186,000

Liabilities

     KeyCorp common stock basis difference                            -                 (713,000)
                                                      ------------------------------------------------

Net asset (liability)                                          $114,000                ($527,000)
                                                      ------------------------------------------------

Note 4 - Property and Equipment

         Property and equipment consists of the following:

                                                              December 31
                                          ------------------------- --------------------------

                                                    2001                      2000
                                          ------------------------- --------------------------

Leasehold improvements                           $1,186,000                 $1,186,000

Furniture and fixtures                              730,000                    724,000

Computer software and equipment                     298,000                    278,000

Automobile                                                -                     29,000

Telephone system                                     95,000                     95,000

Office equipment                                     54,000                     53,000

Other equipment                                     129,000                    120,000
                                          ------------------------- --------------------------

                                                 $2,492,000                 $2,485,000

Less accumulated depreciation                      (820,000)                  (556,000)
                                          ------------------------- --------------------------

                                                 $1,672,000                 $1,929,000
                                          ------------------------- --------------------------

Note 5 - Stockholders' Equity

Stock Option Plans

         The Company measures compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25.

         In May 1990, shareholders approved the 1990 Stock Option and Incentive Plan (the "1990 Plan") that authorizes the issuance of up to 300,000 shares of common stock, and, in May 1997, the 1990 Plan was amended to provide for a 100,000 increase in the authorized shares. In May 1998, the shareholders approved the 1998 Stock Option and Incentive Plan (the "1998 Plan") that authorizes the issuance of up to 300,000 shares of common stock. Both Plans authorize the issuance of various incentives to employees (including officers and directors who are employees), including stock options, stock appreciation rights, and restricted performance stock awards. The Plans allow the stock option committee to determine type, shares and terms of the grants. As of March 14, 2000, no further grants were allowed under the 1990 Plan. Grants may be made at any time through May 10, 2008 under the 1998 Plan. The term period of the options granted ranges from 5 to 10 years, and the vesting period ranges from 0 to 5 years.

         In addition to the 1990 Plan and the 1998 Plan outlined above, on January 21, 1998, the Company granted an employee options to purchase 50,000 shares of common stock at an exercise price per share of $10.625. In 1996, stock options to purchase 50,000 shares were granted to directors at an exercise price per share of $5.8125. These options expired on February 6, 2001. On April 7, 1997, the Company sold a warrant to Palisade Capital

Management, L.L.C. for a price of $103,320 to purchase 200,000 shares of common stock at $8.25 per share. The warrant expired on April 7, 2002. On November 25, 1997, the Company issued non-qualified stock options to 11 employees to purchase 165,000 shares of common stock at an exercise price of $14 per share; 105,000 of these options have been canceled. On March 18, 1998, the exercise prices of 190,000 employee options were reduced to $9.50 per share.

         The table below summarizes all option activity, excluding the warrant sale to Palisade Capital Management, L.L.C.:


                                                                               Weighted
                                                 Weighted                       Average                        Weighted
                                                 Average                       Exercise                         Average
                                   2001       Exercise Price      2000           Price           1999       Exercise Price
                               -------------- --------------- -------------- -------------- --------------- ----------------

Outstanding at beginning of       646,750           $7.09        699,750           $7.64       711,500            $8.67
year

Options granted                    51,500            2.51         93,500            2.94       145,500             4.56

Options exercised                       -            -                 -            -                -             -

Options canceled                 (212,500)           6.47       (146,500)           7.04      (157,250)            9.48
                               -------------- --------------- -------------- -------------- --------------- ----------------

Outstanding at end of year        485,750            6.88        646,750            7.09       699,750             7.64
                               -------------- --------------- -------------- -------------- --------------- ----------------

Exercisable at                    271,500           $8.46        341,925           $8.23       317,070            $8.28
end of year
                               -------------- --------------- -------------- -------------- --------------- ----------------



                         The following table summarizes option data, excluding the warrant sale to Palisade Capital
                                             Management, L.L.C. as of December 31, 2001:


                                                          Weighted Average                       Exercisable at      Weighted
   Price Range                        Outstanding at       Contract Life      Weighted Average    December 31,       Average
     Minimum       Maximum           December 31, 2001        (Years)          Exercise Price         2001        Exercise Price
------------------ ---------------- -------------------- ------------------- ------------------- ---------------- ---------------
      $2.50               $3.75            123,000               8.97                $2.79             12,000           $2.83

      $3.76               $5.64             68,500               7.88                $4.05             32,750           $4.04

      $5.65               $8.48             40,500               6.96                $6.88             16,200           $6.88

      $8.49              $12.73            253,750               5.66                $9.62            210,550           $9.59
------------------ ---------------- --------------------- ------------------ ------------------ ----------------- ---------------

                                           485,750                                                    271,500
------------------ ---------------- --------------------- ------------------ ------------------ ----------------- ---------------

         The exercise prices of all the options granted (qualified and non-qualified) are at fair value of common stock at date of grant. The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: no dividend yields; expected volatility of 60, 48 and 54 percent; risk-free interest rates of 4.6, 5.7 and 6.5 percent; and expected lives of 5, 5 and 5 years. The weighted-average fair value of options granted was $1.39, $1.44 and $2.48 for the years ended December 31, 2001, 2000 and 1999, respectively.

         The pro forma amounts had options been recorded at fair value, are indicated below:


                                          2001               2000                1999
                                     ---------------- ------------------- -------------------
Pro forma net income                       $778,000        $2,758,000           $3,527,000

Pro forma earnings per share

    Basic                                     $0.21             $0.73                $0.93

    Diluted                                   $0.21             $0.73                $0.93

Preferred Stock

         The 6% non-cumulative preferred stock of $100 par value is redeemable at $105 with 5,000 shares authorized and none issued. The serial preferred stock of $5 par value has 100,000 shares authorized and none issued.

Note 6 - Commitments and Contingent Liabilities

A. Commitments

         The Company has commitments under leases covering its facilities. In May 1999, the Company relocated its corporate offices and creative studio to newly constructed facilities in Edgewater, New Jersey. The lease has an initial term of 10.5 years, which commenced upon the completion of construction in May 1999. The Company has two successive five-year renewal options. The total expected annual payments due under the lease are $567,750 during 2002 and thereafter, with a maximum cost of living increase of 2.5% per annum starting in the fourth lease year. In October 2001, the Company subleased a portion of its Edgewater facility for an annualized payment of $270,000 through May 2005. In connection with the sale of the Company's Graphic Design Group, the Company also entered into a sublease with the acquiring company for 3,492 square feet of commercial rentable space. The sublease expires on November 30, 2009, which is co-terminus with the Company's master lease. The rent for the entire term of the sublease is approximately $80,830 annually, $565,809 on the aggregate. In connection with the relocation, the Company terminated its lease for its corporate offices in New York City and subleased the offices and studio previously occupied by Human Factors Industrial Design, Inc. for the remainder of the lease term. Rent expense covering all Company facilities was approximately $476,000 (net of sublease income of $68,000), $580,000 and $445,000 for the years ended December 31, 2001, 2000 and 1999, respectively. In addition, the Company is liable for escalations as provided in the lease agreements.

B. Employment Agreements

         The Company's employment agreement with its President and Chief Executive Officer extends through March 31, 2004. The agreement provides for minimum annual compensation and incentive compensation for repositioning the Company for sale or liquidation. The officer was also granted options to purchase 100,000 shares of common stock pursuant to the Company's 1990 Stock Option Plan. In 1996, the officer exercised these previously granted options to purchase 100,000 shares of common stock. In connection with such exercise, the Company provided the officer with a loan of $375,000. The note, as modified in March 2002, bears interest at the rate of 6% per annum and is payable in ten (10) equal annual installments commencing on December 31, 2004.

         On March 21, 2002, the Company entered into an employment agreement with its Vice President and Chief Financial Officer, which extends through March 31, 2004. The agreement provides for minimum annual compensation and incentive compensation for repositioning the Company for sale or liquidation.

         The incentive compensation to the two officers for repositioning the Company for sale or liquidation will be an aggregate 20% of the excess, if any, of the fair market value of the cash and securities available to be distributed to the Company's shareholders (or otherwise realized by the shareholders) over $10 million. In addition, in the event of termination of employment of the officers prior to March 31, 2004 without cause or due to other conditions defined in their employment agreements, such officers will be entitled to a lump-sum payment of the remaining compensation under the agreements.

C. Deferred Compensation/Post-Retirement Benefits

         On December 13, 1996, the Company entered into a retirement agreement with its then Chairman and Chief Executive Officer. For a period of three years commencing on July 1, 1997, the former Chairman acted as a consultant. The retirement agreement also provides for an annuity of $100,000 per annum during his life; medical and health benefits for him and his spouse during their lives; and office facilities, equipment and personnel support for two years following his consulting services. In 1996, the Company expensed $445,000 for such retirement benefits, which represented the present value of the expected payments, following the consultancy period, based upon his then estimated life expectancy. During the second half of 2000, the Company began making payments, leaving the balance of $205,000 and $397,000 at December 31, 2001 and 2000, respectively.

D. Letters of Credit

         At December 31, 2001, the Company had open letters of credit to purchase goods for $76,000.

Note 7 - Concentrations

         The Company has a contract with Patlex Corporation which accounted for approximately 34%, 18% and 14% of the Company's total revenues for 2001, 2000 and 1999, respectively. The most significant of the two patents licensed by Patlex Corporation is the Gas Discharge Laser Patent (U.S. Patent No. 4,704,583), which expires in November 2004. The other patent (U.S. Patent No. 4,746,201) expires in May 2005.

Note 8 - Accounting for the Impairment or Disposal of Long-lived Assets

         The Company has historically estimated the recoverability of its long-term assets, including goodwill, by consideration of the estimated future undiscounted cash flow from the operations of the business segments to which those long-term assets relate. These estimates were based upon historical results adjusted for planned reductions in expenses, which have been implemented and reasonable sales goals of the business segments. The Company's goodwill primarily relates to its Creative Consulting Services segment.

         As of January 1, 2002, the Company adopted the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

         The Company will evaluate the recoverability of its long-term assets under the provisions of SFAS 144. While such provisions retain the considerations the Company has previously made in evaluating the recoverability of its long-term assets as discussed above, SFAS 144 provides an additional triggering event to require an impairment test --- a current expectation that, more likely than not, a long-term asset or asset group will be sold or disposed of significantly before the end of its previously estimated useful life. Assets that are considered to be "held for sale" are now measured at the lower of carrying amount or fair value, less the costs to sell. Once an asset is determined to be "held for sale", depreciation on such asset ceases. Long-term assets to be disposed of by sale may not be classified as held for sale, however, until the period in which all of the following criteria are met:

         o  management commits to a plan to sell the asset or group,

         o the asset or group is available for immediate sale in its present condition,

         o  actions to complete the plan to sell have been initiated,

         o  it is probable the sale will be completed within one year,

         o the asset or group is being actively marketed at a reasonable price, and

         o it is unlikely that significant change will be made to the plan or that it will be withdrawn.

         Based upon the above criteria, commencing in the second quarter of 2002, the assets of the creative consulting services and the manufacture and marketing of consumer products groups are considered held for sale and have been evaluated under SFAS 144.

         For financial reporting purposes, the balance sheet has been restated and the assets available for sale have been classified in the consolidated balance sheet as "Assets being held for sale" and are included in the Creative Consulting Services and Manufacture of Consumer Products segments. Such net assets consist of the following:


---------------------------------------------------------------------------------------------------------

                                   Graphic Design   Product Design      Consumer
        December 31, 2001              Group            Group        Products Group  Consolidated Group
---------------------------------------------------------------------------------------------------------
Fixed assets, net                        $110,000         $288,000        $359,000           $757,000
---------------------------------------------------------------------------------------------------------
Goodwill, net                           1,473,000        4,582,000          16,000          6,071,000
---------------------------------------------------------------------------------------------------------
Total assets held for sale             $1,583,000       $4,870,000        $375,000         $6,828,000
---------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------
                                   Graphic Design   Product Design      Consumer

        December 31, 2000              Group            Group        Products Group  Consolidated Group
---------------------------------------------------------------------------------------------------------
Fixed assets, net                        $123,000         $430,000        $337,000           $890,000
---------------------------------------------------------------------------------------------------------
Goodwill, net                           1,294,000        4,719,000          18,000          6,031,000
---------------------------------------------------------------------------------------------------------
Total assets held for sale             $1,417,000       $5,149,000        $355,000         $6,921,000
---------------------------------------------------------------------------------------------------------

         In connection with SFAS 144, the following table summarizes the revenues and pretax income (loss) of the reported discontinued operations of the Assets Held for Sale:

--------------------------------------------------------------------------------------------------------------

                                                                                                 Total
         Twelve Months Ended            Graphic Design   Product Design      Consumer         Discontinued
          December 31, 2001                 Group            Group        Products Group       Operations
--------------------------------------------------------------------------------------------------------------
Revenues                                 $2,500,000          $2,679,000       $3,531,000         $8,710,000
--------------------------------------------------------------------------------------------------------------
Pretax income (loss)                        201,000          (1,268,000)      (1,369,000)        (2,436,000)
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

                                                                                                 Total
         Twelve Months Ended            Graphic Design   Product Design      Consumer        Discontinued
          December 31, 2000                 Group            Group        Products Group      Operations
--------------------------------------------------------------------------------------------------------------
Revenues                                    $2,602,000       $3,834,000         $824,000        $7,260,000
--------------------------------------------------------------------------------------------------------------
Pretax income (loss)                           681,000       (1,090,000)      (2,053,000)       (2,462,000)
--------------------------------------------------------------------------------------------------------------


                                    F-18


--------------------------------------------------------------------------------------------------------------

                                                                                                 Total
         Twelve Months Ended           Graphic Design   Product Design      Consumer         Discontinued
          December 31, 1999                 Group            Group       Products Group       Operations
--------------------------------------------------------------------------------------------------------------
Revenues                                   $445,000          $2,899,000        $489,000         $3,833,000
--------------------------------------------------------------------------------------------------------------
Pretax Income (Loss)                        119,000          (1,056,000)       (148,000)        (1,085,000)
--------------------------------------------------------------------------------------------------------------


Note 9 - Human Factors Industrial Design, Inc.

         On November 25, 1997, the Company completed the purchase of the outstanding stock of Human Factors Industrial Design, Inc. (now known as RefacDesign's Product Design Group) for $6,000,000, of which $4,500,000 was payable in cash and $1,500,000 in Company stock (valued at $12.565 per share). On December 30, 1998, Human Factors Industrial Design, Inc. was merged into Refac International, Ltd. ("RIL"). The Company may also be required to make a contingent purchase price payment to the former Human Factors Industrial Design, Inc. shareholders if certain earnings targets, as defined in the purchase agreement, are met. Any contingent purchase price payment is accounted for as additional purchase price consideration. In 2001 and 1999, the Company agreed to pay an additional $100,000 and $275,000, respectively, to certain of the original shareholders who relinquished their rights to an additional contingent purchase price payment, which has been recorded as goodwill.

Note 10 - David Morris Creative, Inc.

         On November 1, 1999, the Company acquired certain assets and assumed certain liabilities of David Morris Creative, Inc. (now known as RefacDesign's Graphic Design Group) for $1,525,000 in cash. The excess of the aggregate purchase price over the net tangible assets acquired was allocated to goodwill. Based on achieving certain earnings targets during the two year period ended December 31, 2001, the Company is required to make a $250,000 contingent purchase price payment to the former shareholder of David Morris Creative, Inc. This payment is accrued and accounted for as additional purchase price consideration. The operating results of the Graphic Design Group have been included in the Company's consolidated financial statements since the date of acquisition.

         On August 5, 2002, the Company sold selected assets, including certain accounts receivable, the customer lists and goodwill, subject to certain liabilities, of RefacDesign's Graphic Design Group to a company formed by its President and former owner. The purchase price was $371,360 consisting of a lump-sum payment due on or before August 31, 2002 of $54,180 and a 6% promissory note for $317,180, which is payable in sixty (60) equal installments of $6,250 commencing January 1, 2003.

Note 11 - Accrued Expenses

         Accrued expenses consist of the following:
                                                                December 31
                                             ------------------------ -------------------------

                                                      2001                      2000
                                             ------------------------ -------------------------
          Deferred rent                               $176,000                $200,000

          Client retainers                              44,000                 132,000

          Contingent payment                           250,000                       -

          Bonus                                          6,000                  78,000

          Other                                        164,000                  91,000
                                             ------------------------ -------------------------

                                                      $640,000                $501,000
                                             ------------------------ -------------------------

Note 12 - Subsequent Event

Refac Licensing

         The Company formed Refac Licensing, Inc. ("RL") in January 1998, in conjunction with Arlene Scanlan, to operate as a full service trademark licensing agency and consultant for brand and character licensing properties. In connection with such formation, Ms. Scanlan acquired a 19% interest in RL and entered into an employment agreement with RL, which had a term expiring on December 31, 2002. Given the Company's change in direction and lack of operating success in this business, the Company and Ms. Scanlan have agreed to a termination of her employment agreement and stock option agreements to purchase 55,000 shares of the Company's stock as of January 31, 2002 and to a conveyance of her 19% interest in RL to the Company. RL will be liquidated or merged into Refac International, Ltd. ("RIL"), which will assume responsibility for all of the Company's licensing activities. Ms. Scanlan is serving as a consultant to the Company for the balance of 2002 under an agreement, which requires her to devote up to two days per week to the Company's licensing business.

Condensed Consolidated Balance Sheet (Unaudited) as of September 30, 2002

                                 REFAC AND SUBSIDIARIES
                          CONDENSED CONSOLIDATED BALANCE SHEET
                                       (UNAUDITED)
                                                                      SEPTEMBER 30, 2002
                                                                     ---------------------
ASSETS

Current Assets
  Cash and cash equivalents                                                $5,227,000
  Investments being held to maturity                                        9,116,000
  Royalties receivable                                                        414,000
  Accounts receivable, net                                                  1,275,000
  Notes receivable                                                            296,000
  Income tax receivable                                                     1,305,000
  Prepaid expenses                                                            112,000
                                                                     ---------------------
    Total current assets                                                   17,745,000
                                                                     ---------------------

Property and equipment, net                                                 1,321,000
Investments being held to maturity                                            447,000
Notes receivable                                                              374,000
Deferred incentive compensation                                             1,600,000
Deferred income taxes                                                         926,000
Other assets                                                                   11,000
                                                                     ---------------------
    Total Assets                                                          $22,424,000
                                                                     =====================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable                                                           $443,000
  Accrued expenses                                                            681,000
  Amounts payable under service agreements                                     17,000
  Deferred revenue                                                             59,000
  Other liabilities                                                           103,000
                                                                     ---------------------
    Total current liabilities                                               1,303,000
                                                                     ---------------------

Incentive compensation payable                                              1,600,000
Other liabilities - deferred compensation                                      78,000

Stockholders' Equity
  Common stock, $.10 par value                                                545,000
  Additional paid-in capital                                                9,991,000
  Retained earnings                                                        23,146,000
  Treasury stock, at cost                                                 (13,874,000)
  Receivable from issuance of common stock                                   (365,000)
                                                                     ---------------------
    Total stockholders' equity                                             19,443,000
                                                                     ---------------------
    Total Liabilities & Stockholders' Equity                              $22,424,000
                                                                     =====================

                                See accompanying Notes to the unaudited condensed financial statements.


                                      Condensed Consolidated Statement of Operations (Unaudited)
                                         for the nine months ended September 30, 2002 and 2001

                                             REFAC AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  (UNAUDITED)
                                                                                          NINE MONTHS
                                                                                      ENDED SEPTEMBER 30,

                                                                               ----------------- ----------------
                                                                                     2002             2001
                                                                               ----------------- ----------------
Revenues
  Licensing-related activities                                                    $1,587,000        $2,354,000
                                                                                                     1,813,000
  Realized gains on licensing-related securities                                           -
                                                                                           -
  Dividend income from licensing-related securities                                                     15,000
  Gains on sale of licensing rights and intellectual properties                    4,374,000                 -
                                                                                     221,000
  Dividend and interest income                                                                         607,000
                                                                               ----------------- ----------------
Total Revenues                                                                     6,182,000         4,789,000
                                                                               ----------------- ----------------

Costs and Expenses
                                                                                     289,000
  Licensing-related activities                                                                         494,000
                                                                                   1,225,000
  Selling, general and administrative expenses                                                         456,000
                                                                               ----------------- ----------------
                                                                                   1,514,000
Total costs and expenses                                                                               950,000
                                                                               ----------------- ----------------

Income before provision for taxes on income                                        4,668,000         3,839,000
Provision for taxes on income                                                      1,766,000         1,309,000
                                                                               ----------------- ----------------

Net income from continuing operations                                              2,902,000         2,530,000
Loss from discontinued operations - net of taxes                                  (3,985,000)       (1,655,000)
Cumulative effect of change in accounting principle - net of                      (2,083,000)                -
  $1,073,000 tax benefit
                                                                               ----------------- ----------------

Net Income (loss)                                                                ($3,166,000)         $875,000
                                                                               ================= ================

Basic and diluted earnings (loss) per share:

     From continuing operations                                                        $0.76             $0.67

     From discontinued operations                                                     ($1.04)           ($0.44)

     From cumulative effect of change in accounting principle                         ($0.55)                -
                                                                               ----------------- ----------------

     Net income (loss)                                                                ($0.83)            $0.23
                                                                               ================= ================

Basic weighted average shares outstanding                                          3,801,170         3,795,261

Diluted weighted average shares outstanding                                        3,813,057         3,803,563

                                See accompanying Notes to the unaudited condensed financial statements.

                                      Condensed Consolidated Statement of Cash Flows (Unaudited)
                                             for the nine months ended September 30, 2002

                                                    REFAC AND SUBSIDIARIES
                                        CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                                         (UNAUDITED)
                                                                                              Nine Months Ended
                                                                                             September 30, 2002
                                                                                            ----------------------
Cash Flows from Operating Activities
      Net loss                                                                                  ($3,166,000)
      Adjustments to reconcile net loss to net cash
        provided by (used in) operating activities:
         Depreciation and amortization                                                              167,000
         Inventory Reserve                                                                          657,000
         Loss on disposal of assets                                                                 945,000
         Cumulative effect of changing method of accounting for goodwill                          3,156,000
         Additional impairment of goodwill                                                        2,811,000
         Impairment of long-lived assets                                                             51,000
         Deferred retirement                                                                       (127,000)
         Deferred income taxes                                                                     (812,000)
         (Increase) decrease in assets:
            Royalties receivable                                                                    340,000
            Accounts receivable                                                                   1,615,000
            Notes receivable                                                                       (670,000)
            Income tax receivable                                                                (1,305,000)
            Prepaid expenses and other current assets                                                34,000
            Inventory                                                                             1,435,000
            Other assets                                                                            254,000
            Assets held for sale                                                                    361,000
         Increase (decrease) in liabilities:
            Accounts payable and accrued expenses                                                   161,000
            Amounts payable under service agreements                                               (236,000)
            Deferred revenue                                                                       (256,000)
            Other liabilities                                                                        14,000
                                                                                            ----------------------
Net cash provided by operating activities                                                         5,429,000
                                                                                            ----------------------
Cash Flows from Investing Activities
      Purchase of investments being held to maturity                                             (8,918,000)
      Proceeds from disposition of assets                                                            22,000
      Additions to property and equipment                                                           (10,000)
                                                                                            ----------------------
Net cash used in investing activities                                                            (8,906,000)
                                                                                            ----------------------
Cash Flows from Financing Activities
      Proceeds from repayment of officer loan                                                        10,000
      Proceeds from exercise of stock options                                                         7,000
                                                                                            ----------------------
Net cash provided from financing activities                                                          17,000
                                                                                            ----------------------

Net (decrease) in cash and cash equivalents                                                      (3,460,000)
Cash and cash equivalents at beginning of period                                                  8,687,000
                                                                                            ----------------------
Cash and cash equivalents at end of period                                                       $5,227,000
                                                                                            ======================

                                See accompanying Notes to the unaudited condensed financial statements.

            Notes to Consolidated Financial Statements (Unaudited)

         1. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the consolidated financial position of Refac (the "Company") at September 30, 2002, and the results of its operations, its cash flows and comprehensive losses for the nine-month interim periods presented.

         2. The accounting policies followed by the Company are set forth in Note l to the Company's consolidated financial statements for the year ended December 31, 2001, which is included herein.

         3. The results of operations for the nine months ended September 30, 2002 are not indicative of the results to be expected for the full year.

         4. The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations pursuant to SFAS No. 128, "Earnings Per Share."

------------------------------------------- -------------------------------------

                                                     Nine Months Ended
                                                       September 30,
------------------------------------------- ------------------ ------------------

               Description                        2002               2001
------------------------------------------- ------------------ ------------------
Basic shares                                      3,801,170         3,795,261
------------------------------------------- ------------------ ------------------

Dilution: stock options and warrants                 11,887             8,302
------------------------------------------- ------------------ ------------------

Diluted shares                                    3,813,057         3,803,563
------------------------------------------- ------------------ ------------------

Income from continuing operations                $2,902,000        $2,530,000
------------------------------------------- ------------------ ------------------

Basic earnings                                        $0.76             $0.67
------------------------------------------- ------------------ ------------------

Diluted earnings                                      $0.76             $0.67
------------------------------------------- ------------------ ------------------

         5. On March 22, 2002, the Company announced that it was repositioning itself for sale or liquidation. Since that date, the Company has disposed of its operating segments with the exception of its licensing business and it has limited the operations of that segment to managing certain existing license agreements and related contracts. Currently, the Company's operating assets principally consist of cash, government securities, accounts receivable, notes receivable, contract rights receivable, a claim for a tax refund, agreements related to its licensing business and its leasehold. The balance sheet and statement of operations for the period reflect the restatement for discontinued operations.

         In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" the Creative Consulting Services and Manufacture and Marketing of Consumer Products groups are included in the statement of operations as discontinued operations, net of taxes as they have been sold pursuant to the Company's repositioning.

         The Company's operations in the licensing of intellectual property rights are not considered held for sale because of the Company's intent to manage certain outstanding licensing-related agreements through their termination. While the Company's licensing operations are still considered a continuing business, it has not undertaken any new technology licensing projects during the current or preceding three fiscal years and, given its decision to position itself for sale or liquidation, it is highly unlikely that it will undertake any such projects in the future. The statement of operations reflects the results of the licensing of intellectual property rights in its results of continuing operations.

         6. Comprehensive income (loss) consists of net income or loss for the current period as well as unrealized gains and losses on the Company's licensing-related securities, net of taxes.

         The components of comprehensive income (loss), net of related tax, for the nine-month periods ended September 30, 2002 and 2001 are as follows:

---------------------------------- ---------------------------------------
                                      Nine Months Ended September 30,
---------------------------------- ------------------- -------------------
           Description                    2002                2001
---------------------------------- ------------------- -------------------
Net income (loss)                  ($3,166,000)              $875,000
---------------------------------- ------------------- -------------------

Less: Comprehensive losses, net
of tax
---------------------------------- ------------------- -------------------

Reclassification adjustment, net           -               (1,197,000)
---------------------------------- ------------------- -------------------

Comprehensive loss                 ($3,166,000)             ($322,000)
---------------------------------- ------------------- -------------------


         7. Business Combinations and Intangible Assets - Accounting for
Goodwill

         In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 141, "Business Combinations" and in July 2001, SFAS 142, "Goodwill and Other Intangible Assets." The new standards require that all business combinations initiated after June 30, 2001 must be accounted for under the purchase method. In addition, all intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged shall be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives are no longer subject to amortization, but are now subject to at least an annual assessment for impairment by applying a fair value based test. The Company adopted SFAS 142 as of January 1, 2002 and in compliance with this new standard discontinued the amortization of goodwill. With the sale of the Company's Creative Consulting Services and Manufacture and Marketing of Consumer Products groups in the third quarter of 2002, the Company no longer has goodwill on its balance sheet.

         During the quarter ended June 30, 2002, the Company completed the steps required to value the carrying value of goodwill existing at January 1, 2002. As a result, a non-cash charge of $3,156,000, or ($0.83) per share was recorded as a cumulative effect of change in accounting principle in the six months ended June 30, 2002 statement of operations. At June 30, 2002, the Company designated the Creative Consulting Services and Manufacture and Marketing of Consumer Products segments as Assets Held for Sale under provisions of SFAS 144. Based on actual terms of the sale of the Graphic Design Group, which took place on August 5, 2002, and terms that were discussed with a nonaffiliated potential buyer of the Product Design Group, the Company determined the fair value of the reporting units were less than the book values and recorded a goodwill impairment charge of $2,811,000. The Company has recorded this impairment charge, net of tax benefits, in losses from discontinued operations. The Company subsequently sold the Product Design Group on September 20, 2002.

         The following pro forma table shows the effect of amortization expense and the cumulative effect of change in accounting principle on the Company's net income (loss) recorded, as follows:

---------------------------------------------------------------------------------------------------------------------
                                                                              Nine Months Ended September 30,
---------------------------------------------------------------------------------------------------------------------
                                                                               2002                   2001
---------------------------------------------------------------------------------------------------------------------
Reported net income (loss)                                                   ($3,166,000)             $875,000
---------------------------------------------------------------------------------------------------------------------
Cumulative effect of change in accounting principle, net of tax               (2,083,000)                 -
---------------------------------------------------------------------------------------------------------------------
Amortization expense                                                                -                  225,000
---------------------------------------------------------------------------------------------------------------------
Adjusted net income (loss)                                                   ($1,083,000)           $1,100,000
---------------------------------------------------------------------------------------------------------------------
Reported income (loss) per share:
Basic and Diluted                                                                 ($0.83)                $0.23
---------------------------------------------------------------------------------------------------------------------
Adjustment for cumulative effect of change in accounting principle:
Basic and Diluted                                                                 ($0.55)                -
---------------------------------------------------------------------------------------------------------------------
Adjustment for amortization expense:                                                -                    $0.06
Basic and Diluted
---------------------------------------------------------------------------------------------------------------------
Adjusted income (loss) per share:
Basic and Diluted                                                                 ($0.28)                $0.29
---------------------------------------------------------------------------------------------------------------------

         8. Accounting for the Impairment or Disposal of Long-lived Assets

         The Company has historically estimated the recoverability of its long-term assets, including goodwill, by consideration of the estimated future undiscounted cash flow from the operations of the business segments to which those long-term assets relate. The Company's prior period goodwill primarily relates to its Creative Consulting Services segment.

         As of January 1, 2002, the Company adopted the provisions of SFAS 144, and now evaluates the recoverability of its long-term assets under the provisions of SFAS 144. While such provisions retain the considerations the Company has previously made in evaluating the recoverability of its long-term assets as discussed above, SFAS 144 provides an additional triggering event to require an impairment test --- a current expectation that, more likely than not, a long-term asset or asset group will be sold or disposed of significantly before the end of its previously estimated useful life. Assets that are considered to be "held for sale" are measured at the lower of carrying amount or fair value, less the costs to sell. Once an asset is determined to be "held for sale," depreciation on such asset ceases. Long-term assets to be disposed of by sale may not be classified as held for sale, however, until the period in which all of the following criteria are met:

         o  management commits to a plan to sell the asset or group,

         o the asset or group is available for immediate sale in its present condition,

         o  actions to complete the plan to sell have been initiated,

         o  it is probable the sale will be completed within one year,

         o the asset or group is being actively marketed at a reasonable price, and

         o it is unlikely that significant change will be made to the plan or that it will be withdrawn.

         Based upon the above criteria, the assets of the Creative Consulting Services and the Manufacture and Marketing of Consumer Products Groups became considered held for sale during the second quarter of 2002 and have been evaluated under SFAS 144. In such valuation, the actual terms of the sale of the Graphic Design Group were used (see Note 10 below) and terms that were discussed with a nonaffiliated potential purchaser for the Product Design Group were used.

         In connection with SFAS 144, the following tables summarize the revenues and pretax income (loss) of the reported discontinued operations of the Assets Held for Sale:

---------------------------------------------------------------------------------------------------------
                                                                                            Total
        Nine Months Ended          Graphic Design   Product Design      Consumer        Discontinued
       September 30, 2002              Group            Group        Products Group      Operations
---------------------------------------------------------------------------------------------------------
Revenues                                 $785,000       $1,469,000      $2,168,000         $4,422,000
---------------------------------------------------------------------------------------------------------
Pretax loss                            (1,821,000)      (6,122,000)     (1,927,000)        (9,870,000)
---------------------------------------------------------------------------------------------------------

                                                                                            Total
        Nine Months Ended          Graphic Design   Product Design      Consumer        Discontinued
       September 30, 2001              Group            Group        Products Group      Operations
---------------------------------------------------------------------------------------------------------
Revenues                               $1,968,000       $2,033,000      $1,818,000         $5,819,000
---------------------------------------------------------------------------------------------------------
Pretax income (loss)                      243,000       (1,244,000)     (1,431,000)        (2,432,000)
---------------------------------------------------------------------------------------------------------

         Included in the pretax loss of discontinued operations at September 30, 2002 is an impairment charge to long-lived assets of approximately $51,000 recorded as of June 30, 2002, as the carrying value of fixed assets of the

Product Design Group was adjusted to fair value, based upon terms then under discussion with a nonaffiliated potential buyer.

         9. Accounting for Costs Associated with Exit or Disposal Activities

         In June 2002, the Financial Accounting Standards Board issued SFAS 146, "Accounting for Exit or Disposal Activities." SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to termination of a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated received under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 requires liabilities associated with exit and disposal activities to be expensed as incurred. SFAS 146 is effective for exit or disposal activities of the Company that are initiated after December 31, 2002.

         10. Sale of the Graphic Design Group

         In furtherance of its plan to reposition itself for sale or liquidation, the Company sold certain assets, including certain accounts receivable, furniture and equipment, customer lists and goodwill, subject to certain liabilities, of the Graphic Design Group to a company formed by its President and former owner. The transaction was effective as of August 1, 2002 and the purchase price was $371,360 consisting of a lump-sum payment due on or before August 31, 2002 of $54,180 and a 6% promissory note for $317,180, which is payable in sixty (60) equal consecutive monthly installments of $6,250 commencing January 1, 2003.

         As part of this transaction, as of July 31, 2002, the employment agreement with the President of the Graphic Design Group and stock options granted to him to purchase 30,000 shares of the Company's stock were terminated in consideration of a lump-sum payment of $96,097. The Company also entered into a sublease with the acquiring company for 3,492 square feet of commercial rentable space. The sublease expires on November 30, 2009, which is co-terminus with the Company's master lease. The rent for the entire term of the sublease is $565,809.

         11. Sale of Licensing-Related Assets

         On August 19, 2002, Refac International, Ltd. ("RIL") sold its Gough licensing property and royalties receivable to Gough Holdings (Engineering), Ltd. for $450,000, payable in five semi-annual installments, without interest, commencing September 30, 2002. This note receivable is reflected on the Company's financial statements at $418,327, which represents its present value using a 6% discount rate.

         On August 19, 2002, RIL sold its Heli-Coil and Dodge licensing rights, related sublicense agreements and monies due thereunder after June 30, 2002 to Newfrey LLC (formerly Emhart LLC) for $4,000,000. The proceeds from this sale were received in August 2002.

         12. OXO International

         On September 20, 2002, RIL amended its agreement with OXO International ("OXO"), a division of World Kitchen, Inc. This amendment, which was approved by the court overseeing OXO's bankruptcy, provides that the Company will receive $550,000 from OXO of which $10,000 is for past due royalties; $180,000 for royalties for the six month period ending December 31, 2002 and $360,000 for royalties for the year ending December 31, 2003. The Company is required to perform certain services, the remainder of which the acquirer of its product design business has agreed to perform.

         13. Sale of the Product Design Group

         On September 20, 2002, RIL sold its Product Design Group to Product Genesis, LLC for a variable purchase price based upon 2 1/2% of net revenues up to an aggregate of $300,000. Due to the uncertainties of collection of the purchase price, the Company has not allocated any cost basis to this contract right and will record any monies that it may receive from Product Genesis, LLC with respect thereto as income from such discontinued operations. The Company also entered into a sublease with Product Genesis, LLC for 8,769 square feet of commercial rentable space. The sublease expires on November 30, 2009, which is co-terminus with the Company's master lease. The rent for the entire term of the sublease is $1,667,206.

         As a result of the Company's subleases, commencing January 1, 2003, Company's aggregate monthly cash subleasing income from its three subtenants will cover its monthly cash rent payment to the landlord. As of September 30, 2002, the Company still had approximately 10,500 square feet of rentable space, which it is trying to sublease. The Company plans to relocate its offices to smaller facilities.

         14. Sale of Refac International, Ltd.

         On September 30, 2002, the Company completed the transfer of the assets and assumption of the liabilities of its subsidiary, RIL, to the Company, excluding the capital stock of Refac Consumer Products, Inc. ("RCP"), a manufacturer of a line of consumer electronics products, and certain trademarks, patents and a patent application relating to RCP's business. After such transfer, the Company sold RIL to RCP Products, LLC, a limited liability company established by a former employee, for $50,000 plus a variable purchase price based upon 2 1/2% of the revenues received in excess of $1 million from the sale of its consumer electronics products during the eight year period commencing January 1, 2003, up to a maximum of $150,000 in any given year and a cumulative total of $575,000. Due to the uncertainties of collection of the purchase price, the Company has not allocated any cost basis to this contract right and will record any monies that it may receive from RCP Products, LLC with respect thereto as income from such discontinued operations. In connection with the sale of RIL, the Company recorded a book loss of approximately $625,000 in the third quarter of 2002.

         15. Merger Agreement

         On August 19, 2002, the Company entered into a merger agreement with Palisade Concentrated Equity Partnership, L.P. which provides for the merger of a Palisade subsidiary with the Company. As a result of the merger, Palisade will own approximately 80% of the outstanding stock of the Company. Following the merger, the Company will continue its liquidation of assets announced in March 2002. Palisade intends to use the Company as a vehicle for future acquisitions.

         In the merger, the Company's shareholders will receive $3.60 per share, along with 0.2 shares of new common stock of the Company. In addition, shareholders will have the right to sell the new shares to the Company for a price of up to $5.50 per share, depending upon the Company's liquid distributable assets as of March 31, 2003 and June 30, 2005. This right to sell the shares will be limited to stockholders who hold their shares until the amount of liquid distributable assets at June 30, 2005 is determined. The merger is conditioned, among other things, upon approval by a majority of the Company's shareholders. The Company will schedule a special meeting of its shareholders to vote on the merger.

         In addition, the Board of Directors approved certain amendments to the employment contracts of Mr. Tuchman, the Company's President and CEO, and Mr. Cardonne, the Company's Vice President and CFO, required in connection with the Palisade transaction. Such amendments made certain technical corrections and also restructured the timing of the payments to Mr. Tuchman. Both Mr. Cardonne's amendment and Mr. Tuchman's amended and restated employment agreement become effective upon the completion of the merger. If the merger does not occur, the Company will continue to employ Messrs. Cardonne and Tuchman pursuant to their prior agreements.

         16. Management Incentive Compensation

         Under their respective employment agreements, if the merger with Palisade is not consummated and the Company proceeds with its plan to liquidate, Messrs. Tuchman and Cardonne are entitled to an aggregate of 20% of the cash and the fair market value (as determined by the Board in its sole discretion) of securities available for distribution to stockholders in excess of $10,000,000. As of September 30, 2002, most of the planned actions necessary to complete the liquidation were met as a result of the sale of Company businesses and certain assets. Since the merger has not yet happened, the Company has estimated the incentive compensation payable based upon the Company's unaudited balance sheet as of such date and expected future revenues and costs. The Company currently estimates that the incentive compensation to management will aggregate $1,600,000. Since the employment agreements with Messrs. Tuchman and Cardonne extend through March 31, 2004, and the compensation is generally payable based upon employment through that date, the incentive compensation is being amortized over the eighteen (18) month remaining term of the agreements. The amount estimated for the incentive compensation is subject to quarterly review, and the amount accrued may change as a result of changes to the expected future revenues and costs, as well as to the future realization of assets.

         If the merger is consummated, the accrued incentive compensation will be adjusted to a computed amount based upon the following:

          Mr. Tuchman will be entitled under his employment agreement to the following payments:

---------------------------- ------------------- -------------------------------------------
                               Payment Amount
       Payment Type                                             Payment Date
---------------------------- ------------------- -------------------------------------------
Signing Bonus                        $800,000    At the Closing
---------------------------- ------------------- -------------------------------------------
Retention                             200,000    First anniversary of the Closing
---------------------------- ------------------- -------------------------------------------
Retention                             100,000    January 1, 2004
---------------------------- ------------------- -------------------------------------------
Retention                             155,000    March 31, 2004
---------------------------- ------------------- -------------------------------------------
  Total                            $1,255,000
============================ =================== ===========================================

         Mr. Cardonne will be entitled under his employment agreement to a payment of $313,744 upon the Closing.

         After the merger, Messrs. Tuchman and Cardonne will continue to pursue the Company's efforts to convert its assets to cash and securities and they will become entitled to further incentive compensation if the "eligible consideration", as defined in their employment agreements, exceeds $17,843,602.

         17. Stockholder Rights Plan

         The Company is party to a rights agreement, dated as of April 30, 2002, under which rights were distributed as a dividend to stockholders at the rate of one right for each share of Company Common Stock held by stockholders of record as of the close of business on May 9, 2002. The Rights Plan was adopted to enhance the Company's ability to carry out its plan in a manner that will be fair to all stockholders.

         Each such right initially entitles stockholders to buy one ten-thousandth of a share of preferred stock for $5.95. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock. Unless previously terminated in accordance with the Plan, the rights expire on April 26, 2012. As required under the merger agreement, the Company has amended its rights agreement to ensure that the rights will not become exercisable as a result of the merger with Palisade.

         18. Refac Licensing

         The Company formed Refac Licensing, Inc. ("RL") in January 1998, in conjunction with Arlene Scanlan, to operate as a full service trademark licensing agency and consultant for brand and character licensing properties. In connection with such formation, Ms. Scanlan acquired a 19% interest in RL and entered into an employment agreement with RL, which had a term expiring on December 31, 2002. Given the Company's change in direction and lack of operating success in this business, the Company and Ms. Scanlan have agreed to a termination of her employment agreement and stock option agreements to purchase 55,000 shares of the Company's stock as of January 31, 2002 and to a conveyance of her 19% interest in RL to the Company. RL will be liquidated or merged into Refac International, Ltd ("RIL"), which will assume responsibility for all of the Company's licensing activities. Although Ms. Scanlan is serving as a consultant to the Company for the balance of 2002 under an agreement, which requires her to devote up to two days per week to the Company's licensing business, the Company does not foresee, based upon the status of its repositioning efforts, a need for her services during the fourth quarter and has written off the remainder of her consulting agreement as of September 30, 2002.

         19. Income Taxes

         Tax Refund Claim

         The Company's claim for a tax refund of $1,305,000 is based upon its expected capital loss generated from the sale of RIL, which can be carried back against capital gains recognized by the Company during the preceding three tax years. This tax benefit is dependent upon the Company's tax basis in RIL which must be calculated under the IRS consolidated tax return regulations. These regulations are complex and require an analysis of the Company's federal consolidated tax returns and related information over the period of time in which RIL has been a member of the Company's consolidated tax group. The refund claim is subject to approval and audit by Internal Revenue Service.

         Deferred Taxes

         Deferred income taxes arise from temporary differences in the basis of assets and liabilities for financial reporting and income tax purposes. The tax effect of temporary differences that gave rise to deferred tax assets are as follows:


                                                September 30, 2002  December 31, 2001
                                                ------------------- -------------------
Tax paid on assets transferred to the
   Company from subsidiaries                          $818,000           $      -
Deferred rent, compensation and other assets           108,000            114,000
                                                ------------------- -------------------
Net Assets                                            $926,000           $ 114,000
                                                =================== ===================

         20. Subsequent Events

         Employment Agreement with Robert L. Tuchman

         On November 20, 2002, Mr. Tuchman's employment agreement was further amended to increase the retention payment due on March 31, 2004 from $155,000 to $200,000.

         Sublease with Product Genesis, LLC

         On November 25, 2002, the Company amended its sublease agreement with Product Genesis, LLC to increase the number of square feet in the sublease from 8,769 to 9,574 and the rent for the entire term from $1,667,206 to $1,763,572. As a result, the Company now has approximately 9,750 square feet of rentable space, which it is trying to sublease.

                                                                       ANNEX B






                                                     January 23, 2003


Special Committee of the
Board of Directors
REFAC
The Hudson River Pier
115 River Road
Edgewater, NJ  07020-1099


Gentlemen:

We understand that Refac (the "Company"), Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership ("Acquiror") and Palisade Merger Corp., a Delaware corporation (a wholly owned subsidiary of Acquiror, "Merger Sub") have entered into an Agreement and Plan of Merger dated August 19, 2002 (the "Original Agreement"), as amended by Amendment No. 1 to the Agreement and Plan of Merger dated October 21, 2002 ("Amendment 1") and Amendment No. 2 to the Agreement and Plan of Merger dated December 12, 2002 ("Amendment 2"). The Company has advised us that the Original Agreement will be further amended by Amendment No. 3 to the Agreement and Plan of Merger among the Company, the Acquiror and Merger Sub, a draft of which was provided to FSI on January 16, 2003 ("Amendment 3"). We have been advised by the Company, and we have assumed for purposes of this opinion, that Amendment 3 will be finalized and executed substantially in the form previously provided to FSI. The Original Agreement, as amended by Amendment 1 and Amendment 2, and as it shall be further amended pursuant to Amendment 3, is hereinafter referred to as the "Agreement". The Agreement provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become an 80% owned subsidiary of Acquiror. Under the terms set forth in the Agreement, at the effective time of the Merger, each of the outstanding shares of common stock of the Company, par value $0.10 per share ("Company Common Stock") other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares") will be converted into the right to receive $3.60 in cash and 0.2 of a share of new Company common stock, as may be adjusted in accordance with the Agreement (the "Merger Consideration"). All outstanding options to purchase Company Common Stock would become exercisable for the Merger Consideration. After June 30, 2005, stockholders who receive new Company common stock in the Merger shall have the right, under specific circumstances, to sell such new shares to the Company for an open-ended amount that is dependent upon the amount of the Company's liquid distributable assets as of June 30, 2005. The terms and conditions of the Merger, including the right to sell such shares to the Company, are set out more fully in the Agreement.

You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view and as of the date hereof, to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Dissenting Shares.

For purposes of this opinion we have, among other things:

     (i) reviewed certain publicly available financial statements and other business and financial information of the Company;

Special Committee of the
Board of Directors
Refac
January 23, 2003
Page 2


     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company's management;

     (iii) reviewed certain financial forecasts and other forward looking financial information prepared by the Company's management and tax analyses performed by and/or on behalf of the Company's management;


     (iv) held discussions with the management of the Company concerning the business, past and current operations, financial condition and future prospects of the Company;

     (v) reviewed the financial terms and conditions set forth in the Agreement;

     (vi)   reviewed the stock price and trading history of the Company;

     (vii) compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly traded companies that we deemed comparable to the Company;

     (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

     (ix)   prepared a discounted cash flow analysis of the Company;

     (x)    participated in discussions with representatives of the Company;

     (xi) reviewed the terms of certain agreements for the disposition of certain of the Company's assets;

     (xii) reviewed the employment and incentive compensation agreements between the Company and Robert L. Tuchman and Raymond A. Cardonne, Jr., and;

     (xiii) reviewed such other materials, made such other studies and inquiries, and took into account such other matters as we deemed relevant, including our assessment of general economic, market and monetary conditions.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the Company's management) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the Company's management that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluation or appraisal, with the exception of analyses prepared by the Company's management with respect to liquidation values on which we have relied in preparing our analysis without independent verification for purposes of this opinion. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for the Company that we have reviewed, upon the advice of the Company's management, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that

Special Committee of the
Board of Directors
Refac
January 23, 2003
Page 3


the Merger will be consummated upon the terms set forth in the Agreement without material alteration thereof. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

The preparation of a fairness opinion is a complex process that is not necessarily susceptible to partial analysis or summary description. In arriving at our opinion, we did not attribute any particular weight to any analysis or factor considered, but rather made qualitative judgements as to the significance and relevance of each analysis or factor. Accordingly, we believe that our analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create an incomplete view of the processes underlying our opinion.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view, and as of the date hereof, to the Holders of Company Common Stock of the Merger Consideration. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger or (ii) any tax or other consequences that might result from the Merger. We were not asked to and did not participate in the negotiations between the Company and the Acquiror, solicit third party offers to acquire the Company Common Stock or propose any other alternatives available to the Company. Our opinion does not address the relative merits of the Merger or the other business strategies that the Company's Board of Directors or the Special Committee has considered or may be considering, nor does it address the decision of the Company's Board of Directors or the Special Committee to proceed with the Merger.

In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third-parties regarding alternatives to the Merger.

We were engaged by the Special Committee to render our opinion and will receive a fee for our services, a significant portion of which is contingent upon the delivery of this opinion, and the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business we or our affiliates may trade in the debt or equity securities of the Company for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

Special Committee of the
Board of Directors
Refac
January 23, 2003
Page 4

Based upon and subject to the foregoing considerations, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair to the Holders of Company Common Stock from a financial point of view.


                                                  Very truly yours,

                                                  FLEET SECURITIES, INC.


                                                  /s/ Fleet Securities, Inc.
                                                  --------------------------

                                                                      ANNEX C






                                     REFAC

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
         FOR THE SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 28, 2003

         The undersigned, revoking all proxies heretofore given, hereby appoints ROBERT L. TUCHMAN, MARK N. KAPLAN and IRA T. WENDER, or any of them, with the power of substitution, proxies for the undersigned to vote at the Special Meeting of Stockholders of Refac (the "Company") to be held on February 28, 2003 at 10:00 a.m., New York City time, at the Board of Governors' Room of the American Stock Exchange, 86 Trinity Place, New York, New York, and at any adjournments thereof, according to the votes the undersigned might cast with all the powers the undersigned would possess if personally present, for the following proposal proposed by management of the Company.

                      (Please sign and date reverse side)

                                     REFAC
                  Please date, sign and mail your proxy card
                           back as soon as possible!

                   Special Meeting of Stockholders of Refac

                                ______________

                                  10:00 a.m.

                           Board of Governors' Room

                            American Stock Exchange

                               86 Trinity Place
                              New York, New York

                Please Detach and Mail in the Envelope Provided

[X] Please mark your vote as in this example.

               THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS
                    THAT YOU VOTE "FOR" PROPOSAL (1) BELOW

                                                       FOR   AGAINST  ABSTAIN
(1)   Adoption of the Agreement and Plan of Merger,    |_|     |_|      |_|
      dated as of August 19, 2002, by and between Refac, Palisade Concentrated Equity
      Partnership, L.P. and Palisade Merger Corp.

(2) For the transaction of such other business as may properly come before the Special Meeting and at any adjournment or adjournments thereafter.

Receipt of the Notice of Special Meeting of Stockholders and Proxy Statement is hereby acknowledged.

THE PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND IN THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL (2) ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL (1) ABOVE.

Please fill out, date, sign and mail this proxy card in the accompanying envelope. No postage is required.

SIGNATURE __________________________               DATED ____________________

SIGNATURE __________________________               DATED ____________________
(if held jointly)

TITLE (see below) _________________________

NOTE: If stock is registered in the names of two or more joint owners of trustees, each joint owner or trustee should sign this proxy. When signing as executor, administrator, trustee, guardian, agent or attorney, please give your full title as such.

                                                                      ANNEX E2

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                             PALISADE MERGER CORP.

                  __________________________________________

                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware
                  __________________________________________



         Palisade Merger Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on August
15, 2002.

         2. That the following resolution was adopted by a unanimous written consent of the Board of Directors of the Corporation, setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for their approval. The resolution is as follows:

                  "RESOLVED, that the Board of Directors deems it advisable, and the Board hereby recommends that the Certificate of Incorporation of the Corporation be amended by replacing the entire Article Sixth in the Certificate of Incorporation with a new Article Sixth as follows:

                           Sixth. The directors of the Corporation shall be
                  divided into three classes, with each class to be as nearly equal in number as reasonably possible, and with the initial term of office of the first class of directors to expire at the annual meeting of stockholders next ensuing, the initial term of office of the second class of directors to expire one year thereafter and the initial term of office of the third class of directors to expire two years thereafter, in each case upon the election and qualification of their successors. Commencing with the 2003 annual meeting of stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected to a term of office to expire at the third succeeding annual meeting of stockholders after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain the number of directors in each class as nearly equal as reasonably possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Unless and to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

         3. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and by the written consent of the sole stockholder of the Corporation, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President on January 6, 2002.

                                          PALISADE MERGER CORP.


                                          By:  /s/ Steven Berman
                                             ----------------------------------
                                               Steven Berman
                                                 President